SENIOR SECURED SUPER-PRIORITY
DEBTOR IN POSSESSION CREDIT AND SECURITY AGREEMENT
Dated as of August 8, 2017
By and Among
TERRAVIA HOLDINGS, INC.,
a Debtor and Debtor-in-Possession
under Chapter 11 of the Bankruptcy Code,
as Borrower,
The Guarantors Party Hereto,
each a Debtor and Debtor-in-Possession
under Chapter 11 of the Bankruptcy Code,
The DIP Lenders Party Hereto, and
Wilmington Savings Fund Society, FSB,
as Agent

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    1

SECTION 1.01	Defined Terms 1

SECTION 1.02	Terms Generally 22

SECTION 1.03	Accounting Terms; Changes in GAAP 22
ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS    23

SECTION 2.01	DIP Commitments 23

SECTION 2.02	DIP Loans and Borrowings 23

SECTION 2.03	Borrowing Procedure 23

SECTION 2.04	[Reserved.] 23

SECTION 2.05	[Reserved.] 23

SECTION 2.06	Funding of Borrowings 24

SECTION 2.07	[Reserved.] 24

SECTION 2.08	Optional Prepayments 24

SECTION 2.09	[Reserved.] 25

SECTION 2.10	Termination or Reduction of Commitments 25

SECTION 2.11	Maturity Date or Termination Date 25

SECTION 2.12	Interest 25

i

SECTION 2.13	Fees 25

SECTION 2.14	Evidence of Indebtedness 26

SECTION 2.15	Payments Generally; Several Obligations of the DIP Lenders 27

SECTION 2.16	Sharing of Payments 28

SECTION 2.17	[Reserved.] 29

SECTION 2.18	Taxes 29

SECTION 2.19	Increased Costs 32

SECTION 2.20	[Reserved.] 33

SECTION 2.21	[Reserved.] 33

SECTION 2.22	Mitigation Obligations; Replacement of DIP Lenders; Designation of a Different Lending Office 33

SECTION 2.23	[Reserved.] 34

SECTION 2.24	Defaulting DIP Lenders 35
ARTICLE III REPRESENTATIONS AND WARRANTIES    36

SECTION 3.01	Corporate Existence; Compliance with Law 36

SECTION 3.02	DIP Loan Documents 36

SECTION 3.03	Ownership of Group Members 37

SECTION 3.04	[Reserved.] 37

SECTION 3.05	Financial Statements; No Material Adverse Effect 37

SECTION 3.06	Litigation 38

SECTION 3.07	Taxes 38

SECTION 3.08	Margin Regulations 38

SECTION 3.09	No Burdensome Obligation; No Default 38

SECTION 3.10	Investment Company Act 39

SECTION 3.11	Labor Matters 39

SECTION 3.12	ERISA 39

SECTION 3.13	Environmental Matters 39

SECTION 3.14	Intellectual Property 40

SECTION 3.15	Title; Real Property 40

SECTION 3.16	Full Disclosure 41

SECTION 3.17	Licenses and Permits 41

SECTION 3.18	PATRIOT Act; OFAC; Anti-Corruption Laws 42

SECTION 3.19	Security Documents 42

SECTION 3.20	Orders 43

SECTION 3.21	Budget 43
ARTICLE IV CONDITIONS    43

SECTION 4.01	Conditions Precedent to Initial Credit Extension 43

SECTION 4.02	Conditions to All Credit Extensions 44
ARTICLE V AFFIRMATIVE COVENANTS    46

SECTION 5.01	Financial Statements 46

SECTION 5.02	Certificates; Other Information 46

SECTION 5.03	DIP Loan Proceeds Deposit Account 48

SECTION 5.04	Notices 48

SECTION 5.05	Preservation of Existence 49

SECTION 5.06	Compliance with Laws, OFAC; Anti-Corruption Laws 49

SECTION 5.07	Payment of Obligations 50

SECTION 5.08	Maintenance of Property 50

SECTION 5.09	Maintenance of Insurance 50

SECTION 5.10	Keeping of Books 50

SECTION 5.11	Access to Books and Property; Sale Process Update 50

SECTION 5.12	Environmental 51

SECTION 5.13	Use of Proceeds; Margin Stock 51

SECTION 5.14	Additional Collateral and DIP Loan Parties 52

SECTION 5.15	Deposit Accounts; Securities Accounts 53

SECTION 5.16	Post-Closing Matters 54

SECTION 5.17	Milestones 54
ARTICLE VI NEGATIVE COVENANTS; BUDGETS AND VARIANCE TESTING    54

SECTION 6.01	Indebtedness; Payments Thereof 54

SECTION 6.02	Liens 55

SECTION 6.03	Investments 57

SECTION 6.04	Fundamental Changes 58

SECTION 6.05	Sales 58

SECTION 6.06	Restricted Payments; Joint Venture Payments 58

SECTION 6.07	Change in Nature of Business 59

SECTION 6.08	Transactions with Affiliates 59

SECTION 6.09	Burdensome Agreements 59

SECTION 6.10	Modification of Certain Documents 59

v

SECTION 6.11	Accounting Changes; Fiscal Year 60

SECTION 6.12	Payments of Prepetition Indebtedness 60

SECTION 6.13	Chapter 11 Claims 60

SECTION 6.14	Prohibited Use of Proceeds 60

SECTION 6.15	Amendments to the Orders 60

SECTION 6.16	Budget and Variance Test; Budget Covenant 60
ARTICLE VII EVENTS OF DEFAULT    62

SECTION 7.01	Events of Default 62

SECTION 7.02	Remedies 67

SECTION 7.03	UCC and Other Remedies 68

SECTION 7.04	Accounts and Payments in Respect of General Intangibles 71

SECTION 7.05	Proceeds to be Turned over to and Held by Agent 72

SECTION 7.06	Registration Rights 72

SECTION 7.07	Deficiency 73

SECTION 7.08	Application of Funds 73
Article VIII AGENCY    74

SECTION 8.01	Appointment and Authorization of Agents 74

SECTION 8.02	Rights as a DIP Lender 74

SECTION 8.03	Exculpatory Provisions 74

SECTION 8.04	Reliance by the Agent 76

SECTION 8.05	Delegation of Duties 76

SECTION 8.06	Indemnification of Agents 76

SECTION 8.07	Resignation and Removal of Agent 77

SECTION 8.08	Non-Reliance on Agents and Other DIP Lenders 78

SECTION 8.09	Agent May File Proofs of Claim 78

SECTION 8.10	[Reserved.] 79

SECTION 8.11	Concerning the DIP Collateral and the Security Documents 79
ARTICLE IX SECURITY    81

SECTION 9.01	Security 81

SECTION 9.02	Perfection of Security Interests 83

SECTION 9.03	Pledged Collateral 84

SECTION 9.04	Agent’s and DIP Lenders’ Rights; Limitations on Agent’s and DIP Lenders’ Obligations 85

SECTION 9.05	Covenants of the DIP Loan Parties with Respect to Collateral 85

SECTION 9.06	[Reserved.] 89

SECTION 9.07	Agent’s Appointment as Attorney-in-Fact 89

SECTION 9.08	[Reserved.] 91

SECTION 9.09	Grant of License to Use Property; Intellectual Property 91

SECTION 9.10	Limitation on Agent’s and DIP Lenders’ Duties in Respect of Collateral 92

SECTION 9.11	Authorized Terminations 93

SECTION 9.12	Modifications 93
ARTICLE X GUARANTY    94

SECTION 10.01	Guaranty 94

SECTION 10.02	Limitation of Guaranty 94

SECTION 10.03	Contribution 94

SECTION 10.04	Authorization; Other Agreements 95

SECTION 10.05	Guaranty Absolute and Unconditional 95

SECTION 10.06	Waivers 96

SECTION 10.07	Reliance 97
ARTICLE XI MISCELLANEOUS    97

SECTION 11.01	Notices 97

SECTION 11.02	Waivers; Amendments 98

SECTION 11.03	Expenses; Indemnity 100

SECTION 11.04	Successors and Assigns 102

SECTION 11.05	Survival 106

SECTION 11.06	Counterparts; Integration; Effectiveness; Electronic Execution 106

SECTION 11.07	Severability 107

SECTION 11.08	Right of Setoff 107

SECTION 11.09	Governing Law; Jurisdiction 108

SECTION 11.10	WAIVER OF JURY TRIAL 108

SECTION 11.11	Headings 109

SECTION 11.12	Confidentiality 109

SECTION 11.13	PATRIOT Act 110

SECTION 11.14	Interest Rate Limitation 110

SECTION 11.15	Payments Set Aside 111

SECTION 11.16	No Advisory or Fiduciary Responsibility 111

This SENIOR SECURED SUPER-PRIORITY DEBTOR IN POSSESSION CREDIT AND SECURITY AGREEMENT is entered into as of August 8, 2017, among TERRAVIA HOLDINGS, INC., a Delaware corporation (as borrower and as a debtor and debtor in possession in the Chapter 11 Cases (as defined below), the “Borrower”), the Guarantors (as defined below), the DIP Lenders (as defined below) and Wilmington Savings Fund Society, FSB, as administrative agent and as collateral agent (in either such capacity, together with its successors and permitted assigns, the “Agent”).
*    *    *
WHEREAS, the DIP Loan Parties (as defined below) have commenced cases under the Bankruptcy Code (as defined below) in the United States Bankruptcy Court for the District of Delaware (such court, the “Bankruptcy Court,” and such cases, which are being jointly administered in Case No. 17-11655 (CSS), the “Chapter 11 Cases”), and have retained possession of their respective assets and are authorized under the Bankruptcy Code to continue the operation of their respective businesses as debtors and debtors in possession;
WHEREAS, the Bankruptcy Court has entered the Interim Order (as defined below), pursuant to which the DIP Lenders may make postpetition term DIP Loans (as defined below) to the Borrower, secured by the DIP Collateral (as defined below), as set forth in the Interim Order or Final Order (as defined below), as applicable, and this Agreement (as defined below);
WHEREAS, the Interim Order or Final Order, as applicable, provides that, as a condition precedent to the making of such postpetition term DIP Loans, the DIP Loan Parties shall execute and deliver this Agreement; and
WHEREAS, the DIP Loan Parties have requested that the DIP Lenders make postpetition term DIP Loans to the Borrower in the aggregate principal amount of $10.0 million and the DIP Lenders are willing to make such postpetition term DIP Loans, subject to the terms and conditions hereof;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:
Article I

DEFINITIONS
SECTION 1.01     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is obligated on an Account, Chattel Paper, or a General Intangible.
“Accounts” means all “accounts,” as such term is defined in the UCC, whether now owned or hereafter acquired by any DIP Loan Party, including (a) all accounts receivable, other receivables, rentals, book debts and other forms of obligations (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each DIP Loan Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each DIP Loan Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation, and stoppage in transit and rights to returned, reclaimed, or repossessed goods), (d) all rights to payment due to any DIP Loan Party for property Sold, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such DIP Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such DIP Loan Party), and (e) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.
“Affiliate” means, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agency Fee Letter” means that certain fee letter, dated as of July 31, 2017 between the Agent and the Borrower.
“Agent” has the meaning assigned to such term in the preamble to this Agreement.
“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 11.01, or such other address or account as the Agent may from time to time notify to the Borrower and the DIP Lenders.
“Agent Expenses” means (a) all reasonable and documented costs and expenses (including taxes and insurance premiums) required to be paid by a DIP Loan Party under any of the DIP Loan Documents that are paid, advanced, or incurred by the Agent or its Affiliates, (b) all reasonable and documented fees or charges paid or incurred by the Agent or its Affiliates in connection with this Agreement and the other DIP Loan Documents, including reasonable fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the applicable jurisdictions’ patent and trademark office or copyright office, as applicable), filing, recording, publication, appraisals, real estate surveys (including any survey), real estate title policies and endorsements, environmental audits, and all other reasonable fees and charges associated with any Mortgages and related matters, (c) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent in the disbursement of funds to any DIP Loan Party or DIP Lenders (by wire transfer or otherwise) in connection with this Agreement and the other DIP Loan Documents, (d) all reasonable and documented out-of-pocket charges paid or incurred by the Agent resulting from the dishonor of checks payable by or to any DIP Loan Party in connection with this Agreement and the other DIP Loan Documents, (e) all reasonable and documented out-of-pocket costs and expenses paid or incurred by the Agent (including attorney fees) to correct any Default or enforce any provision of the DIP Loan Documents, or after the occurrence of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the DIP Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) all reasonable and documented out-of-pocket fees and expenses (including travel, meals, and lodging) of the Agent, its Affiliates and its representatives, consultants, advisors, or agents (if any) related to inspections, examinations, or audits of any DIP Loan Party or the DIP Collateral pursuant to the terms of this Agreement and at the direction of the Required DIP Lenders, (g) all reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Agent (including attorneys’ fees) in enforcing or defending the DIP Loan Documents or in connection with the transactions contemplated by the DIP Loan Documents or DIP Lenders’ relationship with any DIP Loan Party, (h) the Agent’s or its Affiliates’ reasonable and documented costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in advising, structuring, drafting, negotiating, reviewing, executing, interpreting, administering (including travel, meals, and lodging)), or syndicating, or modifying any term of or terminating any of, the DIP Loan Documents, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including, without limitation, any fees, costs or expenses paid or incurred by the Agent (or its Affiliates) with respect to any third-party service provider (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses)), and (i) the Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in amending, terminating, enforcing (including reasonable attorneys’, accountants’, consultants’, and other agents’ and advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an insolvency proceeding concerning any DIP Loan Party, or in exercising rights or remedies under the DIP Loan Documents), or defending the DIP Loan Documents, irrespective of whether suit is brought, or in taking any remedial action concerning the DIP Collateral, or in commencing, defending, conducting, intervening in, or taking any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, DIP Loan Document, or DIP Obligation (or the response to and preparation for any subpoena or request for document production relating thereto).
“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agreement” means this Senior Secured Super-Priority Debtor in Possession Credit and Security Agreement, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time in accordance with Section 11.02.
“Anti-Corruption Law” means each of (a) the United States Foreign Corrupt Practices Act of 1977, (b) the Corruption of Foreign Public Officials Act, and (c) the Bribery Act of 2010, in each case as in effect from time to time.
“Approved Budget” has the meaning assigned thereto in Section 6.15(a).
“Approved Fund” means any Fund that is administered, advised or managed by (a) a DIP Lender, (b) an Affiliate of a DIP Lender or (c) an entity or an Affiliate of an entity that administers, advises, or manages a DIP Lender.
“Arm’s-Length Transaction” means a transaction in which a willing buyer that is not an Affiliate of the seller, and a willing seller that is not an Affiliate of the buyer, who does not have to sell, would agree to purchase and sell the asset, property or services that are the subject of such transaction, as reasonably determined in good faith by the Board of Directors.
“Ashby & Geddes” meanings Ashby & Geddes, P.A.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed or advised by the same investment manager or advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a DIP Lender and an assignee (with the consent of any party whose consent is required by the terms hereof), and accepted by the Agent, in such form as shall be reasonably approved by the Agent, the Borrower, and the Required DIP Lenders or, during the occurrence of an Event of Default, the Agent and Required DIP Lenders but not the Borrower.
“Assumption Agreement” means an agreement as contemplated by Section 5.14(a) in such form as shall be reasonably approved by the Agent, the Borrower, and the Required DIP Lenders.
“Audited Financial Statements” means the most recent audited consolidated balance sheet of the Borrower for the Fiscal Year ended December 31, 2016, the related consolidated statements of income or operations, shareholders’ equity, and cash flows for such Fiscal Year, without qualification as to the scope of the audit or as to going concern and without any other similar qualification.
“Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy.”

“Bankruptcy Court” has the meaning assigned to such term in the preamble to this Agreement.
“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.
“Borrower” has the meaning assigned to such term in the preamble of this Agreement.
“Borrower Materials” has the meaning assigned to such term in Section 5.02.
“Borrowing” means a borrowing of DIP Loans pursuant to Section 2.01.
“Borrowing Request” means a request for a Borrowing, which shall be substantially in the form of Exhibit D.
“Brown Rudnick” means Brown Rudnick LLP.
“Budget Covenant” has the meaning assigned to such term in Section 6.15(d).
“Business Day” means any day that is not a Saturday, Sunday or other day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.
“Carve-Out” has the meaning set forth in the Interim Order (with respect to the period prior to the entry of the Final Order by the Bankruptcy Court) or the Final Order (from and after the date the Final Order is entered by the Bankruptcy Court), as the case may be.
“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), as in effect from time to time.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation, or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” means the occurrence of any of the following events:
(a)    For any reason whatsoever, any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than the Permitted Holder is or becomes in a single transaction or a series of related transactions the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or other business combination or purchase of 35% or more of the total voting power of the Voting Stock of the Borrower (directly or indirectly through the Voting Stock of any parent company);
(b)    The majority of the seats (other than vacant seats) on the board of directors of the Borrower cease to be occupied by persons who either (i) were members of the board of directors of the Borrower on the Closing Date or (ii) were nominated for election by the board of directors of the Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors;
(c)    Any other sale of all or substantially all of the assets of the DIP Loan Parties (pursuant to Bankruptcy Code section 363 or otherwise), other than a Permitted Going-Concern Sale.
“Chapter 11 Cases” has the meaning assigned to such term in the preamble to this Agreement.
“Chief Financial Officer” means the chief financial officer of the DIP Loan Parties.
“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.01 and Section 4.02 shall have been satisfied or waived in accordance with this Agreement.
“Code” means the Internal Revenue Code of 1986, as in effect from time to time.
“Commitment Fees” has the meaning assigned to such term in Section 2.13(a).
“Compliance Certificate” means a certificate substantially in the form of Exhibit E, with such modifications or amendments as may be approved by the Agent (with the consent of the Required DIP Lenders) and the Borrower.
“Connection Income Taxes” means Connection Taxes that are imposed on or measured by net income (however determined) or that are franchise Taxes or branch profits Taxes.
“Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any DIP Loan Document.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means, with respect to each deposit account that is not an Excluded Deposit Account, an agreement, reasonably acceptable to the Agent and Required DIP Lenders, sufficient to grant the Agent (for its benefit and for the benefit of the DIP Lenders) “control” over such account, the funds deposited therein, and any and all proceeds thereof within the meaning of UCC Section 9-104(a).
“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to copyrights and all mask work, database, and design rights, whether or not registered or published, all registrations and recordations thereof, and all applications in connection therewith.
“Credit Extension” means a Borrowing.
“Debtor” has the meaning assigned to such term in the Orders.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor-relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Defaulting DIP Lender” means, subject to Section 2.24(b), any DIP Lender that (a) has failed to (i) fund all or any portion of its DIP Loans within two Business Days of the date such DIP Loans were required to be funded hereunder unless such DIP Lender notifies the Agent and the Borrower in writing that such failure is the result of such DIP Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other DIP Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Agent in writing that it does not intend to comply with such DIP Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such DIP Lenders’ obligation to fund a DIP Loan hereunder and states that such position is based on such DIP Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder; provided that such DIP Lender shall cease to be a Defaulting DIP Lender upon receipt of such written confirmation by the Agent and the Borrower, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided that a DIP Lender shall not be a Defaulting DIP Lender solely by virtue of the ownership or acquisition of any equity interest in such DIP Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such DIP Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such DIP Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such DIP Lender. Any determination by the Agent that a DIP Lender is a Defaulting DIP Lender hereunder shall be conclusive absent evidence of manifest error, and such DIP Lender shall be deemed to be a Defaulting DIP Lender (subject to Section 2.24(b)) upon delivery of prompt written notice of such determination to the Borrower and each DIP Lender.
“DIP Commitment” means, as to any DIP Lender, the obligation of such DIP Lender to make a DIP Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “DIP Commitment” opposite such DIP Lender’s name on Schedule 2.01.
“DIP Collateral” means all Property and interests in Property (other than Excluded Assets) and proceeds and products thereof now owned or hereafter acquired by any DIP Loan Party, including all such Property and interest in or upon which a DIP Lien is granted or purported to be granted pursuant to any DIP Loan Document, including (for the avoidance of doubt), pursuant to Section 9.01), the Interim Order, or the Final Order.
“DIP Lender Professional Fees” means the reasonable and documented fees and expenses incurred, and disbursements made, by any of the DIP Lender Professionals.

“DIP Lender Professionals” means (i) Brown Rudnick, Ashby & Geddes, and GLC, together with any other advisor retained at the direction of the Required DIP Lenders together with (ii) for each DIP Lender, one outside law firm (or, at the election of the relevant DIP Lender, in its sole discretion, its in house counsel).
“DIP Lenders” means the Persons listed on the signature pages hereto as DIP Lenders, together with all affiliated funds or accounts managed or advised by them that hold DIP Loans (as applicable), and any other Person that shall have become party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption).
“DIP Liens” means the Liens and security interest granted to the Agent, for its benefit and for the benefit of the DIP Lenders, pursuant to the DIP Loan Documents (including pursuant to Section 9.01) and the Orders, which Liens and security interests shall have the priorities set forth in the Orders.
“DIP Loan Documents” means, collectively, this Agreement, the Security Documents, the Notes, the Fee Letter, and each document executed by a DIP Loan Party and delivered to the Agent or any DIP Lender in connection with or pursuant to any of the foregoing or the DIP Obligations, together with the Orders.
“DIP Loan Party” means the Borrower, each Guarantor, and each of their Subsidiaries that executes and delivers a DIP Loan Document or otherwise becomes a “DIP Loan Party” by operation of law.
“DIP Loans” means all Initial DIP Loans and Subsequent DIP Loans.
“DIP Loan Proceeds Deposit Account” means that certain segregated operating account of the DIP Loan Parties, over which the Agent (for its benefit and for the benefit of the DIP Lenders) shall at all times have “control” within the meaning of UCC Section 9-6104(a) and have DIP Liens thereon and on the Proceeds thereof, and which (together with all Proceeds thereof) shall at all times constitute DIP Collateral.
“DIP Obligations” means, collectively, all obligations and liabilities of the DIP Loan Parties to the Agent, the DIP Lenders, and the other DIP Lenders under this Agreement and all other DIP Loan Documents, including, without limitation, obligations to pay principal, interest, fees, premiums and expenses of the DIP Lenders (including, without limitation, professional fees and other expenses payable pursuant to Section 11.03) and other amounts of whatever nature, and Agent Expenses.
“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary of the Borrower that is a U.S. Person.
“Eligible Assignee” means any Person that is (a) a DIP Lender, an Affiliate of a DIP Lender, or an Approved Fund or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that is otherwise reasonably acceptable to the Required DIP Lenders; provided that, in the event that a proposed assignee that otherwise satisfies the requirements hereof is not consented to by the Required DIP Lenders, the DIP Lenders withholding such consent shall promptly offer (on a pro rata basis, together will all other DIP Lenders that so choose) to acquire the DIP Loans proposed to be assigned on the terms of such bona fide proposal (including as to price) and as otherwise provided herein; provided further that in no event shall “Eligible Assignee” include (i) the Borrower or any of its Affiliates or Subsidiaries, (ii) any Defaulting DIP Lender or any of its Affiliates, or any Person who upon becoming a DIP Lender hereunder, would constitute any of the foregoing Persons, or (iii) a natural Person.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of the environment, including those related to Hazardous Materials, air emissions or discharges of wastes.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal, or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights, or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Affiliate” means any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code.
“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Title IV Plan, (b) the incurrence by any ERISA Affiliate of liability with respect to the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the incurrence by any ERISA Affiliate of liability with respect to the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the receipt by any ERISA Affiliate of a notice of reorganization, insolvency, or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to satisfy the statutory minimum funding standard (within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA) applicable to any Title IV Plan or Multiemployer Plan (or any waiver of such standard), (h) the imposition of a lien in respect of any Benefit Plan under the Code or ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder, (j) the imposition upon any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA and (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Assets” means, as to any DIP Loan Party, (a) solely with respect to the Joint Venture and the DIP Loan Parties’ ownership thereof, any property, right, General Intangible, or other interest, solely to the extent that the grant of a security interest therein would violate applicable Law or the express terms of a valid and enforceable restriction in favor of a Person who is not a DIP Loan Party or requires any consent or establishes any other conditions for, an assignment thereof or a grant of a security interest therein (with respect to any such contractual restriction, solely to the extent (A) permitted hereunder and (B) binding on such assets and in existence on the Closing Date or the date of acquisition thereof and not entered into in contemplation thereof) in each case, except to the extent such prohibition is unenforceable after giving effect to the provisions of the Bankruptcy Code and the UCC, (b) any Trademark application filed in the United States Patent and Trademark Office on the basis of the DIP Loan Party’s intent-to-use such Trademark unless and until evidence of use of the Trademark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), to the extent that granting a lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application, and (c) any Excluded Deposit Account; provided that with respect to (i) any pledge of voting Equity Interests in a Foreign Subsidiary or a Foreign Subsidiary Holdco, in each case, in excess of 65% of such voting Equity Interests, and (ii) any pledge of assets of a Foreign Subsidiary, such pledge shall be void ab initio and of no force or effect if such pledge would result in material adverse tax consequences (without regard to any existing Tax attributes) to the DIP Loan Parties.
“Excluded Deposit Accounts” means accounts used solely for taxes, payroll, payroll taxes, wage and employee benefit payments, trust, fiduciary, or escrow payments (including, without limitation, funds set aside for medical plans and other employee benefit plans). For the avoidance of doubt, the DIP Loan Proceeds Deposit Account shall not be an Excluded Deposit Account.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any DIP Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such DIP Lender with respect to an applicable interest in a DIP Loan or Commitment pursuant to a Law in effect on the date on which (i) such DIP Lender acquires its applicable ownership interest in a DIP Loan or Commitment (other than a DIP Lender acquiring its applicable ownership interest pursuant to Section 2.22(b)) or (ii) such DIP Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such DIP Lender’s assignor immediately before such DIP Lender became a party hereto or to such DIP Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exit Fees” has the meaning assigned to it in Section 2.13(e).
“Fair Market Value” means, with respect to any asset, property, or service, the price that would be paid with respect thereto in connection with an Arms-Length Transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations thereafter or official interpretations thereof and any agreements (or related legislation or official administrative rules or practices) entered into with a Governmental Authority pursuant thereto.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Person acting as the Agent on such day on such transactions as determined by the Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Final Order” means an order of the Bankruptcy Court entered in the Chapter 11 Cases, which order is in effect and not vacated or stayed, in substantially the form attached hereto as the Interim Order, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Required DIP Lenders, which, among other matters but not by way of limitation, authorizes the DIP Loan Parties to obtain credit, incur (or guaranty) the DIP Obligations, and grant Liens under this Agreement and the other DIP Loan Documents, as the case may be, provides for the super-priority of the Agent’s and the DIP Lenders’ claims and authorizes the use of cash collateral.
“Financial Officer” means, as to any Person, the Chief Financial Officer, principal accounting officer, treasurer or controller of such Person.
“Financial Statement” means the Audited Financial Statements, the Cash Flow Statement and each financial statement delivered pursuant to Section 5.01.
“Fiscal Year” means each twelve-month period ending on December 31.
“Foreign Subsidiary” means any Subsidiary of the Borrower which is not a Domestic Subsidiary.
“Foreign Subsidiary Holdco” means any Domestic Subsidiary that has no material assets other than the Equity Interests of one or more Foreign Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles, as in effect as of the date of determination thereof.
“GLC” means GLC Advisors & Co.
“Governmental Authority” means any nation or government, or state or political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group Members” means, collectively, the Borrower and its direct and indirect Subsidiaries (other than the Joint Venture).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means each of the Borrower’s wholly owned Domestic Subsidiaries listed on the signature pages to this Agreement as Guarantors, each as a debtor and as a debtor-in-possession in the Chapter 11 Cases and any other U.S. Person that becomes a party to this Agreement as a Guarantor or otherwise guarantees the DIP Obligations (pursuant to the Orders or otherwise).
“Guaranty” means the Guarantee of the Guaranteed Obligations made by the Guarantors as set forth in this Agreement.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated as hazardous or toxic under any Environmental Law.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    All obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or other similar instruments;
(b)    All direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    [Reserved];
(d)    All obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business that are not more than 90 days past due), including earn-outs and similar arrangements;
(e)    Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    [Reserved];
(g)    [Reserved]; and
(h)    All Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture member, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Liabilities” has the meaning assigned to such term in Section 11.03(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any DIP Loan Party under any DIP Loan Document and (b) to the extent not otherwise described herein, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 11.03(b).
“Information” has the meaning assigned to such term in Section 11.12.
“Initial Budget” has the meaning assigned to such term in Section 6.16(a).
“Initial Cash Flow Statement” has the meaning assigned to such term in Section 6.16(a).
“Initial DIP Loans” has the meaning assigned to such term in Section 2.01.
“Intellectual Property” means all worldwide rights, title and interests in or relating to all Copyrights, Patents, Trademarks, internet domain names, Trade Secrets and IP Licenses and other similar proprietary rights arising under any Law, and all IP Ancillary Rights relating thereto.
“Interest Payment Date” means the last Business Day of each Interest Period and the Maturity Date.
“Interest Period” means each period beginning on the first day, and ending on the last day, of each calendar month; provided that the initial Interest Period shall commence on the Closing Date and end on August 31, 2017.
“Interim Order” means an interim order of the Bankruptcy Court entered in the Chapter 11 Cases, which order is in effect and not vacated or stayed, in substantially the form attached hereto as Exhibit C, together with all extensions, modifications, and amendments thereto as are satisfactory to the Required DIP Lenders, in their sole discretion, which, among other matters but not by way of limitation, authorizes, on an interim basis, the DIP Loan Parties to execute and perform under the terms of this Agreement and the other DIP Loan Documents.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance, or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.
“IP Ancillary Rights” means, with respect to any Intellectual Property and other similar proprietary rights, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, and all other intellectual property rights, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.
“IRS” means the Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.
“Joint Venture” means, each of and collectively, Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda., Solazyme Bunge Renewable Oils Coöperatief U.A., Solazyme Bunge Produtos Renováveis Ltda., and Solazyme Bunge Renewable Oils II Coöperatief U.A., together with any and all other Subsidiaries of each such entity.
“Laws” means, collectively, all international, foreign, Federal, state, and local statutes, laws (including common law), treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“LIBOR” means, for any one-month Interest Period, the rate per annum determined by the Agent as published by Bloomberg (or on any successor thereto) that displays the London interbank offered rate administered by ICE Benchmark Administration for deposits in Dollars (for delivery on the first day of such Interest Period) with a one-month term equivalent to such Interest Period.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest, or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Group Members and the Joint Venture, individually or taken as a whole and (b) a material adverse effect on (i) the ability of the DIP Loan Parties to perform their material Obligations (including the DIP Obligations), (ii) the legality, validity, binding effect or enforceability against any DIP Loan Party of any DIP Loan Document to which it is a party , (iii) the rights, remedies and benefits available to, or conferred upon, the Agent or any DIP Lender under any DIP Loan Documents or (iv) the perfection or priority of any Lien granted to the DIP Lenders or to Agent for the benefit of the DIP Lenders under any DIP Loan Document (including the Orders).
“Material Leased Real Property” means any real Property leased or subleased by any DIP Loan Party (as tenant or subtenant) in connection with which the gross rental or other payments are in excess of $100,000.00 annually and for which the term of the leasehold (giving effect to any renewals and extensions at the option of the applicable DIP Loan Party) is two years or longer.
“Material Real Property” means any real Property owned in fee by any DIP Loan Party and located in the United States, with a fair market value (as reasonably estimated by Borrower) in excess of $1,000,000.00.
“Maturity Date” the earliest to occur of (i) consummation of Permitted Going-Concern Sale, (ii) the effective date of a confirmed chapter 11 plan, and (iii) December 31, 2017, subject to earlier termination upon the occurrence of an Event of Default; provided that, pursuant to Section 11.02(b)(iii), the Maturity Date may not be extended without the unanimous written consent of all of the DIP Lenders.

“Maximum Rate” has the meaning assigned to such term in Section 11.14.
“Milestone” has the meaning assigned to such term in Section 7.01(o).
“Mortgage” means any mortgage, deed of trust or other similar document executed or required herein to be executed by any DIP Loan Party and granting a security interest over real property in favor of the Agent as security for the DIP Obligations.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
“Non-U.S. DIP Lender” means a DIP Lender that is not a U.S. Person.
“Note” means a promissory note of the Borrower evidencing DIP Loans made or held by one or more of the DIP Lenders, in such form and substance as shall be reasonably approved by the Agent, the Borrower, and the requesting DIP Lender.
“OFAC” has the meaning assigned to such term in Section 3.18(b).
“Orders” means, collectively, the Interim Order and the Final Order, and separately, the Interim Order of the Final Order, as applicable.
“Organizational Documents” means (a) as to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any DIP Loan Document, except any such Taxes that are Connection Taxes imposed with respect to any assignment or participation of a DIP Loan or Commitment (other than an assignment made pursuant to Section 2.22) treating the assignee and assignor with respect to any assignment, and the participating DIP Lender and Participant with respect to any participation, as the Recipient for purposes of the definition of “Connection Taxes”.

“Participant” has the meaning assigned to such term in Section 11.04(d).
“Participant Register” has the meaning assigned to such term in Section 11.04(d).
“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to letters patent and applications therefor.
“PATRIOT Act” means Title III of the USA PATRIOT Act (Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.
“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.
“Permitted Business Activities” means the business, operations or other activities carried on by the Group Members (whether directly, through a joint venture or otherwise) at the date hereof related to the DIP Loan Parties’ food, nutrition and specialty ingredients and products businesses and any business or other activities conducted by the Group Members that is similar, reasonably related, complementary, incidental, or ancillary thereto or a reasonable extension, development or expansion thereof.
“Permitted Going-Concern Sale” means a sale of all or substantially all of the DIP Loan Parties’ assets, pursuant to a bid-procedures motion filed in and order entered by the Bankruptcy Court and sale motion filed in and order entered by the Bankruptcy Court, in each case in form and substance reasonably acceptable to the Required DIP Lenders and in compliance with the Milestones; provided that, pursuant to the terms hereof, the Agent (at the direction of the Required DIP Lenders) shall be permitted to “credit bid” the DIP Obligations in any Permitted Going-Concern Sale; provided that in any such credit bid, any non-consenting DIP Lender shall retain the right hereunder to have its Pro Rata DIP Share of its DIP Obligations repaid in full in cash upon the closing of any such credit bid transaction.
“Permitted Lien” has the meaning assigned to such term in Section 6.02.
“Permitted Senior Liens” means those liens identified on Schedule 6.02(m) (if any), together with the liens in favor of SVB on the SVB Cash Collateral Accounts of the Borrower under that certain Amended and Restated Loan and Security Agreement, dated as of May 2, 2017, between

SVB and the Borrower, in all cases solely to the extent such Liens have been incurred and are valid, perfected, enforceable, and unavoidable as of the Petition Date and will remain in existence after giving effect to the Borrowing on the Closing Date and, solely as to which and the collateral therefor, the DIP Liens be granted solely pursuant to Bankruptcy Code section 364(c)(3); provided that, in all cases, such collateral shall constitute DIP Collateral; provided, further, for the avoidance of doubt, the DIP Liens on the SVB Cash Collateral Accounts in favor of the Agent for its benefit and for the benefit of the DIP Lenders shall be junior to the lien thereon in favor of SVB.
“Permitted Variance” has the meaning assigned to such term in Section 6.15(c).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” means August 2, 2017.
“Prepayment Fees” has the meaning given to such term in Section 2.13(d).
“Prepayment Notice” means a notice by the Borrower of its intention to prepay or repay early the DIP Loans, which shall be in substance consistent with the terms of this Agreement and in such form as shall be reasonably approved by the Agent and the Borrower.
“Prepetition” means the time period ending on the day immediately prior to the Petition Date.
“Pro Rata DIP Share” means, with respect to any DIP Lender, at any time, a fraction (expressed as a percentage) the numerator of which is the sum of the aggregate principal amount of such DIP Lender’s outstanding DIP Loans at such time and the unfunded Commitment of such DIP Lender at such time and the denominator of which is the sum of the aggregate principal amount of all outstanding DIP Loans of all DIP Lenders at such time and the unfunded aggregate Commitments at such time
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests and Intellectual Property.
“Real Property” has the meaning assigned to such term in Section 3.13.
“Recipient” means the Agent or any DIP Lender, as applicable.
“Register” has the meaning assigned to such term in Section 11.04(c).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the indoor or outdoor environment.
“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.
“Required DIP Lenders” means, as of any date of determination, DIP Lenders holding more than 50.0% of the DIP Commitments and the DIP Loans in the aggregate.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933, as in effect from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means this Agreement, the Mortgages (if any), all Control Agreements (if any), and all other security documents hereafter delivered to the Agent purporting to grant a DIP Lien on any Property of any DIP Loan Party (including the DIP Collateral) to secure the DIP Obligations.
“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a sale-and-leaseback transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” and the verb “Sold” have correlative meanings.
“Subsequent DIP Loans” has the meaning assigned to such term in Section 2.01.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“SVB” means Silicon Valley Bank.
“SVB Cash Collateral Accounts” means those certain deposit accounts of the Borrower maintained at SVB, with account numbers ending in 3608 and 3635, subject to the Permitted Senior Lien of SVB; provided that the SVB Cash Collateral Accounts (including all cash therein and proceeds thereof) shall constitute DIP Collateral hereunder, subject to DIP Liens pursuant to Bankruptcy Code section 364(c)(3).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Return” has the meaning assigned to such term in Section 3.07.
“Termination Date” means the earliest to occur of (i) Maturity Date, (ii) the day on which on the DIP Loans are accelerated and the unfunded Commitments are terminated pursuant to Section 7.02, by operation of law, or otherwise, and (iii) any other date prior to the Maturity Date on which the entirety of the DIP Loans and all other DIP Obligations are repaid (including both the Prepayment Fees and Exit Fees).

“Title IV Plan” means a pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 or 303 of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
“Trade Date” has the meaning assigned to such term in Section 11.04(b)(i).
“Trademarks” means all rights, titles, and interests (and all related IP Ancillary Rights) arising under any Law (including common law) in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof, and all applications in connection therewith.
“Trade Secrets” means all rights, titles, and interests (and all related IP Ancillary Rights) arising under any Law in or relating to trade secrets.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.
“Undrawn-Line Fees” has the meaning assigned to such term in Section 2.13(a).
“United States” and “U.S.” mean the United States of America.
“Updated Budget” has the meaning assigned to such term in Section 6.15(b).
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).
“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
“WSFS” means Wilmington Savings Fund Society, FSB.
“Withholding Agent” means the Borrower and the Agent, as applicable.

SECTION 1.02     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as in effect from time to time; (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including without limitation cash, securities, accounts, and contract rights and (g) unless otherwise defined herein or the context otherwise requires, the following terms have the respective meanings provided in the UCC: Certificated Security; Chattel Paper; Commercial Tort Claims; Commodity Account; Commodity Contract; Commodity Intermediary; Documents; Electronic Chattel Paper; Entitlement Holder; Entitlement Order; Equipment; Financial Assets; Fixtures; General Intangible; Goods; Instruments; Investment Property; Payment Intangibles; Proceeds; Securities Account; Securities Intermediary; Security; Security Certificate; Security Entitlements; Supporting Obligations; and Uncertificated Security.
SECTION 1.03     Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP.
ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS
SECTION 2.01     DIP Commitments. Subject to the terms and conditions set forth herein, each DIP Lender hereby severally, but not jointly or jointly and severally, agrees to make delayed-draw term DIP Loans in an aggregate amount equal to $10.0 million, to be funded as follows:
(a)    Upon entry of the Interim Order, such DIP Lender’s Pro Rata DIP Share of the lesser of (i) $5.0 million in the aggregate and (ii) the amount permitted to be drawn pursuant to the terms of the Interim Order (the “Initial DIP Loans”); and

(b)    Upon entry of the Final Order, such DIP Lender’s Pro Rata DIP Share of the remaining DIP Loans after giving effect to the borrowing of the Initial DIP Loans (the “Subsequent DIP Loans”).
Each DIP Lender’s Pro Rata DIP Share of the DIP Commitments corresponding to the Initial DIP Loans and the Subsequent DIP Loans, as applicable, shall automatically terminate upon the funding thereof by such DIP Lender.
SECTION 2.02     DIP Loans and Borrowings. The DIP Loans to be made by the DIP Lenders pursuant to Section 2.01 shall be made in accordance with their respective Pro Rata DIP Shares.
SECTION 2.03     Borrowing Procedure.
(a)        Notice by Borrower. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Agent pursuant to a written Borrowing Request, appropriately completed and signed by a Financial Officer of the Borrower delivered to the Agent not later than 11:00 a.m. (New York City time), (i) with respect to the first Borrowing Request, two Business Days prior to the date of the requested Borrowing and (ii) with respect to the second Borrowing Request, two Business Days prior to the date of the requested Borrowing and otherwise satisfying the requirements of Section 2.03(b). The first Borrowing Request shall be submitted on the first Business Day after entry of the Interim Order.
(b)        Content of Borrowing Requests. Each Borrowing Request shall specify and attach, in compliance with Section 2.02, (i) the aggregate amount of the requested Borrowing and (ii) the date of such Borrowing (which shall be a Business Day). All DIP Loans so requested shall be made in Dollars.
(c)        Notice by Agent to DIP Lenders. Promptly following receipt of a Borrowing Request, the Agent shall advise each DIP Lender of the details thereof and the amount of the DIP Loan to be made by such DIP Lender as part of the requested Borrowing.
SECTION 2.04     [Reserved.]
SECTION 2.05     [Reserved.]
SECTION 2.06     Funding of Borrowings.
(a)    Funding. Each DIP Lender shall make the amount of each Borrowing to be made by it hereunder available to the Agent in immediately available funds at the Agent’s Office not later than 2:00 p.m. (New York City time) (or such later time as agreed to by the Agent) on the proposed date thereof. Subject to the terms and conditions of this Agreement, the Agent shall pay over such funds to the Borrower, by effecting a wire transfer to the DIP Loan Proceeds Deposit

Account, for the account of the Borrower, prior to 4:00 p.m. (New York City time) on the date of the requested DIP Loan.
(b)    Presumption by Agent. Unless the Agent shall have received notice from a DIP Lender prior to the proposed date of any Borrowing that such DIP Lender will not make available to the Agent such DIP Lender’s Pro Rata DIP Share of such Borrowing, the Agent may assume that such DIP Lender has made such share available on such date in accordance with Section 2.06(a) and may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a DIP Lender does not in fact make its Pro Rata DIP Share of the applicable Borrowing available to the Agent, then such DIP Lender and the Borrower severally agree to pay to the Agent, immediately upon demand, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower by the Agent to, but excluding, the date of payment to the Agent, at (i) in the case of a payment made by such DIP Lender, the Federal Funds Effective Rate and (ii) in the case of a payment made by the Borrower, the interest rate applicable to the DIP Loans. If the Borrower and such DIP Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such DIP Lender pays its Pro Rata DIP Share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such DIP Lender’s DIP Loan in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a DIP Lender, if any, that shall have failed to make such payment to the Agent.
SECTION 2.07     [Reserved.]
SECTION 2.08     Optional Prepayments.
(a)    All or any part of the outstanding principal balance of the DIP Loans may be prepaid or repaid at any time prior to the Maturity Date; provided that the amount prepaid or repaid shall include (i) the principal amount of the DIP Loans being prepaid or repaid, (ii) all accrued and unpaid interest, fees, and any other DIP Obligations with respect to the portion of the DIP Facility so prepaid or repaid, on a pro rata basis (as among the DIP Lenders) and (iii) the Prepayment Fees with respect to the portion of the DIP Facility so prepaid or repaid, on a pro rata basis (as among the DIP Lenders) and subject to the delivery of a Prepayment Notice; provided that the payment of such Prepayment Fees shall be in addition to, in all cases, the Exit Fee upon the repayment in full of the DIP Obligations , whether upon the Maturity Date or any earlier Termination Date .
(b)    The Borrower shall deliver to the Agent a Prepayment Notice completed and signed by a Financial Officer of the Borrower, which notice must be received by the Agent not later than 11:00 a.m. (New York City time) at least one Business Day prior to the date of prepayment.

(c)    Any such prepayment or repayment permitted by this Section 2.08 shall not increase or otherwise affect the DIP Commitments, which shall in all cases be terminated and permanently reduced upon funding thereof by the DIP Lenders, pursuant to Section 2.10 hereof.
SECTION 2.09     [Reserved.]
SECTION 2.10     Termination or Reduction of Commitments. DIP Commitments shall be deemed to have been reduced on a dollar-for-dollar basis in an amount equal to the DIP Loans funded thereunder. The Borrower may not terminate the unused portion of the DIP Commitments or reduce the unused DIP Commitments, absent written consent by all DIP Lenders. For the avoidance of doubt, DIP Loans prepaid or repaid hereunder may not be re-borrowed.
SECTION 2.11     Maturity Date or Termination Date. The Borrower shall pay to the Agent for itself and the account of each DIP Lender in cash in Dollars in immediately available funds the then unpaid amount of each DIP Loan and any other DIP Obligations on the Maturity Date or any earlier Termination Date. For the avoidance of doubt, upon the occurrence of any Termination Date, the Prepayment Fee shall become immediately due and payable to the DIP Lenders, in addition to the Exit Fee.
SECTION 2.12     Interest.
(a)    Interest Rates. Subject to Section 2.12(b) and Section 2.12(c), all DIP Loans shall bear interest at a rate per annum equal to LIBOR plus 12.00%.
(b)    Default Interest. If any Event of Default shall occur, all outstanding DIP Obligations shall thereafter automatically bear interest at all times during the continuance of such Event of Default at a rate per annum equal to 2.00%, in addition to the interest rate otherwise applicable to the DIP Loans.
(c)    Payment of Interest. Accrued interest on the DIP Loans shall be payable in cash in arrears on each Interest Payment Date and at any other time as may be specified herein.
(d)    Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first such day but excluding the last such day).
SECTION 2.13     Fees.
(a)    Agent Fees. The Borrower shall pay to the Agent, for its own account, the fees payable in the amounts and at the times agreed to the Agency Fee Letter (in addition to the Borrower’s obligations hereunder with respect to all other Agent Expenses).

(b)    Commitment Fee. The Borrower shall pay to the Agent, for the ratable benefit of the DIP Lenders, a commitment fee equal to 4.00% of the DIP Commitment (the “Commitment Fees”), which Commitment Fee shall be fully and irrevocable earned as of the Closing Date and payable in cash on the Maturity Date or any earlier Termination Date.
(c)    Undrawn-Line Fees. The Borrower shall pay to the Agent, for the ratable benefit of the DIP Lenders, an undrawn-line fee on any unfunded portion of the DIP Commitment (the “Undrawn-Line Fee”), which Undrawn-Line Fee shall accrue at a rate of 1.00% per annum and be payable in cash in arrears on the Maturity Date or any earlier Termination Date.
(d)    Prepayment Fee. In the event of any prepayment or early repayment by the Borrower of the DIP Loan pursuant to Section 2.08 or in the event of acceleration of the DIP Obligations hereunder following the occurrence of the Termination Date, the Borrower shall pay to the Agent, for the ratable benefit of the DIP Lenders, a prepayment fee equal to 5.00% of the DIP Loans so prepaid or repaid (the “Prepayment Fee”), which Prepayment Fee shall be fully and irrevocably earned upon delivery of a Prepayment Notice and payable in cash on the date of such voluntary prepayment or repayment, or the occurrence of a Termination Date (as applicable); provided, however, that, for the avoidance of doubt, any Prepayment Fee that may become due hereunder shall be in addition to the Exit Fee due hereunder.
(e)    Exit Fee. Upon the repayment of the DIP Loans on the Maturity Date (or in the event of a prepayment or early repayment of the DIP Loans in their entirety, voluntarily in accordance with Section 2.08 or upon acceleration of the DIP Obligations due to the occurrence of the Termination Date, the Borrower shall pay to the Agent, for the ratable benefit of the DIP Lenders an exit fee equal to 5.00% of the DIP Commitments hereunder (irrespective of subsequent reduction or termination thereof) (the “Exit Fee”), which Exit Fee shall be (i) in any addition to any applicable Prepayment Fee paid or to be paid hereunder and (ii) fully and irrevocable earned and payable in cash on the Maturity Date or any earlier Termination Date (unless any, as to any DIP Lender, such DIP Lender shall agree to payment in kind on such terms as the Borrower and the DIP Lender may agree to).
(f)    Fee Computation. All fees payable under this Section 2.13 shall be computed, as applicable, on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first such day but excluding the last such day).
SECTION 2.14     Evidence of Indebtedness.
(a)    Maintenance of Records. Each DIP Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such DIP Lender resulting from each Credit Extension made by such DIP Lender. The Agent shall maintain the Register in accordance with Section 11.04(c). The entries made in the records maintained pursuant to this Section 2.14(a) shall be prima facie evidence, absent evidence of manifest error, of the existence and amounts of the DIP Obligations recorded therein. Any failure of any DIP Lender or the Agent to maintain such records or to make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other DIP Loan Documents. In the event of any conflict between the records maintained by any DIP Lender and the records maintained by the Agent in such matters, the records of the Agent shall control, absent evidence of manifest error.
(b)    Promissory Notes. Upon the request of any DIP Lender made through the Agent, the Borrower shall prepare, execute, and deliver to such DIP Lender a Note of the Borrower payable to such DIP Lender and its registered assigns, in the form specified herein (or any other form that is in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations), which shall evidence the Pro Rata DIP Share of such DIP Lender’s DIP Loans.
SECTION 2.15     Payments Generally; Several Obligations of the DIP Lenders.
(a)    Payments by Borrower. All payments to be made by the Borrower hereunder and the other DIP Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment, or setoff of any kind whatsoever. Except as otherwise expressly provided herein, all such payments shall be made to the Agent, for the account of the respective DIP Lenders to which such payment is owed, at the Agent’s Office, in immediately available funds, not later than 12:00 noon (New York City time) on the date specified herein. All amounts received by the Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and all applicable interest and fees shall continue to accrue through such day. The Agent will promptly distribute to each applicable DIP Lender its Pro Rata DIP Share (or other applicable share, as provided herein) of such payment, in like funds as received, by wire transfer pursuant to instructions to be provided by each such DIP Lender; provided, however, that the provisions of this Section 2.15(a) shall not apply to any payment obtained directly by a DIP Lender as consideration for the assignment or transfer of, or sale of a participation in, any of its DIP Loans. If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing all applicable interest and fees; provided that, if such next succeeding Business Day would fall after the Maturity Date, any applicable payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other DIP Loan Document shall be made in Dollars.
(b)    Application of Insufficient Payments. Subject to the priorities set forth in Section 7.08 and the payment of proceeds of any amount received by the Agent in accordance therewith, if at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest, and fees then due hereunder, such funds shall be applied after the application of funds pursuant to Section 7.08(i), first, to pay interest, and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and, second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    Presumptions by Agent. Unless the Agent shall have received notice from the Borrower, prior to the date on which any payment is due to the Agent for the account of the DIP Lenders hereunder, that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may in reliance upon such assumption, but without obligation to do so, distribute to the applicable DIP Lenders the amounts then due. In such event, if the Borrower has not in fact made such payment, then each of the applicable DIP Lenders severally agrees to repay to the Agent immediately on demand the amount so distributed to such DIP Lender, with interest thereon, for each day from and after the date such amount is distributed to each such DIP Lender, with interest accruing thereon at the Federal Funds Effective Rate until so repaid.
(d)    Deductions by the Agent. If any DIP Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.16 or 8.06, then the Agent may, at its option, (i) apply any amount thereafter received by the Agent for the account of such DIP Lender to satisfy such DIP Lender’s obligations to the Agent, until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligation of such DIP Lender hereunder.
(e)    Several Obligations of the DIP Lenders. All obligations of the DIP Lenders hereunder are several and not joint or joint and several. The failure of any DIP Lender to make any DIP Loan or to fund any DIP Commitment or to make any other payment on any date required hereunder shall not relieve any other DIP Lender of any obligation of its own with respect to the same. No DIP Lender shall be responsible for, or have any obligations with respect to, the failure of any other DIP Lender to so make any DIP Loan or to fund any DIP Commitment or to make any other payment on any date required hereunder to so make its DIP Loan; provided that in the event of any such failure, the non-Defaulting DIP Lenders shall have the right to fund (and to receive all of the rights and benefits associated with) such Defaulting DIP Lender’s unfunded Pro Rata DIP Share of the Commitments, allocated with reference to Pro Rata DIP Shares of all non-Defaulting DIP Lenders electing to so fund.
SECTION 2.16     Sharing of Payments.
(a)    Subject to Section 7.08, if any DIP Lender shall obtain on account of the principal of or interest on any of its DIP Loans any payment (whether voluntary, involuntary, or through the exercise of any right of setoff or otherwise) in excess of its Pro Rata DIP Share (or other applicable share, as provided herein), then such DIP Lender shall notify the Agent of such fact and purchase from the other DIP Lenders such participations in the DIP Loans made by them as shall be necessary to cause such purchasing DIP Lender to share the excess payment in respect of such DIP Loans ratably with all other DIP Lenders; provided that (i) if any such participation is purchased and all or any portion of the payment giving rise thereto is recovered, the participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) this Section 2.16 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, including, for the avoidance of doubt, on, or as a result of, the occurrence of a Maturity Date (including the application of funds arising from the existence of a Defaulting DIP Lender) or (y) any payment obtained by a DIP Lender as consideration for the assignment or transfer of, or sale of a participation in, any of its DIP Loans.
(b)    The Borrower hereby consents to the foregoing and agrees that any DIP Lender acquiring a participation pursuant to Section 2.16(a) may, to the fullest extent permitted by applicable Law, exercise against the Borrower any and all rights of setoff and counterclaim with respect to such participation as fully as if such DIP Lender were a direct creditor of the Borrower in the amount of any such participation.
(c)    Each DIP Lender that purchases a participation pursuant to Section 2.16(a) shall from and after such purchase have the right to give all notices, requests, demands, directions, and other communications under this Agreement and the other DIP Loan Documents with respect to any portion of the DIP Loans so purchased, to the same extent as though the purchasing DIP Lender were the original lender thereof.
(d)    The Agent will keep records (which shall be conclusive absent evidence of manifest error) of participations purchased under Section 2.16(a) and will in each case notify the applicable DIP Lenders following any such purchase or repayment.
SECTION 2.17     [Reserved.]
SECTION 2.18     Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any DIP Loan Party under any DIP Loan Document shall be made without deduction or withholding for any Tax, except as required by applicable Law. If any applicable Law (as determined in good faith by an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such DIP Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including any deduction or withholding applicable to additional sums payable under this Section 2.18(a)), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the DIP Loan Parties. The DIP Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law or, at the option of the Agent, timely reimburse it for the payment of, any Other Tax.
(c)    Indemnification by the DIP Loan Parties. The DIP Loan Parties shall jointly and severally indemnify each Recipient, promptly but in any event within five days after demand therefor, for the full amount of any Indemnified Tax (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2.18(c)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, together with any and all reasonable expenses arising therefrom or otherwise related to, in any way whatsoever (other than any penalty, interest, or expense resulting from any gross negligence or willful misconduct of such Recipient (solely to the extent so determined by a court of competent jurisdiction, in a final non-appealable order)), whether or not such Indemnified Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by any DIP Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of any DIP Lender, shall be conclusive absent evidence of manifest error.
(d)    Indemnification by the DIP Lenders. Each DIP Lender shall severally, and not jointly or jointly and severally, indemnify the Agent, promptly but in any event within ten days after demand therefor, for (x) any Indemnified Tax attributable to such DIP Lender (but only to the extent that any DIP Loan Party has not already indemnified the Agent for such Indemnified Tax and without in any way whatsoever limiting the obligation of the DIP Loan Parties to do so), (y) any Tax attributable to such DIP Lender’s failure to comply with Section 11.04(d) relating to the maintenance of a Participant Register, and (z) any Excluded Tax attributable to such DIP Lender that is payable or paid by the Agent, if any, in connection with any DIP Loan Document, and any reasonable and documented expense arising therefrom, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any DIP Lender by the Agent shall be conclusive absent evidence of manifest error.
(e)    Evidence of Payments. As soon as practicable after any payment of any Tax by any DIP Loan Party to a Governmental Authority pursuant to Section 2.18(a), such DIP Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Agent.
(f)    Tax Status of DIP Lenders.
(i)    Any DIP Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payment made under any DIP Loan Document shall deliver to the Borrower and the Agent, at the time and as otherwise reasonably requested by the Borrower or the Agent, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any DIP Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law, or otherwise reasonably requested by the Borrower or the Agent, as will enable the Borrower or the Agent to determine whether such DIP Lender is subject to backup-withholding or information-reporting requirements. Notwithstanding anything in the preceding two sentences to the contrary, the completion, execution, and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)) shall not be required, as to any DIP Lender, if in such DIP Lender’s good-faith judgment such completion, execution, or submission would subject such DIP Lender to any material unreimbursed cost or expense or would otherwise prejudice the legal or commercial position of such DIP Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    Any DIP Lender that is a U.S. Person shall deliver to the Borrower and the Agent, at or within three Business Days of the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such DIP Lender is exempt from U.S. federal backup withholding tax;
(B)    Any Non-U.S. DIP Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent, at or within three Business Days of the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(I)    In the case of a Non-U.S. DIP Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any DIP Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payment under any DIP Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    In the case of a Non-U.S. DIP Lender claiming an exemption from U.S. federal withholding Tax for income that is effectively connected with a U.S. trade or business, executed originals of IRS Form W-8ECI;
(III)    To the extent that a Non-U.S. DIP Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, or W-9 or such other certification documents from each beneficial owner, as applicable; or
(IV)    Executed originals of any other form prescribed by applicable Law as a basis for claiming an exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law, to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(C)    If a payment made to a DIP Lender under any DIP Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such DIP Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such DIP Lender shall deliver to the Borrower and the Agent at the time prescribed by Law (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such DIP Lender has complied with such DIP Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(f)(ii)(C), the term “FATCA” shall include any amendment made to FATCA after the date of this Agreement.
Each DIP Lender and the Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)    [Reserved].
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Tax as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of any additional amount pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments actually made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party, without interest thereon (other than interest, if any, paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(h) (plus any penalty, interest, or other charge imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Section 2.13(h) to the contrary, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.13(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential or proprietary) to an indemnifying party or any other Person.
SECTION 2.19     Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    Impose, modify, or deem applicable any reserve, special deposit, compulsory DIP Loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any DIP Lender;
(ii)    Subject any Recipient to any Tax (other than Indemnified Taxes, Excluded Taxes (as described in clauses (b) through (d) of the definition thereof) or Connection Income Taxes) that is imposed on or measured by such Recipient’s DIP Loans, DIP Loan principal or other DIP Obligations, DIP Commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto; or
(iii)    Impose on any DIP Lender any other condition, cost, or expense affecting this Agreement or DIP Loans to be made by such DIP Lender hereunder;
and the result of any of the foregoing shall be to increase the cost to such DIP Lender of making or of maintaining its DIP Commitments or other obligations related hereto, or to reduce the amount of any sum received or receivable by such DIP Lender hereunder or under any other DIP Loan Document (whether of principal, interest, fees, or any other amount) then, upon request of such DIP Lender, the Borrower shall promptly pay to such DIP Lender such additional amount as necessary to compensate such DIP Lender for such additional cost incurred or reduction suffered.
(b)    Capital Requirements. If any DIP Lender determines that any Change in Law affecting such DIP Lender, any of its applicable lending offices or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital for such DIP Lender or its holding company, if any, as a consequence of this Agreement, the DIP

Commitments of such DIP Lender or the DIP Loans made by such DIP Lender to a level below that which such DIP Lender or its holding company could have achieved but for such Change in Law (taking into consideration such DIP Lender’s or its holding company’s policies with respect to capital adequacy), then from time to time the Borrower will pay to such DIP Lender such additional amount or amounts as will compensate such DIP Lender or its holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a DIP Lender setting forth in reasonable detail the amount or amounts necessary to compensate such DIP Lender as specified in Section 2.19(a) or Section 2.19(b) and delivered to the Borrower, shall be conclusive absent evidence of manifest error. The Borrower shall pay such DIP Lender the amount shown as due on any such certificate promptly (but in any event within ten days) after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any DIP Lender to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such DIP Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a DIP Lender pursuant to this Section 2.19 for any increased costs incurred or reductions suffered more than nine months prior to the date that such DIP Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such DIP Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.20     [Reserved.]
SECTION 2.21     [Reserved.]
SECTION 2.22     Mitigation Obligations; Replacement of DIP Lenders; Designation of a Different Lending Office.
(a)    If at any time (i) any DIP Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any DIP Lender or any Governmental Authority for the account of any DIP Lender pursuant to Section 2.18, (ii) any DIP Lender requests compensation under Section 2.19 or (iii) any DIP Lender gives a notice pursuant to Section 2.21, then such DIP Lender shall, as applicable, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its DIP Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates, if, in the judgment of such DIP Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.18 or Section 2.19, as the case may be, in the future, or eliminate the need for the notice provided in Section 2.21 and, in each case, would not subject such DIP Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such DIP

Lender, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any DIP Lender in connection with any such designation or assignment.
(b)    Replacement of DIP Lenders. If at any time (i) the Borrower is required to pay any Indemnified Taxes or additional amount to any DIP Lender or any Governmental Authority for the account of any DIP Lender pursuant to Section 2.18, (ii) any DIP Lender requests compensation under Section 2.19 (and, in each case with respect to clauses (i) and (ii) hereunder, such DIP Lender has declined or is unable to designate a different lending office in accordance with Section 2.22(a)), or (iii) any DIP Lender is a Defaulting DIP Lender, then the Borrower may, at its sole expense and effort, upon notice to the Agent and DIP Lender, replace such DIP Lender by causing such DIP Lender (and such DIP Lender shall be obligated) to assign pursuant to Section 11.04(b) (with the processing and recording fee under Section 11.04(b)(iv) to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement and the other DIP Loan Documents to one or more Eligible Assignees (subject, in all cases, to the Required DIP Lenders’ reasonable approval); provided that:
(i)    neither the Agent nor any DIP Lender shall have any obligation to find such an assignee;
(ii)    such DIP Lender shall have received payment of an amount equal to all outstanding principal of its DIP Loans, all accrued interest thereon, all applicable fees, and all other DIP Obligations and other amounts payable to it hereunder and under the other DIP Loan Documents (including any amounts under Section 2.13 and Section 2.16) from the applicable assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from payments required to be made pursuant to Section 2.18 or a claim for compensation under Section 2.19, such assignment will result in a reduction in such payments or compensation thereafter; and
(iv)    such assignment does not conflict with applicable Law.
In connection with any such assignment resulting from a DIP Lender becoming a Defaulting DIP Lender, if any such Defaulting DIP Lender does not execute and deliver to the Agent a duly executed Assignment and Assumption pursuant to Section 11.04(b) reflecting such assignment within five Business Days of the date on which the applicable assignee executes and delivers such Assignment and Assumption to such Defaulting DIP Lender, then such Defaulting DIP Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Defaulting DIP Lender, whereupon such assignment shall become effective upon payment to such DIP Lender of all amounts owing to such DIP Lender under this Section 2.22(b) (which amounts shall be calculated by the Agent and shall be conclusive absent evidence of manifest error) and compliance with the other applicable requirements pursuant to Section 11.04(b).
A DIP Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such DIP Lender or otherwise (including any action taken by such DIP Lender pursuant to Section 2.22(a)), the circumstances entitling the Borrower to replace such DIP Lender cease to apply.
SECTION 2.23     [Reserved.]
SECTION 2.24     Defaulting DIP Lenders.
(a)    Defaulting DIP Lender Adjustments. Notwithstanding anything herein to the contrary, if any DIP Lender becomes a Defaulting DIP Lender, then, until such time as such DIP Lender is no longer a Defaulting DIP Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting DIP Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in Section 11.02, unless otherwise agreed by the Borrower and the Agent.
(ii)    Defaulting DIP Lender Waterfall. Any payment of principal, interest, fees or, other amounts received by the Agent for the account of such Defaulting DIP Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting DIP Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amount owing by such Defaulting DIP Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any DIP Loan in respect of which such Defaulting DIP Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting DIP Lender’s potential future funding obligations with respect to DIP Loans under this Agreement; fourth, to the payment of any amount owing to the DIP Lenders as a result of any judgment of a court of competent jurisdiction obtained by any DIP Lender against such Defaulting DIP Lender as a result of such Defaulting DIP Lender’s breach of its Commitments and other obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amount owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting DIP Lender as a result of such Defaulting DIP Lender’s breach of its obligations under this Agreement; and, sixth, to such Defaulting DIP Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any DIP Loan or in respect of which such Defaulting DIP Lender has not fully funded its Pro Rata DIP Share, and (y) such DIP Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the DIP Loan of the non-Defaulting DIP Lenders on a pro rata basis prior to being applied to the payment of any DIP Loan of such Defaulting DIP Lender. All payments, prepayments, and other amounts paid or payable to a Defaulting DIP Lender that are applied (or held) to pay amounts owed by a Defaulting DIP Lender pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting DIP Lender, and each DIP Lender hereby consents to the same.
(b)    Defaulting DIP Lender Cure. If the Borrower and the Agent agree in writing that a DIP Lender is no longer a Defaulting DIP Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such DIP Lender will, to the extent applicable, purchase at par that portion of outstanding DIP Loans of the other DIP Lenders or take such other actions as the Agent may determine to be necessary to cause the DIP Loans to be held by the DIP Lenders in their respective Pro Rata DIP Shares, whereupon such DIP Lender will cease to be a Defaulting DIP Lender; provided that no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such DIP Lender was a Defaulting DIP Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting DIP Lender to DIP Lender will constitute a waiver or release of any claim of any party hereunder arising from such DIP Lender’s having been a Defaulting DIP Lender.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each DIP Loan Party hereby represents and warrants, as of the Closing Date and as of the date of each Credit Extension, individually and on behalf of each other Group Member, to the Agent and each DIP Lender, that:
SECTION 3.01     Corporate Existence; Compliance with Law. Each DIP Loan Party is a Debtor and debtor in possession in one of the Chapter 11 Cases. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not, either individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (c) subject only to the entry of the Interim Order or Final Order, as applicable, has all requisite power and authority and the legal right to conduct its business as now conducted, except where the failure to have such power, authority, or right could not, either individually or in the aggregate, reasonably be expected to have or result in a Material Adverse

Effect, (d) is in compliance with its Organizational Documents in all material respects, (e) except to the extent addressed by any other representation or warranty in this Article III, is in compliance with all applicable requirements of Law except where the failure to be in compliance could not, either individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, and (f) subject to Section 3.17, has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction over such DIP Loan Party, to the extent required for such conduct of business, except where the failure to have obtained such Permit, made such filing, or given such notice could not, either individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
SECTION 3.02     DIP Loan Documents.
(a)    Power and Authority. Subject to any necessary Bankruptcy Court approval, including, without limitation, entry of the Interim Order or Final Order, as applicable, the execution, delivery, and performance by each DIP Loan Party of the DIP Loan Documents to which it is a party and the consummation of the Transactions and other transactions contemplated in the DIP Loan Documents (i) are within such DIP Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Equity Interests), (ii) do not (A) contravene such DIP Loan Party’s Organizational Documents, (B) violate any applicable requirement of Law, except where such violation relating to any such performance by a DIP Loan Party could not, either individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any DIP Loan Party (including any DIP Loan Document) other than those that could not, either individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, or (D) result in the imposition of any Lien (other than the DIP Liens) whatsoever upon any Property of any DIP Loan Party or any other DIP Collateral or other asset or property subject to the DIP Liens and (iii) do not require any Permit from, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the DIP Loan Documents, the filings required to perfect the DIP Liens, (B) those listed on Schedule 3.02 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Agent, and each of which on the Closing Date will be in full force and effect and (C) where the failure to have obtained such Permits or consents, made such filings, or given such notices required with respect to such performance by such DIP Loan Party would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
(b)    Due Execution and Delivery. From and after its delivery to the Agent, each DIP Loan Document has been duly executed and delivered to the other parties thereto by each DIP

Loan Party party thereto, and subject only to entry of the Interim Order or Final Order, as applicable, is the legal, valid, and binding obligation of such DIP Loan Party and is enforceable against such DIP Loan Party in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Law affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).
SECTION 3.03     Ownership of Group Members.
Set forth on Schedule 3.03 is a complete and accurate summary showing, for each Group Member, its jurisdiction of organization and the percentage of the outstanding Equity Interests of each such class owned (directly or indirectly) by the Borrower. All outstanding Equity Interests of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of the Borrower, is owned beneficially and of record by a DIP Loan Party free and clear of any Lien, other than the DIP Liens.
SECTION 3.04     [Reserved.]
SECTION 3.05     Financial Statements; No Material Adverse Effect.
(a)    Financial Statements. The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Group Members as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The Approved Budget is based on reasonable estimates and assumptions believed by management of the Borrower to be reasonable , fair, and attainable in light of current conditions and facts known to the Borrower at the time delivered. The management of the Borrower reasonably believed, as of the date when made, that such Approved Budget was reasonable, fair, attainable, and complete.
(b)    No Material Adverse Effect. Since the Petition Date, there has been no event or circumstance that, either individually or in the aggregate, has had or resulted in or could reasonably be expected to have or result in a Material Adverse Effect, including without limitation with respect to (i) the ability of the DIP Loan Parties to perform any material obligation under the DIP Loan Documents, (ii) the legality, validity, binding effect, or enforceability against any DIP Loan Party of any DIP Loan Document to which it is a party, (iii) the rights, remedies, and benefits available to, or conferred upon, the Agent or any DIP Lender under any DIP Loan Document or applicable Law, or (iv) the perfection or priority of any DIP Lien or the condition or status of any of the DIP Collateral.

SECTION 3.06     Litigation. Except as set forth on Schedule 3.06, other than the Chapter 11 Cases (which term shall, for the avoidance of doubt, not include any adversary proceeding commenced against any DIP Loan Party on or after the Petition Date), there is no pending (or, to the knowledge of any Group Member, threatened in writing) action, investigation, suit, proceeding, audit, claim, written demand, order, or dispute to which the Borrower or any of its Subsidiaries is a party with, by, or before any Governmental Authority, other than those that, if adversely determined, could not, either individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
SECTION 3.07     Taxes. Except as set forth on Schedule 3.07, all federal, state, local, and foreign income and franchise and other material tax returns, reports, and statements (collectively, the “Tax Returns”) required to be filed by any Group Member have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material Taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof, except for Taxes (or any requirement to file Tax Returns with respect thereto) that are being contested in good faith through appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.
SECTION 3.08     Margin Regulations. No DIP Loan Party is engaged in the business of extending credit for the purpose of, and none of the proceeds of any DIP Loans or other Credit Extensions hereunder have been used for the purposes of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U, or X of the Federal Reserve Board.
SECTION 3.09     No Burdensome Obligation; No Default. No Group Member is a party to any Contractual Obligation, no Group Member has Organizational Documents containing obligations, and, to the knowledge of any Group Member, there is no applicable requirement of Law, in each case the compliance with which could reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than (x) defaults in existence on the Petition Date or occurring as a result of the Petition Date and (y) defaults occurring after the Petition Date, in either case, which could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect.
SECTION 3.10     Investment Company Act. No DIP Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”,

as such terms are defined in the Investment Company Act of 1940, as in effect on the date of the making of such representation and warranty.
SECTION 3.11     Labor Matters. There is no strike, work stoppage, slowdown, or lockout existing or pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except for those that could not, either individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.
SECTION 3.12     ERISA. Except for those that could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect, each Benefit Plan, and each trust thereunder, intended to qualify for Tax-exempt status under Section 401 or Section 501 of the Code, or any other requirement of Law, so qualifies. Except for those that could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect, (x) each Benefit Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other requirements of Law, (y) there is no existing or pending (or to the knowledge of any Group Member, threatened) claim (other than routine claims for benefits in the normal course), sanction, action, lawsuits, or other proceeding or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have any obligation or any Liability and (z) no ERISA Event is could reasonably be expected to occur. Except for those that, either individually or in the aggregate, have not had or resulted in a Material Adverse Effect, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.
SECTION 3.13     Environmental Matters. Except as set forth on Schedule 3.13, (a) the operations of each Group Member are in compliance with all applicable Environmental Laws, including obtaining, maintaining, and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, individually or in the aggregate, could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect, (b) no Group Member is party to and no Group Member is subject to or the subject of any pending (or, to the knowledge of any Group Member, threatened in writing) order, action, investigation, suit, proceeding, audit, claim, written demand, dispute, or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law, other than those that could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect, (c) to the knowledge of any Group Member, no Lien in favor of any Governmental Authority securing, in whole or in part, any Environmental Liability has attached to any real property owned, leased long-term, subleased long-term, or operated long-term by any Group Member (as used in this Section, Section 5.04(c) and Section 5.12, the “Real Property”), except as would not reasonably be expected to have a Material Adverse Effect, (d) no Group Member has caused a Release of Hazardous Materials at, on or from any Real Property and each such Real Property is free of contamination by any Hazardous Material, except for any Release or contamination that could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect and (e) no Group Member is or has been engaged in operations, or knows of any fact, circumstance, or condition (including receipt of any information request or notice of potential responsibility under CERCLA or any similar Environmental Law), that could reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect.
SECTION 3.14     Intellectual Property. Except as set forth in Schedule 3.14, each Group Member owns or has a valid and continuing right to use all Intellectual Property that is necessary for the operation of its businesses as currently conducted, free and clear of all Lien, other than where the failure to own or license any Intellectual Property could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect (“Borrower Intellectual Property”). All necessary registration, maintenance, renewal, and other relevant filing fees in connection with any of the Borrower Intellectual Property that is the subject of a registration or an application for registration have been timely paid, and all necessary documents, certificates, and filings in connection with the Borrower Intellectual Property have been timely filed with the relevant Governmental Authority and internet domain-name registrars for the purpose of maintaining such Intellectual Property and all registrations and applications therefor. The conduct and operation of the business of each Group Member does not infringe, misappropriate, dilute, violate, or otherwise impair in any material respect any Intellectual Property owned by any other Person, other than as could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect. No Person has contested any right, title, or interest of any Group Member in, or relating to, or the validity of, any Intellectual Property, and no allegation has been made of any infringement, misappropriation, or other violation by any Group Member, and no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned or exclusively licensed by any Group Member, and no Group Member has made or threatened to make any claim relating to any of the foregoing, other than as could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect. No holding, injunction, decision, verdict, or judgment has been rendered by any Governmental Authority, and no Group Member has entered into any settlement stipulation or similar agreement or arrangement (except license agreements in the ordinary course) which could limit, cancel, or question the validity of such Group Member’s rights in any Intellectual Property. Each Group Member has taken reasonable all actions that, in the exercise of its business judgment, could be taken to protect its Intellectual Property, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect. All material Intellectual Property owned or purportedly owned by a Group Member is valid and enforceable.

SECTION 3.15     Title; Real Property.
(a)    Each Group Member has good and marketable fee-simple title to any real Property owned in fee by it, and good title to or valid leasehold interests in all owned personal Property and leased real and personal Property, except as would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien, except Permitted Liens.
(b)    Set forth on Schedule 3.15 is, (i) a complete and accurate list of all real Property owned in fee simple setting forth, for each such real property, the current street address (including, where applicable, county, state, and other relevant jurisdictions) and the record owner thereof, (ii) a complete and accurate list of all real Property leased or subleased by a DIP Loan Party as tenant or subtenant, including the current street address, and county, and the identity of the relevant DIP Loan Party, and (iii) any Contractual Obligation of any DIP Loan Party (contingent or otherwise) to Sell any owned real Property.
SECTION 3.16     Full Disclosure. The written information (other than any projection, forward-looking information, or information of a general or industry-specific nature) prepared or furnished by or on behalf of any Group Member in connection with the transactions contemplated by any DIP Loan Document and the negotiation of this Agreement or delivered under any DIP Loan Document do not, when taken as a whole to the knowledge of the Borrower, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading; provided that as to any projection contained therein that is based on estimates and assumptions (as stated therein), the Borrower reasonably believes such estimates and assumptions to be reasonable and fair in light of current conditions and facts known to the Borrower at the time such written information was prepared or furnished and such projections reflect the reasonable and fair estimates of the Borrower of the information projected for the periods set forth therein; it being recognized by the DIP Lenders, however, that projections as to future events are not to be viewed as facts and actual results during the periods covered thereby may differ from the projected results and that such differences may be material.
SECTION 3.17     Licenses and Permits.
(a)    Except as set forth on Schedule 3.17, to the knowledge of any DIP Loan Party, each Permit held by a Group Member was duly and validly issued by the applicable Governmental Authority pursuant to procedures that comply with the requirements of Law. No Group Member has knowledge of the occurrence of any event or the existence of any circumstance that, in the reasonable judgment of such Group Member, could lead to the revocation of any such Permit. Except as set forth on Schedule 3.17, each Group Member has the right to use all of its Permits and has obtained all Permits required for the operation of the business of the Group Members as currently conducted, except where the failure to have the right to use such Permits or to have obtained such Permit could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect. Each Permit held by a Group Member is in full force and effect and does not, to the knowledge of the Group Members, conflict with the valid rights of others, except where the failure of such Permit to be in full force and effect or such conflict could not reasonably be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect.
(b)    Except as set forth on Schedule 3.17, no Group Member is a party to and the Borrower has no knowledge of any investigation, notice of apparent liability, violation, forfeiture, or other order or written complaint issued by or before any court or regulatory body, or of any other proceeding or investigation that could reasonably be expected, either individually or in the aggregate, to adversely affect the validity or continued effectiveness of any Permit held by a Group Member or give rise to any order of forfeiture except for such investigations, notices, violations, forfeitures, other orders, complaints, investigations, and proceedings, for which the potential penalty, if found in violation, could not reasonably be expected to exceed $250,000.00 in the aggregate or otherwise be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect. No Group Member has received written notice, or has reason to believe, that any Governmental Authority intends to cancel, terminate, modify, or amend any Permit, other than any such notices or intentions that could not reasonably be expected, either individually or in the aggregate, to expose any Group Member to liability in excess of $250,000 in the aggregate or otherwise be expected, either individually or in the aggregate, to have or result in a Material Adverse Effect. Each Group Member has filed in a timely manner all material reports, applications, documents, instruments, and other information required to be filed by it in order to make each Permit currently outstanding to be in full force and effect pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over such Permits.
(c)    No Group Member has or is engaged in any criminal act in connection with obtaining, maintaining or amending any Permit, including without limitation any criminal Anti-Corruption Law, as in effect on the date of the making of such representation and warranty, unfair trade practices, anti-competitive behavior, bribery, or fraud, or conspiracy to commit any of the foregoing criminal acts.
SECTION 3.18     PATRIOT Act; OFAC; Anti-Corruption Laws.
(a)    PATRIOT Act. To the extent applicable, each of the Group Members is in compliance in all material respects with the Trading with the Enemy Act, and each of the foreign-assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V), and any other enabling legislation or executive order relating thereto, and the PATRIOT Act, in each case as in effect on the date of the making of such representation and warranty.

(b)    OFAC. No Group Member and, to the knowledge of the Borrower, no director or officer of any Group Member, is the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).
(c)    Anti-Corruption Laws. No part of the proceeds of the DIP Loans has been used, directly for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of any Anti-Corruption Law, as in effect on the date of the making of such representation and warranty.
SECTION 3.19     Security Documents. This Agreement, taken together with the Interim Order or the Final Order, as applicable, is effective to create in favor of the Agent for its benefit and for the benefit of the DIP Lenders, legal, valid, enforceable, and continuing first-priority Liens on, and security interests in, all DIP Collateral pledged hereunder or thereunder, in each case subject to no Liens (other than Permitted Liens). Pursuant to the terms of the Interim Order or Final Order, as applicable, no filing or other action whatsoever shall be necessary to perfect the DIP Liens or establish or maintain the priority thereof. Pursuant to and to the extent provided in the Interim Order or the Final Order, as applicable, the DIP Obligations shall constitute allowed administrative expense claims in the Chapter 11 Cases under Bankruptcy Code section 364(c)(1), having priority over any and all administrative-expense claims and priority and general unsecured claims against the DIP Loan Parties, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Bankruptcy Code section 503(b) or section 507(b) and any super-priority administrative expense claims granted to any other Person, subject only to the Carve-Out and Permitted Senior Liens.
SECTION 3.20     Orders. The Interim Order and, as of the date of a Credit Extension after the Closing Date, the Final Order is in full force and effect and has not been amended, modified, vacated, reversed, or rescinded or, without the prior written consent of the Agent and Required DIP Lenders, and no appeal therefrom has been timely filed or, if timely filed, no stay pending such appeal is currently effective.
SECTION 3.21     Budget. A true and complete copy of the Initial Budget (including the Initial Cash Flow Statement), as agreed to by the Required DIP Lenders, is attached as Exhibit A and Exhibit B hereto.
ARTICLE IV

CONDITIONS
SECTION 4.01     Conditions Precedent to Initial Credit Extension. The obligation of each DIP Lender to enter into this Agreement and the other DIP Loan Documents and to make DIP Loans on the Closing Date is subject to the satisfaction or waiver by the Required DIP Lenders of each of the following conditions precedent:
(a)    Certain Documents. The Agent shall have received, on or prior to the Closing Date each of the following, dated as of the Closing Date, unless otherwise agreed by the Agent and the Required DIP Lenders, in form and substance satisfactory to the Agent and the Required DIP Lenders:
(i)    Executed counterparts of this Agreement;
(ii)    Executed counterparts of the Agency Fee Letter;
(iii)    Notes executed by the Borrower in favor of each DIP Lender requesting a Note (if any);
(iv)    Such certificates of resolution or other action, incumbency certificates, or other certificates of a Financial Officer of each DIP Loan Party, in each case as the Agent or Required DIP Lenders may require, evidencing the authority of each DIP Loan Party to enter into this Agreement and the other DIP Loan Documents to which it is a party or to which it is to become a party, and the identity, authority, and capacity of each Financial Officer thereof authorized to act as Financial Officer in connection with this Agreement and the other DIP Loan Documents to which such DIP Loan Party is a party or is to become a party; and
(v)    A certificate signed by a Financial Officer of the Borrower certifying (A) that the representations and warranties of each DIP Loan Party contained in Article III and in each other DIP Loan Document, or which are contained in any document furnished at any time in connection herewith or therewith, are (1) with respect to representations and warranties that contain a materiality qualification, true and correct immediately prior to, and after giving effect to, the funding on the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (2) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects immediately prior to, and after giving effect to, the funding on the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (B) no Default or Event of Default shall exist or would result from the making of the DIP Loans on the Closing Date and (C) that (1) no consent, license, or approval is required in connection with the execution, delivery, or performance by each DIP Loan Party and the validity against such DIP Loan Party of the DIP Loan Documents to which it is a party (other than the entry of the Interim Order or Final Order, as applicable) or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect.

(b)    Initial Budget. The Agent and the DIP Lenders shall have received from the DIP Loan Parties the Initial Budget.
(c)    DIP Lender Professional Fees. The Borrower shall have paid all DIP Lender Professional Fees (including, for the avoidance of doubt, of Brown Rudnick, Ashby & Geddes, and GLC) for which the Borrower shall have received reasonable documentation thereof accrued through the Closing Date.
(d)    Other. The Agent and the DIP Lenders shall have received all other documents, instruments, agreements and information as reasonably requested by the Agent or any DIP Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, environmental matters, material contracts, debt agreements, property ownership, contingent liabilities, employment agreements, non-compete agreements, and management of the Group Members.
SECTION 4.02     Conditions to All Credit Extensions. The obligation of each DIP Lender to make a Credit Extension (including its initial Credit Extension) is additionally subject to the satisfaction of the following conditions:
(a)    Borrowing Request. The Agent shall have received a written Borrowing Request in accordance with the requirements hereof.
(b)    Representations and Warranties. The representations and warranties of the Borrower set forth in this Agreement and in any other DIP Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).
(c)    No Default. No Default shall have occurred and be continuing or would result from such Credit Extension or from the application of proceeds thereof.
(d)    Milestones. The DIP Loan Parties shall have satisfied all applicable Milestones (as such Milestones may be extended in accordance with this Agreement) that occur on or prior to such date, unless satisfaction of such Milestones has been waived by the Required DIP Lenders in accordance with this Agreement.
(e)    Motions and Documents. All motions and other documents to be filed with and submitted to the Bankruptcy Court related to this Agreement and the approval thereof, or with respect to any sale of any property or asset of any DIP Loan Party (including proposed procedures for bids for or an auction of the same), shall be in form and substance reasonably satisfactory to the

Required DIP Lenders; provided that the Debtors’ bid procedures and sale motion and related orders shall not be reasonably acceptable to the Required DIP Lenders if they do not permit, as conforming bids, the submission of bids permitting the DIP Agent (at the direction of the Required DIP Lenders) to Credit Bid the full amount of the DIP Obligations in any such sale.
(f)    Interim Order. In respect of the Interim DIP Loans, the Interim Order shall have been entered, remain in full force and effect and shall have not have been reversed, vacated, stayed, or appealed from, and shall not have been amended, supplemented, or otherwise modified without the prior written consent of the Required DIP Lenders.
(g)    Final Order. In respect of the Subsequent DIP Loans only, the Final Order shall have been entered, remain in full force and effect and shall have not have been reversed, vacated, stayed, or appealed from and shall not have been amended, supplemented, or otherwise modified without the prior written consent of the Required DIP Lenders.
(h)    No Conflicts with Law. There shall not exist any Law, regulation, ruling, judgment, order, injunction, or other restraint that, in the judgment of the Required DIP Lenders, prohibits or restricts or imposes a materially adverse condition on (i) the ability of the DIP Loan Parties to comply with or perform under this Agreement, (ii) the validity or priority of the DIP Liens or the super-priority claim status of all DIP Obligations, or (iii) the exercise by the Agent at the direction of the Required DIP Lenders of any right as a secured party with respect to any of the DIP Collateral.
(i)    Consents. Each DIP Loan Party shall have obtained all consents and approvals from each Governmental Authority and each third party, in each case, as may be necessary in connection with the consummation of the transactions contemplated by the DIP Loan Documents (including the incurrence of the DIP Loans), without the imposition of any condition that is not acceptable to the Required DIP Lenders, which consents and approvals are in full force in effect.
(j)    Validity and Priority of DIP Liens. The Agent, for its benefit and for the benefit of the DIP Lenders, shall have valid and perfected DIP Lien on and security interests in the DIP Collateral on the basis and with the priority set forth in the Interim Order or the Final Order, as applicable.
(k)    [Reserved.]
(l)    [Reserved.]
(m)    Fees and Expenses. All accrued but unpaid Agent Expenses and all DIP Lender Professional Fees (including, for the avoidance of doubt, of Brown Rudnick, Ashby & Geddes, and GLC) shall have been paid in full in cash.

(n)    [Reserved].
(o)    Additional Matters. The Borrower shall have delivered to the Agent and the DIP Lenders such other documents and information with respect to the business, property, condition (financial or otherwise), and legal, financial, corporate, or similar affairs or operations of any Group Member reasonably requested by the Agent or such DIP Lender.
Each Borrowing Request by the Borrower hereunder and each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on and as of the date thereof as to the matters specified in in this Section 4.01(b).
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and all DIP Obligations shall have been indefeasibly paid in full in cash (other than contingent indemnification obligations as to which no claim has been asserted), each DIP Loan Party hereby covenants and agrees, on its own behalf and on behalf of each other Group Member, to the Agent and each DIP Lender, that:
SECTION 5.01     Financial Statements. The Borrower shall furnish to the Agent, as soon as available, but in any event no later than August 15, 2017 (with respect to the quarter ended June 30, 2017) and within 30 days after the end of each fiscal month and 45 days after the end of each fiscal quarter of the Borrower ending thereafter) internally prepared financial statements of the Borrower and its Subsidiaries and reports by the Chief Financial Officer relating to revenues, operating expenses, asset sales, cost savings, and key hires, together with a comparison to, and discussion on the reasons for any significant variations from, the then-Approved Budget, and other operational and financial reporting requested by the Required DIP Lenders, in each case, in form and substance acceptable to the Required DIP Lenders, as of the end of and for such month and for the year-to-date period then ended, in reasonable detail and in form acceptable to the Required DIP Lenders, and the figures for the corresponding date and periods in the prior Fiscal Year on a monthly and year-to-date basis; and
SECTION 5.02     Certificates; Other Information. The Borrower shall deliver to the Agent and the DIP Lenders:
(a)    Together with each delivery of any financial statement pursuant to Section 5.01, a Compliance Certificate duly executed by a Financial Officer of the Borrower that, among other things:

(i)    States that such financial statements present fairly in all material respects the financial conditions, cash flow, and results of operations of the Borrower and its Subsidiaries in accordance with GAAP;
(ii)    States that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto; and
(iii)    States that all complete and correct copies of all documents modifying any term of any Organizational Document of any DIP Loan Party or Subsidiary thereof, on or prior to the date of delivery of such Compliance Certificate, have been delivered to the Agent and DIP Lenders or are attached to such certificate.
(b)    Together with each delivery of any Compliance Certificate, a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the then-Approved Budget for such period and the figures for the corresponding period in the previous Fiscal Year;
(c)    All material reports that the Borrower transmits to its security holders, together with all material documents that any Group Member files with the SEC, the National Association of Securities Dealers, Inc., any securities exchange, or any Governmental Authority exercising similar functions, at the time such materials are so transmitted or filed;
(d)    Promptly (but in all cases not more than one Business Day after filing thereof), copies of all monthly reports, projections, or other information respecting any Group Member’s business or financial condition or prospects as well as all pleadings, motions, applications, and judicial information filed by or on behalf of the Group Members with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or any statutory creditors’ committee, at the time such materials are so filed or provided;
(e)    At least five Business Days (or, in the event such time is not practicable, as early as reasonably possible) in advance of filing with the Bankruptcy Court, drafts of the Interim Order, the Final Order, any submission with respect to a Permitted Going-Concern Sale or a chapter 11 plan or disclosure statement with respect thereto, and all other proposed orders, motions, pleadings, and other documents related thereto, to this Agreement, or otherwise material to the Chapter 11 Cases; and
(f)    Promptly following any request therefor, such other information regarding the business, properties, liabilities (actual or contingent), financial condition, legal, financial or corporate or similar affairs or operations of the Borrower or any of its Subsidiaries, or compliance with the terms of the DIP Loan Documents to which a DIP Loan Party is a party, as the Agent or any DIP Lender may from time to time reasonably request.
Any of the foregoing information and materials to be delivered to the DIP Lender may be delivered (including by electronic mail) to the DIP Lender Professionals.
SECTION 5.03     DIP Loan Proceeds Deposit Account. All proceeds of the DIP Loans shall be deposited into the DIP Loan Proceeds Deposit Account, and all amounts therein shall be invested at all times in cash and cash equivalents. Withdrawals from the DIP Loan Proceeds Deposit Account shall only be used for the permitted purposes described under Section 5.13(a). Under no circumstances may any cash, funds, securities, financial assets, or other property held in or credited to the DIP Loan Proceeds Deposit Account or the proceeds thereof held therein or credited thereto be used to pay any Prepetition obligation, or to fund any payment to or in respect to the Joint Venture, or for any other purpose except as permitted under the Interim Order or the Final Order and in compliance with the Approved Budget.
SECTION 5.04     Notices.
(a)    The Borrower shall notify the Agent of, promptly but in all cases no later than three Business Days (or later in good faith, at the discretion of Agent, as directed by the Required DIP Lenders) after a Financial Officer of any Group Member becomes aware or obtains knowledge of the existence of, any of the following (which notice shall be promptly forwarded by the Agent to the DIP Lenders)
(i)    The occurrence of any Default;
(ii)    Any event, matter, or development (including the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or the Joint Venture or any Property of any Group Member or the Joint Venture) that has had or resulted in or would reasonably be expected to have or result in a Material Adverse Effect;
(iii)    Any material change in accounting or financial reporting practices by the Borrower or any of its Subsidiaries (including the Joint Venture);
(iv)    The acquisition of any real property by any Group Member or the Joint Venture with a Fair Market Value in excess of $100,000.00;
(v)    The occurrence of a default or event of default under any material Contractual Obligation of any Group Member or the Joint Venture or of the termination of any material Contractual Obligation thereof, with notice of such occurrence or termination to be accompanied by a detailed statement by a Financial Officer setting forth the steps being taken by the Borrower or its Subsidiaries to cure the effect of any such default or event of default; or
(vi)    Any event, or the existence of any circumstance, either individually or in the aggregate, that could reasonably be expected to have or result in a Material Adverse Effect, with notice of such occurrence or existence to be accompanied by a detailed statement by a Financial Officer setting forth the nature and anticipated effect thereof and any action proposed to be taken in connection therewith.
(b)    The Borrower shall give the Agent (i) promptly after the occurrence of an ERISA Event, notice of the occurrence of such ERISA Event, including a copy of any notice filed in connection with such ERISA Event and (ii) promptly after any Financial Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto (which notice shall be promptly forwarded by the Agent to the DIP Lenders).
(c)    The Borrower shall provide the Agent written notice (which notice shall be promptly forwarded by the Agent to the DIP Lenders) of each of the following promptly after any Financial Officer of any Group Member knows of it (and, upon reasonable request of the Agent or Required DIP Lenders, documents and information in connection therewith): (i) (A) Releases in violation of Environmental Law, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that would reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, or dispute alleging a violation of or liability under any Environmental Law, in the case of (A), (B) or (C), to the extent that any such event either individually or in the aggregate, that could reasonably be expected to have or result in a Material Adverse Effect and (ii) the receipt by any Group Member of notification that any Real Property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities that, either individually or in the aggregate, that could reasonably be expected to have or result in a Material Adverse Effect.
SECTION 5.05     Preservation of Existence. Each Group Member shall preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Section 6.04, and take all necessary steps to preserve and maintain its rights (charter and statutory), privileges, franchises, and Permits necessary or desirable to the normal conduct of its business, except where the failure to take any such step that, either individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect.
SECTION 5.06     Compliance with Laws, OFAC; Anti-Corruption Laws.
(a)    Each Group Member shall comply with all applicable requirements of Law, Contractual Obligations, and Permits, except for such failures to comply that, either individually or in the aggregate, that could not reasonably be expected to have or result in a Material Adverse Effect.
(b)    The Borrower will not directly or indirectly use the proceeds of the DIP Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person that is the target of any U.S. sanctions administered by OFAC.
(c)    No part of the proceeds of the DIP Loans shall be used, directly or, to the knowledge of the Borrower, indirectly by or on behalf of any Group Member, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain, or direct business or obtain any improper advantage in violation of any Anti-Corruption Law.
SECTION 5.07     Payment of Obligations. Each Group Member shall pay or discharge before they become delinquent more than 30 days (a) all material claims, Taxes, assessments, charges, and levies imposed by any Governmental Authority and (b) all other material lawful claims that, if unpaid would by the operation of applicable requirements of Law become a Lien (other than a non-consensual Permitted Lien) on any DIP Collateral or any other property of any Group Member, except (in each case) for those the amount or validity of which is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP, or for those that, either individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect.
SECTION 5.08     Maintenance of Property. Each DIP Loan Party shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business (ordinary wear and tear excepted) and (b) all Permits necessary for the conduct of its business, and shall make all necessary filings with, and give all required notices to, all relevant Governmental Authorities, except (in each case) for such failures that, either individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect. Each DIP Loan Party shall, and shall cause each of its Subsidiaries to, take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the

Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except (in each case) for such failures that, either individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect
SECTION 5.09     Maintenance of Insurance. Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members and (b) subject to Section 5.16, cause all such insurance relating to any property or business of any DIP Loan Party to name the Agent (on behalf of the DIP Lenders) as additional insured or loss payee, as appropriate and, to the extent permitted by applicable Law, to provide 30 days’ (or 10 days’ in the event of cancellation due to nonpayment of premium) prior written notice to the Agent of any cancellation, material addition in amount, or material change in coverage.
SECTION 5.10     Keeping of Books. The Group Members shall keep proper books of record and account, in which full, true and correct entries in all material respects shall be made in accordance with GAAP and all other applicable requirements of Law of all financial transactions and the assets and business of each Group Member.
SECTION 5.11     Access to Books and Property; Sale Process Update.
(a)    Each Group Member shall permit the Agent, the DIP Lenders, and any Related Party of any of them, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance notice to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating, and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) communicate directly with any registered certified public accountant of any Group Member. Each Group Member shall authorize their respective registered certified public accountants to communicate directly with the Agent, the DIP Lenders, and their respective Related Parties and to disclose to the Agent, the DIP Lenders, and their respective Related Parties all financial statements and other documents and information as they might have and the Agent or any DIP Lender reasonably requests with respect to any Group Member.
(b)    Without limiting the generality of the foregoing, subject to confidentiality arrangements that are reasonably acceptable to the Borrower and any participating DIP Lender, as applicable (including with respect to customary “blow-out” provisions), senior management, the Chief Financial Officer, and any advisor to the Group Members, as reasonably requested, shall meet with such DIP Lenders to discuss various matters relating to the Group Members , including, without limitation, strategic planning, cash and liquidity management, and operational and restructuring activities.
(c)    Each Group Member shall use reasonable best efforts to afford the Agent, the DIP Lenders, and any Related Party of any of them with substantially the same access, as provided in the foregoing clauses (a) through (b), with respect to the Joint Venture.
(d)    Without limiting the generality of the foregoing, the Borrower shall keep the DIP Lenders, subject to confidentiality arrangements that are reasonably acceptable to the Borrower and any participating DIP Lender, as applicable (including with respect to “blow-out” provisions reasonably acceptable to the Required DIP Lenders) and their advisors promptly and fully apprised of any and all developments with respect to any Permitted Going-Concern Sale, including furnishing copies of any and all such bids (redacted to the extent necessary to keep confidential the identity of the bidder) within one Business Day of receipt of the same by the Borrower or its advisors.
SECTION 5.12     Environmental.
(a)    Each Group Member shall comply with all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority), except for failures to comply that could not reasonably be expected to have a Material Adverse Effect.
(b)    No Group Member shall cause any Release of any Hazardous Material at or from any Real Property that would violate any Environmental Law, other than such violations or Environmental Liabilities that, either individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect.
SECTION 5.13     Use of Proceeds; Margin Stock. The proceeds of the DIP Loans shall be used by the Borrower solely for the following purposes, in each case, in accordance with and subject to the Interim Order or Final Order, as applicable, and the Approved Budget: (i) for general corporate and working capital purposes, (ii) for the payment of restructuring costs (including the costs of the Chapter 11 Cases), and (iii) for the payment of fees, costs, and expenses related to this Agreement. None of such proceeds shall be used to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.
SECTION 5.14     Additional Collateral and DIP Loan Parties. Each DIP Loan Party shall do each of the following within 30 days after the creation or acquisition of a Domestic Subsidiary:

(a)    Deliver to the Agent an executed Assumption Agreement and, to the extent applicable as requested by the Agent (at the direction of the Required DIP Lenders), such other documents, in each case in form and substance reasonably satisfactory to the Agent (with the consent of the Required DIP Lenders) in order to ensure the following:
(i)    Each such wholly owned Domestic Subsidiary of any DIP Loan Party shall Guarantee, as primary obligor and not as surety, the payment of the DIP Obligations of the Borrower; and
(ii)    Each DIP Loan Party (including any Person required to become a Subsidiary Guarantor pursuant to Section 5.14(a)(i)) shall effectively grant to the Agent, for its benefit and for the benefit of the DIP Lenders, a valid and enforceable security interest in all of its property, including all of its Equity Interests and other Securities (other than, in each case, Excluded Assets) as security for the DIP Obligations of such DIP Loan Party;
provided that (x) the DIP Loan Parties, individually or collectively, shall not be required to pledge or grant a Lien on any Excluded Assets and (y) such Subsidiary shall not be required to execute and deliver any physical mortgages, deeds of trust or deeds to secure debt on any owned or leased real Property, other than Material Real Property as provided in Section 5.14(c);
(b)    Deliver to the Agent all documents representing all Equity Interests and other Securities that are evidenced by certificates and pledged pursuant to the documents delivered pursuant to Section 5.14(a), together with undated powers or endorsements duly executed in blank;
(c)    In the event that (i) as of the Closing Date, any DIP Loan Party owns any Material Real Property, or (ii) after the Closing Date, any newly acquired Subsidiary as described in Section 5.14(a) owns, or any existing DIP Loan Party acquires, any Material Real Property, if requested by the Agent at the direction of the Required DIP Lenders, such DIP Loan Party shall execute and deliver to the Agent, within 60 days of request (subject to extension by the Required DIP Lenders in their discretion), a Mortgage on such Material Real Property. Within thirty (30) days of (i) the acquisition after the Closing Date of any Material Real Property, and (ii) any DIP Loan Party entering into any lease or sublease for Material Leased Property, the Borrower shall provide notice thereof to the Agent;
(d)    To take all other actions necessary to ensure the validity or continuing validity of any guaranty for the DIP Obligations or of any DIP Lien securing any obligation, to perfect, maintain, evidence ,or enforce any DIP Lien securing any DIP Obligation or to ensure such DIP Liens priority set forth in the DIP Loan Documents to which such DIP Loan Party is a party, including the filing of UCC financing statements in such jurisdictions as may be required by such DIP Loan Documents or applicable requirements of Law or as the Agent may otherwise reasonably request;

(e)    Deliver to the Agent legal opinions relating to the matters described in this Section 5.14, as may be reasonably required by, and which shall be in form and substance and from counsel reasonably satisfactory to, the Agent (at the direction of the Required DIP Lenders); and
(f)    Take all actions as reasonably requested by the Agent (at the direction of the Required DIP Lenders) to ensure the Agent has a valid, enforceable and perfected DIP Lien against any DIP Collateral located outside the United States.
SECTION 5.15     Deposit Accounts; Securities Accounts.
(a)    Subject to Section 5.16, each DIP Loan Party shall maintain its deposit accounts and securities accounts in a manner satisfactory to the Agent (at the direction of the Required DIP Lenders), including (if requested by the Agent or Required DIP Lenders) subject to acceptable Control Agreements in order provide the Agent with perfection of its DIP Liens (for its benefit and for the benefit of the DIP Lenders) on and in the funds on deposit in any such deposit account (other than any Excluded Deposit Account) and is otherwise as set forth on Schedule 5.15; provided that the DIP Loan Parties shall not be required to enter into a Control Agreement with respect to either SVB Cash Collateral Account; provided further that, regardless of whether a Control Agreement is delivered and executed, all such deposit accounts (other than Excluded Deposit Accounts but including the SVB Cash Collateral Accounts) shall in all cases, together with the funds on deposit in all such deposit accounts, constitute DIP Collateral subject to the DIP Liens as provided herein, pursuant to the Orders; provided, further, for the avoidance of doubt, the lien on the SVB Cash Collateral Accounts in favor of the Agent for its benefit and for the benefit of the DIP Lenders shall be junior to the lien on such SVB Cash Collateral Accounts in favor of SVB.
(b)    [Reserved.]
(c)    The DIP Loan Parties agree that all deposits made in, and payments made to, a DIP Loan Party’s deposit account (other than any Excluded Deposit Account) and other funds received and collected by the Agent, whether on the Accounts or other DIP Collateral or otherwise shall be the DIP Collateral of the Agent (for its benefit and for the benefit of the DIP Lenders), subject to Permitted Liens (including the Permitted Senior Liens).
(d)    The DIP Loan Parties jointly and severally agree to reimburse the Agent promptly on demand for any amounts owed or paid to any financial institution or other Person involved in the transfer of funds to or from the deposit accounts arising out of the Agent’s payments to or indemnification of such financial institution or other Person. The obligation of the DIP Loan Parties to reimburse the Agent, for such amounts pursuant to this Section 5.15, shall survive the termination or non-renewal of this Agreement.

(e)    All proceeds of the DIP Loans shall be deposited into the DIP Loan Proceeds Deposit Account, and all amounts therein shall be invested at all times in cash and cash equivalents. Withdrawals from the DIP Loan Proceeds Deposit Account shall only be used for the permitted purposes described under Section 5.13.
SECTION 5.16     Post-Closing Matters. The DIP Loan Parties shall take any and all actions and provide such deliverables, in a manner and in form and substance reasonably satisfactory to the Agent (at the direction of the Required DIP Lenders), as may be reasonably requested by the Agent (at the direction of the Required DIP Lenders) in furtherance of the reporting requirement or borrowing procedures expressly set forth herein or to ensure the perfection and priority of the DIP Liens granted to the DIP Lenders or to the Agent for its benefit and for the benefit of the DIP Lenders.
SECTION 5.17     Milestones. The Borrower shall comply with each of the Milestones with respect to the Chapter 11 Cases.
ARTICLE VI

NEGATIVE COVENANTS; BUDGETS AND VARIANCE TESTING
Until the DIP Commitments have expired or been terminated and all DIP Obligations have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which claims have not been asserted), each DIP Loan Party hereby covenants and agrees, on its own behalf and on behalf of each other Group Member, that:
SECTION 6.01     Indebtedness; Payments Thereof. No Group Member shall, directly or indirectly, incur, suffer to exist or otherwise become or remain liable with respect to or responsible for, any Indebtedness except for the following:
(a)    Indebtedness of the DIP Loan Parties under or pursuant to the DIP Loan Documents and all other DIP Obligations;
(b)    [Reserved];
(c)    Indebtedness existing on the Closing Date and set forth on Schedule 6.01;
(d)    Indebtedness of (i) any DIP Loan Party owning to any other DIP Loan Party or (ii) any Subsidiary that is not a DIP Loan Party owed to any other Subsidiary that is not a DIP Loan Party or any DIP Loan Party;
(e)    [Reserved];

(f)    Indebtedness in connection with one or more standby letters of credit or performance bonds issued in the ordinary of business or pursuant to self-insurance obligations incurred in the ordinary course of business; provided that the aggregate amount of such Indebtedness outstanding at any one time shall not exceed $250,000 in the aggregate for all Group Members;
(g)    Indebtedness represented by property, liability, and workers’ compensation insurance (which may be in the form of letters of credit); provided that the aggregate amount of such Indebtedness outstanding at any one time shall not exceed $125,000 in the aggregate for all Group Members;
(h)    Investments permitted by Section 6.03(a)(iii) (it being understood that any such Investments and any related Indebtedness shall require the prior written consent of the Required DIP Lenders); and
(i)    Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within ten (10) Business Days of its incurrence, (ii) VAT or other Tax guarantees incurred in the ordinary course of business; provided that the aggregate amount of such Indebtedness outstanding at any one time shall not exceed $125,000 in the aggregate for all Group Members; and (iii) self-insurance obligations or captive insurance-company obligations of the financing of insurance premiums in the ordinary course of business, subject to the Approved Budget.
Notwithstanding anything herein to the contrary, in no event shall any DIP Loan Party make any payment on account of any Prepetition obligation unless consented to by the Required DIP Lenders or pursuant to an order entered by the Bankruptcy Court after notice and a hearing.
SECTION 6.02     Liens. No Group Member shall incur, permit, maintain, or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following (the “Permitted Liens”):
(a)    DIP Liens created pursuant to any DIP Loan Document securing the DIP Obligations;
(b)    [Reserved];
(c)    Pledges or deposits under workers’ compensation legislation, unemployment insurance legislation, old age pension legislation, other social security legislation, or similar legislation, or good-faith deposits or other Liens in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits or Liens to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, in each case incurred in the ordinary course of business;
(d)    (i) Liens imposed by Laws, including landlord’s and carriers’, warehousemen’s, employees’, banks’, mechanics’ and construction Liens and other similar Liens, and (ii) Liens to secure claims for labor, materials, or supplies, in each case on the property of the Borrower or any Restricted Subsidiary, and arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due, or are being contested in good faith by appropriate proceedings, provided a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;
(e)    Liens for taxes, assessments, or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that a reserve of other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;
(f)    [Reserved];
(g)    Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business, at any time outstanding not to exceed $100,000 in the aggregate;
(h)    Encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights of way, sewers, gas and oil, electric lines, telegraph, telephone, and cable lines and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not secure indebtedness or which in the aggregate materially impair the use of such property in the operation of the business of such Person;
(i)    Leases, licenses, subleases, and sublicenses of real Property and Intellectual Property and Liens on Intellectual Property, in each case, entered into or incurred in the ordinary course of business; provided that such Liens do not secure Indebtedness;
(j)    Any covenant not to assert claims of infringement, misappropriation, or other violation with respect any to Intellectual Property;
(k)    Liens arising solely by virtue of any statutory or common-law provisions relating to banker’s Liens, rights of setoff, or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(l)    Liens (x) of a collection bank arising under UCC Section 4-210 on the items in the course of collection, and (y) in favor of a banking or other financial institution arising as a matter of law or contract encumbering deposits or other funds maintained with a financial institution (including the right of setoff), which are within the general parameters customary in the banking industry; provided that such Liens do not secure obligations in excess of $25,000 in the aggregate at any one time outstanding;
(m)    Permitted Senior Liens;
(n)    Any interest or title of a lessor under any lease or similar arrangement in the ordinary course of business;
(o)    Liens arising by operation of law or under lease to secure landlords, lessors, or under leases or rental agreements arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being properly contested in good faith by appropriate proceedings, provided that a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;
(p)    Deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business to the extent secured only by unearned premiums thereunder;
(q)    Deposits in the ordinary course of business solely to the extent such deposits are consistent with the Approved Budget;
(r)    Liens arising out of conditional sale, title retention, consignment, or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and
(s)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; provided that the aggregate amount of obligations or other liabilities secured by such Liens do not exceed $125,000 in the aggregate at any one time outstanding.
SECTION 6.03     Investments. No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:
(a)    Investments (i) by the Borrower or any Subsidiary in any DIP Loan Party, (ii) by any Subsidiary that is not a DIP Loan Party in any other Subsidiary that is also not a DIP Loan Party and (iii) by a DIP Loan Party in a Subsidiary that is not a DIP Loan Party, subject to the prior written consent of the Required DIP Lenders;

(b)    Investments held by any Group Member in the form of cash and cash equivalents;
(c)    Investments in the form of receivables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(d)    Investments in existence on, or that are made pursuant to legally binding written commitments that are in existence on, the Closing Date and are set forth on Schedule 6.03;
(e)    [Reserved];
(f)    Investments in the form of advances, loans, or credit extensions to distributors, customers, brokers, suppliers and vendors, in each case, incurred in the ordinary course of business; and
(g)    Any Investment consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business.
For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary, from and after the Petition Date, no DIP Loan Party shall make any cash payment, capital contribution, Investment, or other payment, or provide any in-kind services, with respect to the Joint Venture without the written consent of the Required DIP Lenders.
SECTION 6.04     Fundamental Changes. No Group Member shall, in a single transaction or through a series of related or unrelated transactions, consolidate with or merge with or into any other Person, whether or not such Group Member is the surviving corporation, or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (including, for the avoidance of doubt, its interests with respect to the Joint Venture) to any Person or group of affiliated Persons, other than in connection with any Permitted Going-Concern Sale, provided that in any such credit bid, any non-consenting DIP Lender shall retain the right hereunder to have its Pro Rata DIP Share of its DIP Obligations repaid in full in cash upon the closing of any such credit bid transaction.
SECTION 6.05     Sales. No Group Member shall make any Sales except for the following:
(a)    A Permitted Going-Concern Sale, which (for the avoidance of doubt) shall be consummated pursuant to a bid-procedures motion filed in and order entered by the Bankruptcy Court and sale motion filed in and order entered by the Bankruptcy Court, in each case in form and substance acceptable to the Required DIP Lenders and in compliance with the Milestones; provided that, pursuant to the terms hereof, the Agent (at the direction of the Required DIP Lenders) shall be permitted to “credit bid” the DIP Obligations in any Permitted Going-Concern Sale; provided further that in any such credit bid, any non-consenting DIP Lender shall retain the right hereunder to have its Pro Rata DIP Share of its DIP Obligations repaid in full in cash upon the closing of any such credit bid transaction;
(b)    A Sale by a Subsidiary to a DIP Loan Party; provided that the transferee shall comply with Section 5.14;
(c)    A Sale of assets in a single transaction or series of related transactions having a Fair Market Value of $100,000.00 or less, individually or in the aggregate;
(d)    A Sale of assets in a single transaction or series of related transactions having a Fair Market Value in excess of $100,000.00, individually or in the aggregate, in each case, subject to the prior written consent of the Required DIP Lenders;
(e)    Any grant of any license of Patents, Trademarks, know-how, or any other Intellectual Property in the ordinary course of business which does not materially interfere with the business of the Borrower and its Subsidiaries taken as a whole (for the avoidance of doubt, other than perpetual licenses of any material Intellectual Property); and
(f)    Any Investment permitted by Section 6.03(a)(iii) (it being understood that any such Investment and/or Sale shall require the prior written consent of the Required DIP Lenders);
provided that, in the case of the Sales described in clauses (b) and (c) above, (i) the applicable Group Member shall receive consideration in respect of such Sale equal to at least the Fair Market Value of the assets or property subject to such Sale and (ii) unless otherwise agreed to by the Required DIP Lenders, 100% of the consideration received by the applicable Group Member in respect of such Sale shall be in the form of cash and shall be received by the applicable Group Member at the closing of such Sale.
SECTION 6.06     Restricted Payments; Joint Venture Payments. No Group Member shall, directly or indirectly, declare, order, pay, make, or set apart any sum for any (i) Restricted Payment or (ii) without the consent of the Required DIP Lenders, any payment with respect of the Joint Venture.
SECTION 6.07     Change in Nature of Business. No Group Member shall carry on any business, operations, or activities other than Permitted Business Activities.
SECTION 6.08     Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange, or lease of assets, property or services) with any Affiliate of the Borrower, without the prior written consent of the Required DIP Lenders, except for (a) reasonable and customary compensation paid to executive officers or directors of the Group Members, in each case, in their capacities as such and to solely to the extent set forth in the Approved Budget, (b) transactions between or among DIP Loan Parties, (c) transactions between or among Subsidiaries that are not DIP Loan Parties, (d) transactions between or among any DIP Loan Party, on the one hand, and any Subsidiary that is not a DIP Loan Party, on the other hand; provided, however, that each such transaction is Arms-Length Transaction for Fair Market Value, and does not otherwise constitute a Restricted Payment, and (e) transactions pursuant to Contractual Obligations in effect on the Closing Date and that are set forth on Schedule 6.08.
For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary, no DIP Loan Party shall make any payment or capital contribution or provide any in-kind services to, or enter into any transaction with respect to, the Joint Venture, without the written consent of the Required DIP Lenders.
SECTION 6.09     Burdensome Agreements. No Group Member shall enter into or permit to exist any Contractual Obligation (other than this Agreement or any other DIP Loan Document) that limits the ability:
(a)    Of any Subsidiary to make Restricted Payments to any DIP Loan Party or to otherwise transfer property to or invest in any DIP Loan Party, except for any agreement in effect on the Closing Date and described on Schedule 6.09; or
(b)    Of any DIP Loan Party to create, incur, assume, or suffer to exist DIP Liens on the DIP Collateral, or any other Lien, security interest, or encumbrance in favor of the DIP Lenders with respect to the DIP Obligations, except for any agreement in effect on the Closing Date and described on Schedule 6.09.
SECTION 6.10     Modification of Certain Documents. No Group Member shall do any of the following:
(a)    Waive or otherwise modify any term of any Organizational Document of any Group Member or the Joint Venture (limited to what is in such Group Member’s control), or form, create or acquire any Person, or otherwise change the capital structure of any Group Member or the Joint Venture (limited to what is in such Group Member’s control), as applicable, except as required by the Bankruptcy Code; or
(b)    Waive or otherwise modify any term of any Prepetition obligation.

SECTION 6.11     Accounting Changes; Fiscal Year. No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any requirement of Law or (b) its Fiscal Year or its method for determining fiscal quarters or fiscal months.
SECTION 6.12     Payments of Prepetition Indebtedness. None of the Borrower or its Subsidiaries shall make any payments of principal of or interest on, or otherwise make any payment in respect of, or provide consideration to, any Prepetition Indebtedness, unless consented to by the Required DIP Lenders or pursuant to an order entered by the Bankruptcy Court after notice and a hearing.
SECTION 6.01     Chapter 11 Claims. No DIP Loan Party shall incur, create, assume, suffer to exist or permit any claim against (including any other super-priority claim) or Lien on any DIP Collateral that is equal with or senior to the DIP Obligations or the DIP Liens, as applicable, except for the Carve-Out and the Permitted Senior Liens.
SECTION 6.02     Prohibited Use of Proceeds. Unless and to the extent provided in the Interim Order or Final Order, as applicable, no DIP Loan Party shall (a) use any cash or cash equivalents (including any proceeds of the DIP Loans) to fund any objection, proceeding, or other litigation (i) against the Agent or any of the DIP Lenders (in their capacities as such or as Prepetition noteholders or equity investors in any DIP Loan Party) or any of their respective Affiliates, (ii) challenging the validity, perfection, priority, extent, or enforceability of the DIP Liens or any other Lien or security interest granted to the Agent or the DIP Lenders or any of their respective Affiliates, or (iii) challenging, disputing or objecting to the claims of the Agent or the DIP Lenders or any other DIP Obligation, as to the validity, extent, enforceability or priority of any such claim, (b) use the proceeds of any DIP Loan to commence or support, or pay any professional fees incurred in connection with, any adversary proceeding, motion, or other action that seeks to challenge, contest, or otherwise seek to impair or object to the validity, extent, enforceability or priority of the DIP Liens, claims with respect to the DIP Obligations, or rights in favor of the Agent or the DIP Lenders (in their capacities as such or as Prepetition noteholders or equity investors in any DIP Loan Party) or any of their respective Affiliates, or (c) to pay any Prepetition obligation unless consented to by the Required DIP Lenders or pursuant to an order entered by the Bankruptcy Court after notice and a hearing.
SECTION 6.03     Amendments to the Orders. No DIP Loan Party shall amend, supplement, or otherwise modify the Orders, or seek Bankruptcy Court approval for any such amendment, supplement or other modification, without the written consent of the Agent at the direction of the Required DIP Lenders, in their sole discretion.
SECTION 6.04     Budget and Variance Test; Budget Covenant.

(a)    Initial Budget and Approved Budget. The DIP Loan Parties have prepared and delivered to the Agent and the DIP Lenders (other than a DIP Lender who elects in writing to the DIP Loan Parties not to receive the foregoing), and the DIP Lenders have approved, (x) an initial 13-week budget projecting operations (on a consolidated basis), containing line items of sufficient detail to show receipts and disbursements for such 13-week period, including (without limitation) the anticipated weekly uses of the DIP Loans for such period, and which shall provide (among other things) for the payment of the fees and expenses, including DIP Lender Professional Fees (including, for the avoidance of doubt, of Brown Rudnick, Ashby & Geddes, and GLC), ordinary-course expenses, fees, and expenses related to the Chapter 11 Cases, and working capital and other general corporate needs, which budget shall be in form and substance, and based on assumptions satisfactory to, the Required DIP Lenders, a copy of which is attached hereto as Exhibit A, and (y) a projected statement of cash flows on a quarterly basis for the six (6) month period following the Petition Date, in form and substance satisfactory to the Required DIP Lenders (the “Initial Cash Flow Statement”), a copy of which is attached hereto as Exhibit B ((x) and (y) collectively, the “Initial Budget”). The Initial Budget, and each subsequent Updated Budget (as defined below) hereunder, shall be deemed the “Approved Budget” for all purposes under the DIP Loan Documents until superseded by another Approved Budget pursuant to the provisions set forth below.
(b)    Updated Budget. On or before 5:00 p.m. New York City time on Thursday, August 10, 2017 and, thereafter, the first Thursday of each calendar month (commencing with September 7, 2017), the DIP Loan Parties shall deliver to the Agent and the DIP Lenders (1) updated 13-week budgets (or the previously supplemented Approved Budget, as the case may be), covering the 13-week period that commences with the week such updated budgets are delivered, consistent with the form and level of detail of the Initial Budget and otherwise in form and substance satisfactory to the Required DIP Lenders, and (2) an updated statement of consolidated cash flows for the 13-week period that commences with the week such updated statement is delivered, consistent with the form and level of detail of the Initial Cash Flow Statement and otherwise in form and substance satisfactory to the Agent at the direction of the Required DIP Lenders (together, an “Updated Budget”). Upon (and subject to) the approval of any such Updated Budget by the Required DIP Lenders, such Updated Budget shall constitute the then-Approved Budget; provided, that in the event the Required DIP Lenders and DIP Loan Parties are unable to reach agreement regarding an Updated Budget, then the Approved Budget most recently in effect shall remain the Approved Budget; provided further that the failure of the DIP Loan Parties to agree with the Required DIP Lenders on an Updated Budget within three (3) calendar days of any date upon which the DIP Loan Parties are obligated to deliver an Updated Budget shall constitute an “Event of Default” (as defined in the DIP Credit Agreement) .
(c)    Variance Reporting. By no later than 5:00 p.m. New York City time on the Thursday of each calendar week, commencing with Thursday, August 10, 2017 (each such date, a “Variance Report Date”), the DIP Loan Parties shall deliver to the Agent and the DIP Lenders a variance report setting forth, in reasonable detail, any differences between actual receipts and disbursements verses proposed receipts and disbursements set forth in the Approved Budget for the prior week, on a line-item and aggregate basis, on a weekly basis and a cumulative basis from the beginning of the period covered by the then-current Approved Budget, together with a statement certifying compliance with the Budget Covenants (as defined below) (with supporting back-up in reasonable detail) explaining in reasonable detail all material variances from the then-current Approved Budget for such week/period and certifying that no disbursements inconsistent with the Approved Budget have been made.
(d)    Permitted Variances. The DIP Loan Parties shall not make any payment that would result in occurrence of any of the following, or otherwise permit any of the following to occur (the “Budget Covenant”): (i) a negative variance with respect to receipts, taken on a line-item or cumulative basis, to exceed 10.0%; (ii) a positive variance with respect to disbursements (provided that disbursements to (x) the DIP Lender Professionals and (y) the professionals retained by the Debtors (including (i) Rothschild Inc., (ii) Davis Polk & Wardwell LLP, (iii) Richards, Layton & Finger P.A. and (iv) Kurtzman Carson Consultants LLC) on account of such Debtors’ professionals’ standard hourly rates or similar terms of engagement (but excluding, in all cases, any success or exit fee or bonus to be paid to any of the Debtors’ professionals, except with the consent of the Required DIP Lenders or as set forth in the Approved Budget), shall not be included or otherwise considered for such variance testing), taken on a line-item or cumulative basis, to exceed 10.0%; (iii) the variance in total cash burn by the DIP Loan Parties to exceed 10.0%; or (iv) the making of any disbursement by any DIP Loan Party not contemplated by the Approved Budget (after giving effect to the foregoing variances) without having received the prior written consent of the Required DIP Lenders (which consent may be withheld in their sole discretion); provided that, for purposes of determining compliance with such Budget Covenant, there shall be permitted a carry-forward of any unused line-item surplus from week to week, solely as to such line item (and not on a cumulative basis) (such variances, collectively, the “Permitted Variance”). Unless consented to by the Required DIP Lenders, the DIP Loan Parties’ failure to comply with the Budget Covenant shall constitute an Event of Default.
(e)    Approval Required for Variances.
(i)    Variances (other than as permitted above), if any, from the Approved Budget, and any proposed change to the Approved Budget, shall be subject to written agreement by the DIP Loan Parties and the Required DIP Lenders (in their sole discretion). Any incurrence or payment by any of the DIP Loan Parties of expenses other than as set forth in the then-Approved Budget (subject to the Permitted Variance) shall constitute an Event of Default; provided that disbursements to the DIP Lender Professionals shall not be included or otherwise considered for such variance testing.

(ii)    With respect to any request by the DIP Loan Parties to fund any obligations of the Joint Venture that are not otherwise included in the Approved Budget, the DIP Loan Parties shall provide the DIP Lenders with a request for such funding which shall include the aggregate principal amount and the required timing for such funding, which the Required DIP Lenders agree in good faith to review and either approve or decline to approve in good faith within 48 hours of such request being made.
(f)    Payment of Professional Fees. Notwithstanding anything to the contrary herein, the DIP Loan Parties shall ensure that the timely (not less than monthly) payment of all DIP Lender Professional Fees that are not in dispute (in accordance with the provisions of the applicable Order with respect thereto), in accordance with the DIP Loan Documents, including the Approved Budget.
SECTION 6.05     Statements. The DIP Loan Parties shall not make any written statement or take any action challenging the validity, priority, or enforceability of DIP Liens on the DIP Collateral or the allowance or priority of the DIP Lenders’ claims on such DIP Collateral (or support or acquiesce in another party’s doing the same).
ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01     Events of Default. Each of the following shall be an event of default (each, an “Event of Default”) shall occur:
(a)    The Borrower shall fail to pay any principal of any DIP Loan when and as the same shall become due and payable, whether on the Maturity Date or any earlier Termination Date, or at a date fixed for prepayment thereof or otherwise, in cash;
(b)    The Borrower shall fail to pay in cash any interest on any DIP Loan or any fee or any other DIP Obligation (other than interest) (including in full in cash on the Maturity Date or any earlier Termination Date) payable under this Agreement or under any other DIP Loan Document, when and as the same shall become due and payable, and such failure shall continue (without the requirement of notice to any DIP Loan Party) unremedied for a period of two or more Business Days;
(c)    Any representation, warranty, or certification made or deemed made by or on behalf of any Group Member in any DIP Loan Document or by or on behalf of any Group Member (or any Financial Officer thereof) in connection with any such DIP Loan Document (including in any document delivered in connection with any such DIP Loan Document) shall prove to have been incorrect in any material respect (or in any respect, if such representation or warranty is qualified by materiality or with reference to a Material Adverse Effect) when made or deemed made;
(d)    Any Group Member shall fail to comply with (i) any provision of Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.07, Section 5.09, Section 5.11, Section 5.13, Section 5.14, Section 5.15, Section 5.16, Section 5.17, or Article VI, without the requirement of notice to any DIP Loan Party or the opportunity to cure or remedy, or (ii) any other provision of any DIP Loan Document, if such failure shall remain unremedied for three Business Days after the date on which notice thereof shall have been given to the Borrower by the Agent or the Required DIP Lenders;
(e)    (i) Any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise), after the lapse of all applicable grace periods, on any Indebtedness of any Group Member (other than the DIP Obligations) and, in each case, such failure relates to Indebtedness having a principal amount of $250,000 or more, (ii) any other material event shall occur or material condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition, after the lapse of all applicable grace periods, is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased, or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that this clause (e) shall not relate to any Indebtedness outstanding hereunder or to any Indebtedness of any Debtor that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Debtor).
(f)    Any DIP Loan Party shall incur any obligation or make any disbursement with respect to or for the benefit of the Joint Venture, without the prior written consent of the Required DIP Lenders (which consent may be withheld in their sole discretion), which shall in all cases constitute an immediate Event of Default hereunder;
(g)    One or more judgments, orders, or decrees (or other similar process) shall be rendered against any Group Member involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $250,000 and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of 30 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(h)    One or more ERISA Events shall have occurred that, individually or in the aggregate, could reasonably be expected to have or result in Material Adverse Effect on the Group Members or any of them;
(i)    Except pursuant to a valid, binding, and enforceable termination or release permitted under the DIP Loan Documents and executed by the Agent or as otherwise expressly permitted under any DIP Loan Document, (i) any provision of any DIP Loan Document shall, at any time after the delivery of such DIP Loan Document, fail to be valid and binding on, or enforceable against, any DIP Loan Party party thereto or (ii) any such DIP Loan Document purporting to grant DIP Liens securing the DIP Obligations shall, at any time after the delivery of such DIP Loan Document, fail to create such valid and enforceable DIP Liens (with the priority prescribed in the DIP Loan Documents) on any portion of the DIP Collateral or any such DIP Lien shall fail or cease to be a perfected Lien with the priority required in the relevant DIP Loan Document or any Group Member shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred, or any Group Member shall submit to the Bankruptcy Court any motion or other filing challenging the validity, priority ,or enforceability of DIP Liens on the DIP Collateral or the allowance or priority of any claim with respect to the DIP Obligations;
(j)    There shall occur any Change of Control;
(k)    The DIP Loan Parties increase the compensation or benefits of any officer or executive employee or modify the terms of any related Contractual Obligation or other arrangement in a manner that increases the compensation or benefits of any officer or executive employee on terms not acceptable to the Required DIP Lenders, unless such increase or modification (i) has been approved by the Bankruptcy Court or (ii) results from changes or amendments to employee benefit plans required by applicable Law;
(l)    Any failure to comply with the then-Approved Budget and Budget Covenant, or the making of any payment not permitted thereunder (including, for the avoidance of doubt, any payment with respect to the Joint Venture not consented to in advance in writing by the Required DIP Lenders);
(m)    Any DIP Loan Party shall adopt any employee-incentive plan that is not reasonably acceptable to the Required DIP Lenders, unless such employee-incentive plan has been approved by the Bankruptcy Court;
(n)    [Reserved];
(o)    Any of the following shall fail to occur (collectively, the “Milestones”):
(i)    Commencement of the Chapter 11 Cases no later than August 4, 2017;

(ii)    Filing of a motion for entry of the Interim Order within one Business Day of the Petition Date;
(iii)    Entry of the Interim Order within five days of the Petition Date;
(iv)    Entry of the Final Order within 40 days of the Petition Date;
(v)    Each of the following (collectively, the “Sale Process Milestones”):
(A)Filing of a motion for entry of an order approving the Debtors’ bid procedures motion within one Business Day of the Petition Date;
(B)Entry of an order approving the Debtors’ bid procedures motion within 28 days of the Petition Date; provided that the Debtors shall use best efforts (including filing a motion to shorten notice under Local Bankruptcy Rule 6004-1(c)) to obtain entry of such order within 15 days of the Petition Date;
(C)Initial bid deadline within the later to occur of (i) 50 days of the Petition Date and (ii) 20 days from entry of an order approving the Debtors’ bid procedures motion, which bids (in either case) shall be provided promptly to the DIP Lenders;
(D)Auction (if any) within 10 days of the initial bid deadline, which auction (if any) the DIP Lenders will (i) be permitted to attend in person irrespective of their submission of a bid and (ii) have reasonable consultation rights with respect to, in their capacities as DIP Lenders and noteholders;
(E)Entry of order approving the winning bid within 10 days of the conclusion of the auction;
(F)Consummation of a Permitted Going-Concern Sale within 10 days of entry of order approving such bid as the winning bid; and
(vi)    Each of the following (collectively, the “Plan Milestones”):
(A)Entry of an order approving the disclosure statement and form of chapter 11 plan for the DIP Loan Parties, in each case in form and substance reasonably acceptable to the Required DIP Lenders, within 75 days of Petition Date; and
(B)Entry of an order confirming the a chapter 11 plan for the DIP Loan Parties within 105 days of the Petition Date;
provided, however, that, in the event that the DIP Loan Parties file with the Bankruptcy Court a motion seeking approval of a disclosure statement and a form of a chapter 11 plan, with the support of the Required DIP Lenders, the foregoing Sale Process Milestones shall be deemed waived in favor of the foregoing Plan Milestones; provided further, however, that any Milestone (including any Sale Process Milestone and any Plan Milestone) may be waived or extended by the Required DIP Lenders. In the event that a Milestone falls on a day that is not a Business Day, such Milestone shall be extended to the next succeeding Business Day.
(p)    There shall have occurred any of the following in the Chapter 11 Cases:
(i)    The bringing of a motion or taking of any action, in each case, by any DIP Loan Party in the Chapter 11 Cases, or the entry of any order by the Bankruptcy Court in the Chapter 11 Cases: (w) to obtain additional financing under Bankruptcy Code section 364(c) or 364(d); (x) to grant any Lien other than DIP Liens upon or otherwise affecting any DIP Collateral; (y) except as provided in the Interim Order or Final Order, as applicable, to use cash collateral of the Agent under Bankruptcy Code section 363(c) without the prior written consent of the Required DIP Lenders; or (z) that (in the case of any DIP Loan Party) requests or seeks authority for or that (in the case of an order entered by the Bankruptcy Court on account of a request by any DIP Loan Party) approves or provides authority to take any other action or actions materially adverse to the DIP Lenders or their rights and remedies hereunder or their interests (including, without limitation, the DIP Liens) in the DIP Collateral;
(ii)    With respect to any Milestone, any order or any motion or related filing in support thereof or underlying agreement or other document, shall be filed with the Bankruptcy Court in form or substance that is not reasonably acceptable to the Required DIP Lenders;
(iii)    The filing of any chapter 11 plan or disclosure statement attendant thereto, or any direct or indirect amendment or supplement thereto, by any DIP Loan Party that does not provide for payment in full in cash of all DIP Obligations on the effective date thereof (or such other treatment of such claims, as to any individual DIP Lender, as may be consented to by such DIP Lender) to which the Required DIP Lenders do not consent or otherwise agree to the treatment of their claims, or the termination of any DIP Loan Party’s exclusive right to file and solicit acceptances of a plan of reorganization (other than in favor of the Agent or DIP Lenders);
(iv)    [Reserved];
(v)    The entry of an order amending, supplementing, staying, vacating, or otherwise modifying any DIP Loan Document (including the Interim Order or the Final Order) in any case without the prior written consent of the Required DIP Lenders;
(vi)    The payment of any Prepetition claim or obligation without the Required DIP Lenders’ prior written consent, other than as provided in any “first day order” that has been entered by the Bankruptcy Court;

(vii)    The entry of an order by the Bankruptcy Court appointing, or the filing of an application by any DIP Loan Party for an order seeking the appointment of, in either case without the consent of the Required DIP Lenders, an interim or permanent trustee in the Chapter 11 Cases or the appointment of a receiver or an examiner with expanded powers under Bankruptcy Code section 1104 in the Chapter 11 Cases (including, without limitation, the power to conduct an investigation of (or compel discovery from) the Agent or any DIP Lender, in its capacity as such or as a Prepetition noteholder or equity investor in any Group Member);
(viii)    The dismissal of any of the Chapter 11 Cases;
(ix)    The conversion of any of the Chapter 11 Cases from one under chapter 11 to one under chapter 7 of the Bankruptcy Code, or any DIP Loan Party shall file a motion or other submission with the Bankruptcy Court seeking, or consenting or acquiescing to, the same ;
(x)    The entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Bankruptcy Code section 362 (x) to allow any creditor to execute upon or enforce a Lien on any DIP Collateral having a Fair Market Value in excess of $100,000, or (y) to grant any Lien on any DIP Collateral having a Fair Market Value in excess of $75,000 to any state or local environmental or regulatory agency or authority;
(xi)    The entry of an order in the Chapter 11 Cases avoiding or requiring repayment of any portion of the payments made on account of the DIP Obligations owing under this Agreement or the other DIP Loan Documents;
(xii)    The failure of any DIP Loan Party to perform any of its obligations under the Interim Order or the Final Order in any material respect;
(xiii)    [Reserved];
(xiv)    The entry of an order in any of the Chapter 11 Cases granting any other super-priority administrative claim or Lien equal or superior to the claims with respect to the DIP Obligations or any DIP Lien, without the consent in writing of the Agent at the direction of the Required DIP Lenders;
(xv)    [Reserved];
(xvi)    The entry of an order precluding the Agent (on behalf of the DIP Lenders and at the direction of the Required DIP Lenders) from having the right to or being permitted to “credit bid” any and all of the DIP Obligations, or the filing of any motion or other submission by any DIP Loan Party supporting or consenting or acquiescing to the same;

(xvii)    Any attempt by any DIP Loan Party to reduce, set off, or subordinate the DIP Obligations or the DIP Liens to any other Indebtedness or Lien;
(xviii)    [Reserved];
(xix)    [Reserved];
(xx)    [Reserved];
(xxi)    The cessation of the DIP Liens, or any of the super-priority claims granted with respect to the DIP Obligations hereunder shall cease to be valid, perfected, and enforceable in all respects in accordance with the DIP Loan Documents; or
(xxii)    The Bankruptcy Court shall cease to have jurisdiction with respect to all matters relating to the exercise of rights and remedies under the DIP Loan Documents (including the Orders), the DIP Liens, the DIP Collateral, or any claim with respect to the DIP Obligations.
SECTION 7.02     Remedies. During the continuance of any Event of Default (subject to the applicable provisions of the Orders, the Agent may, and, at the request of the Required DIP Lenders, shall, deliver written notice to the Bankruptcy Court and the other parties entitled to notice under the Orders that, pursuant to the Orders, the automatic-stay provisions of Bankruptcy Code section 362 have been vacated and modified to the extent necessary to permit the Agent and the Required DIP Lenders to exercise all rights and remedies provided for in the DIP Loan Documents and, in addition to any other right or remedy provided under any DIP Loan Document or by any applicable Law, do each of the following as directed by the Required DIP Lenders:
(i)    Immediately terminate the use of any amounts held in the DIP Loan Proceeds Deposit Account or any other cash collateral by any DIP Loan Party;
(ii)    Terminate the unfunded Commitments, this Agreement and any DIP Loan Document as to any future liability or obligation of the Agent or any DIP Lender; provided that any such termination shall not affect any of the DIP Obligations or the DIP Liens;
(iii)    Declare all DIP Obligations (including all Prepayment Fees) to be immediately due and payable;
(iv)    Freeze monies or balances in any DIP Loan Party’s accounts and sweep all funds contained in the DIP Loan Proceeds Deposit Account;
(v)    Immediately setoff any and all amounts in accounts maintained by any DIP Loan Party with the Agent or the DIP Lenders against the DIP Obligations, or otherwise enforce any and all rights against the DIP Collateral in the possession of the Agent or the DIP Lenders, including, without limitation, disposition of DIP Collateral solely for application toward the DIP Obligations; and
(vi)    Take any other action or exercise any other right or remedy permitted under the Orders, the DIP Loan Documents, or applicable Law (including the Bankruptcy Code or applicable non-bankruptcy Law), without notice to any party.
From and after the occurrence of an Event of Default, the DIP Loan Parties shall cooperate fully with the Agent and the DIP Lenders in their exercise of rights and remedies, whether against the DIP Collateral or otherwise.
SECTION 7.03     UCC and Other Remedies.
(a)    UCC Remedies. Subject to the applicable provisions of the Orders, during the continuance of an Event of Default, the Agent shall exercise, at the direction of the Required DIP Lenders, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any DIP Obligation (including all other DIP Loan Documents), all rights and remedies of a secured party under the UCC or any other applicable Law.
(b)    Sale of Collateral. Subject to the applicable provisions of the Orders and to the extent permitted by applicable Law, without limiting the generality of the foregoing, the Agent shall (personally or through its attorneys or other agents), at the direction of the Required DIP Lenders, without the requirement to demand performance or of any other demand, presentment, protest, advertisement, or notice of any kind (except any notice required by the Interim Order or Final Order and any notice required by this Agreement or by Law referred to below) to or upon any DIP Loan Party or any other Person (all and each of which demands, defenses, advertisements, and notices are hereby waived (except as required by, and not subject to waiver under, the Interim Order or the Final Order)), during the continuance of any Event of Default:
(i)    Enter upon the premises where any DIP Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final or other judgment or giving any DIP Loan Party or any other Person notice or opportunity for a hearing on the Agent’s claim or action;
(ii)    Collect, receive, appropriate, and realize on any DIP Collateral,
(iii)    Sell, grant any option to purchase, and deliver any DIP Collateral (and enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sales, at any exchange, broker’s board, or office of the Agent or any DIP Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk;
(iv)    Withdraw all cash and cash equivalents in any deposit account or securities account of a DIP Loan Party (including, for the avoidance of doubt, the DIP Loan Proceeds Deposit Account) and apply such cash and cash equivalents and any other cash then held by it as DIP Collateral in satisfaction of any of the DIP Obligations;
(v)    Give notice and take sole possession and control of all amounts on deposit in or credited to any deposit account or securities account (including, for the avoidance of doubt, the DIP Loan Proceeds Deposit Account);
(vi)    Immediately terminate the DIP Loan Parties’ limited use of any cash collateral; and
(vii)    Immediately setoff any and all amounts in deposit accounts constituting DIP Collateral (including, for the avoidance of doubt, the DIP Loan Proceeds Deposit Account) against the DIP Obligations, or otherwise enforce any and all rights against the DIP Collateral, including, without limitation, by applying the proceeds of any action taken pursuant to clause (iii) above against the DIP Obligations.
The Agent shall have the right (exercisable at the direction of the Required DIP Lenders), upon any such public sale and, to the extent permitted by the UCC and other applicable Law, upon any such private sale, to purchase the whole or any part of the DIP Collateral so sold (and, in lieu of actual payment of the purchase price, may “credit bid” or otherwise setoff the amount of such price against the DIP Obligations), free of any right or equity of redemption of any DIP Loan Party, all of which rights and equities are hereby waived and released; provided that in any such credit bid, any non-consenting DIP Lender shall retain the right hereunder to have its Pro Rata DIP Share of its DIP Obligations repaid in full in cash upon the closing of any such credit bid transaction.
(c)    Management of DIP Collateral. Each DIP Loan Party further agrees that, during the continuance of any Event of Default:
(i)    At the Agent’s request, it shall assemble the DIP Collateral (to the extent applicable) and make it available to the Agent at places that the Agent shall reasonably select, whether at such DIP Loan Party’s premises or elsewhere;
(ii)    Without limiting the foregoing, the Agent also has the right to require that each DIP Loan Party store and keep any DIP Collateral (to the extent applicable) pending further action by the Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such DIP Collateral in good and marketable condition;
(iii)    Until the Agent is able to Sell any DIP Collateral, the Agent shall have the right (exercisable at the direction of the Required DIP Lenders) to hold or use such DIP Collateral to the extent that it deems appropriate for the purpose of preserving the DIP Collateral or its value or for any other purpose deemed appropriate by the Agent; and
(iv)    The Agent shall, if it so elects (at the direction of the Required DIP Lenders), seek the appointment of a receiver or keeper to take possession of any DIP Collateral and to enforce any of the Agent’s remedies (for its benefit and for the benefit of the DIP Lenders), with respect to such appointment without prior notice or hearing as to such appointment.
The Agent shall not have any obligation to any DIP Loan Party or their estates to maintain or preserve the rights of any DIP Loan Party as against third parties with respect to any DIP Collateral while such DIP Collateral is in the possession of the Agent.
(d)    Direct Obligation. Neither the Agent nor any DIP Lender shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any DIP Loan Party or any other Person with respect to the payment of the DIP Obligations or to pursue or exhaust any right or remedy with respect to any DIP Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of the Agent and DIP Lenders under any DIP Loan Document shall be cumulative, may be exercised individually or concurrently, and shall not be exclusive of any other right or remedy provided by any Law. To the extent it may lawfully do so, each DIP Loan Party absolutely and irrevocably waives and relinquishes the benefit or advantage of, and covenants not to assert against the Agent or any DIP Lender, any valuation, stay, appraisement, extension, redemption, or similar law and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any right hereunder or under any other DIP Loan Document or applicable Law. If any notice of a proposed sale or other disposition of any DIP Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.
(e)    Commercially Reasonable. To the extent that any applicable Law impose duties on the Agent or DIP Lenders to exercise remedies in a commercially reasonable manner, each DIP Loan Party acknowledges and agrees that it is not commercially unreasonable for the Agent or DIP Lenders to do any of the following:
(i)    Incur significant costs, expenses, or other liabilities reasonably deemed as such by the Agent or DIP Lenders to prepare any DIP Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii)    Obtain permits, or other consents, for access to any DIP Collateral to Sell or for the collection or Sale of any DIP Collateral, or, if not required by other Laws, obtain permits or other consents for the collection or disposition of any DIP Collateral;
(iii)    Fail to exercise remedies against Account Debtors or other Persons obligated on any DIP Collateral or to remove Liens on any DIP Collateral or to remove any adverse claims against any DIP Collateral;
(iv)    Advertise dispositions of any DIP Collateral through publications or media of general circulation, whether or not such DIP Collateral is of a specialized nature or to contact other Persons, whether or not in the same business as any DIP Loan Party, for expressions of interest in acquiring any such DIP Collateral;
(v)    Exercise collection remedies against Account Debtors and other Persons obligated on any DIP Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any DIP Collateral, whether or not such DIP Collateral is of a specialized nature or, to the extent deemed appropriate by the Agent or DIP Lenders, obtain the services of other brokers, investment bankers, consultants, and other professionals to assist the Agent or DIP Lenders in the collection or disposition of any DIP Collateral, or utilize internet sites that provide for the auction of assets of the types included in the DIP Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any DIP Collateral;
(vi)    Dispose of assets in wholesale rather than retail markets;
(vii)    Disclaim disposition warranties, such as title, possession, or quiet enjoyment; or
(viii)    Purchase insurance or credit enhancements to insure the Agent and DIP Lenders against risks of loss, collection, or disposition of any DIP Collateral or to provide to the Agent and DIP Lenders a guaranteed return from the collection or disposition of any DIP Collateral.
Each DIP Loan Party acknowledges that the purpose of this Section 7.03 is to provide a non- exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any DIP Collateral and that other actions or omissions by any of the Agent and DIP Lenders shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.03. Without limiting the generality of the foregoing, nothing contained in this Section 7.03 is intended to or shall be construed to grant any right to any DIP Loan Party whatsoever, or to impose any duty on any of the Agent and DIP Lenders that would not have been granted or imposed by this Agreement, the other DIP Loan Documents, or by applicable Law, in the absence of this Section 7.03.

SECTION 7.04     Accounts and Payments in Respect of General Intangibles.
(a)    In addition to, and not in substitution for, any other provision in this Agreement, if required by the Agent or DIP Lenders at any time during the continuance of an Event of Default, any payment of Accounts or payment in respect of General Intangibles, when collected by any DIP Loan Party, shall be promptly (and, in any event, within one (1) Business Day) deposited by such DIP Loan Party in the exact form received, duly indorsed by such DIP Loan Party to the Agent (for its benefit and for the benefit of the DIP Lenders), in the DIP Loan Proceeds Deposit Account, subject to withdrawal by the Agent as provided in Section 7.05. Until so turned over, such payment shall be held by such DIP Loan Party in trust for the Agent, segregated from other funds of such DIP Loan Party. Each such deposit of proceeds of Accounts and payments in respect of General Intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. For the avoidance of doubt, any such payment of Accounts or payment in respect of General Intangibles, whether before or after deposit in the DIP Loan Proceeds Deposit Account, shall constitute DIP Collateral subject to the DIP Liens.
(b)    At any time during the continuance of an Event of Default:
(i)    Each DIP Loan Party shall, upon the Agent’s or Required DIP Lenders’ request, deliver to the Agent all original and other documents evidencing, and relating to, the Contractual Obligations and transactions that gave rise to any Account or any payment in respect of General Intangibles, including all original orders, invoices, and shipping receipts and notify Account Debtors that the accounts or general intangibles have been collaterally assigned to the Agent (for the benefit of the DIP Lenders) and that payments in respect thereof shall be made directly to the Agent (for the account of the DIP Lenders); and
(ii)    The Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a DIP Loan Party to collect its Accounts or amounts due under General Intangibles or any thereof and, in its own name or in the name of others, communicate with Account Debtors to verify with them to the Agent’s reasonable satisfaction the existence, amount, and terms of any Account or amounts due under any General Intangible. In addition, the Agent may at any lime enforce such DIP Loan Party’s rights against such Account Debtors and obligors of General Intangibles.
(c)    Anything herein to the contrary notwithstanding, each DIP Loan Party shall remain liable under each Account and each payment in respect of General Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Agent nor any DIP Lender shall have any obligation or liability under any agreement giving rise to an Account or a payment in respect of a General Intangible by reason of or arising out of any DIP Loan Document or the receipt by any of them of any payment relating thereto, or be obligated in any manner to perform any obligation of any DIP Loan Party under or pursuant to any agreement giving rise to an Account or a payment in respect of a General Intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.
SECTION 7.05     Proceeds to be Turned over to and Held by Agent. Unless otherwise expressly provided in this Agreement or directed by the Required DIP Lenders, upon the occurrence and during the continuance of an Event of Default, all proceeds of any DIP Collateral received by any DIP Loan Party hereunder in cash or cash equivalents shall be held by such DIP Loan Party in trust for the Agent (for its benefit and for the benefit of the DIP Lenders) and promptly (and, in any event, within one (1) Business Day) deposited by such DIP Loan Party in the exact form received, duly indorsed by such DIP Loan Party to the Agent (for its benefit and for the benefit of the DIP Lenders), in the DIP Loan Proceeds Deposit Account. For the avoidance of doubt, all proceeds being held in the DIP Loan Proceeds Deposit Account (or by such DIP Loan Party in trust for the Agent) shall continue to be held as collateral security for the DIP Obligations and shall not constitute payment thereof until applied as provided in this Agreement.
SECTION 7.06     Registration Rights.
(a)    Each DIP Loan Party recognizes that the Agent may be unable to effect a public sale of any pledged DIP Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as in effect from time to time, and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable, or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each DIP Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any pledged DIP Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act of 1933, as in effect from time to time, or under applicable state securities laws, even if such issuer would agree to do so.
(b)    Upon the occurrence and during the continuance of an Event of Default, each DIP Loan Party shall use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary or desirable to make such sales of any portion of the pledged DIP

Collateral pursuant to this Section 7.06 valid and binding and in compliance with all applicable Laws; provided that no DIP Loan Party shall have any obligation to publicly register any pledged DIP Collateral. Each DIP Loan Party further agrees that a breach by any DIP Loan Party of any covenant contained in this Section 7.06 would cause irreparable injury to the Agent and DIP Lenders, that the Agent and DIP Lenders have no adequate remedy at law in respect of such breach, and that, as a consequence, each and every covenant contained in this Section 7.06 shall be specifically enforceable against each DIP Loan Party, and such DIP Loan Party hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement.
SECTION 7.07     Deficiency. To the fullest extent permitted by applicable Law, each DIP Loan Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of any DIP Collateral are insufficient to pay all DIP Obligations and the fees and disbursements of any attorney employed by the Agent or any DIP Lender to collect such deficiency.
SECTION 7.08     Application of Funds. Notwithstanding anything herein to the contrary, all payments received on account of the DIP Obligations (in respect of the DIP Collateral or otherwise) shall be applied by the Agent as follows:
(i)    First, to payment of that portion of the DIP Obligations constituting fees, indemnities, expenses, and other amounts (including fees and disbursements and other charges of legal and financial advisors payable under Section 11.03 and amounts payable under Section 2.13(a)) payable to the Agent in its capacity as such;
(ii)    Second, to payment of that portion of the DIP Obligations constituting fees (including, for the avoidance of doubt, Commitment Fees and Exit Fees), indemnities, and other amounts payable to the DIP Lenders arising under the DIP Loan Documents (other than as contemplated by clause (iii) or clause (iv) hereof), ratably among them in proportion to the respective amounts payable to them;
(iii)    Third, to payment of that portion of the DIP Obligations constituting accrued and unpaid interest on the DIP Loans, ratably among the DIP Lenders in proportion to the respective amounts payable to them;
(iv)    Fourth, to payment of that portion of the DIP Obligations constituting unpaid principal of the DIP Loans, ratably among the DIP Lenders in proportion to the respective amounts payable to them;
(v)    Fifth, to the payment in full in cash of all other DIP Obligations, in each case ratably among the Agent and each DIP Lender, based upon the respective aggregate amounts of all such DIP Obligations owing to them in proportion to the respective amounts payable to them; and
(vi)    Finally, the balance, if any, after all DIP Obligations have been indefeasibly paid in full in cash, to the Borrower or as otherwise required by Law.
ARTICLE VIII

AGENCY
SECTION 8.01     Appointment and Authorization of Agents. Each DIP Lender hereby irrevocably appoints WSFS to act on its behalf as the Agent hereunder and under the other DIP Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agents and the DIP Lenders, and no DIP Loan Party or other Group Member shall have any right as a third-party beneficiary of any of such provisions or otherwise. The use of the term “Agent” herein or in any other DIP Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
SECTION 8.02     Rights as a DIP Lender. If applicable, the Agent shall have the same rights and powers in its capacity as a DIP Lender as any other DIP Lender and may exercise the same as though it were not the Agent hereunder. The Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliates thereof as if the Agent were not an Agent hereunder and without any duty to account therefor to the DIP Lenders.
SECTION 8.03     Exculpatory Provisions.
(a)    The Agent shall have no any duty or obligations except those expressly set forth herein and in the other DIP Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent shall not:
(i)    Be subject to any fiduciary or other implied duty, regardless of whether a Default has occurred and is continuing;

(ii)    Have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other DIP Loan Documents that the Agent is required to exercise as directed in writing by the Required DIP Lenders (or such other number or percentage of the DIP Lenders as shall be expressly provided for herein or in the other DIP Loan Documents); provided, that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any DIP Loan Document or applicable Law, including (for the avoidance of doubt) any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification, or termination of property of a Defaulting DIP Lender in violation of any Debtor Relief Law; and
(iii)    Except as expressly set forth herein and in the other DIP Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by it or any of its Affiliates in any capacity.
(b)    The Agent shall not be liable for any action taken or not taken by it:
(i)    With the consent or at the request or direction of the Required DIP Lenders (or such other number or percentage of the DIP Lenders as shall be expressly provided for herein or in the other DIP Loan Documents); or
(ii)    In the absence of its own gross negligence and willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment.
The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Agent shall have received written notice from a DIP Lender or the Borrower referring to this Agreement, describing such Default, and identifying it as such.
(c)    No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into:
(i)    Any statement, warranty, or representation made in or in connection with this Agreement or any other DIP Loan Document;
(ii)    The contents of any certificate, report, or other document delivered hereunder or thereunder or in connection herewith or therewith;
(iii)    The performance or observance of any of the covenants, agreements, or other terms or conditions set forth herein or therein or the occurrence of any Default;

(iv)    The validity, enforceability, effectiveness, or genuineness of this Agreement, any other DIP Loan Document, or any other agreement, instrument, or document;
(v)    The satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it as Agent.
SECTION 8.04     Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for so reasonably relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for so reasonably relying thereon. In determining compliance with any condition hereunder to any Credit Extension that, by its terms, shall be fulfilled to the satisfaction of a DIP Lender, the Agent may reasonably presume that such condition is reasonably satisfactory to such DIP Lender unless the Agent shall have received notice to the contrary from such DIP Lender prior to any such Credit Extension. The Agent may consult with legal counsel, independent accountants, and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, or experts. The Agent may at any time request instructions from the DIP Lenders as to a course of action to be taken by it hereunder and under any of the other DIP Loan Documents or in connection herewith and therewith or any other matter relating hereto and thereto. If Agent shall request instructions from the DIP Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other DIP Loan Document, the Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required DIP Lenders, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the DIP Lenders shall not have any right of action whatsoever against the Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required DIP Lenders. Notwithstanding anything contained herein to the contrary, the Agent shall not be required to exercise any discretion or take any action but shall only be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required DIP Lenders (or such other number or percentage of the DIP Lenders as shall be expressly provided for herein or in the other DIP Loan Documents), in each case, as specified therein, and such instructions shall be binding upon the Agent and each of the DIP Lenders; provided, however, that the Agent shall not be required to take any action which is contrary to any provision of this Agreement or the other DIP Loan Documents (as each may be amended, supplemented, or otherwise modified from time to time in accordance with its terms) or applicable Law.

SECTION 8.05     Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other DIP Loan Document by or through any one or more sub-agents appointed by the Agent and reasonably acceptable to the Required DIP Lenders. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 8.06     Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each DIP Lender (severally and not jointly or jointly and severally) shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of any DIP Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each DIP Lender’s Pro Rata DIP Share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided that no DIP Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct. In the case of any investigation, litigation, or other proceeding giving rise to Indemnified Liabilities, this Section 8.06 shall apply whether any such investigation, litigation, or other proceeding is brought by any DIP Lender or any other Person. Without limiting the generality of the foregoing, each DIP Lender (to the extent not reimbursed by the DIP Loan Parties) and the DIP Loan Parties shall reimburse the Agent, upon demand(for its Pro Rata DIP Share, in the case of the DIP Lenders) of any costs or out-of-pocket expenses (including the reasonable and documented fees, disbursements, and other charges of counsel) incurred by the Agent in connection with preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other DIP Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such costs or expenses by or on behalf of the DIP Loan Parties.
SECTION 8.07     Resignation and Removal of Agent.
(a)    The Agent may resign as Agent upon 30 days’ prior notice to the DIP Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required DIP Lenders shall appoint a successor agent (which may be an Affiliate of a DIP Lender), which successor shall be reasonably acceptable to the Borrower; provided that the Borrower shall not unreasonably withhold, delay, or condition its acceptance of the same; provided further that any such successor shall be deemed reasonably acceptable to the Borrower if a written objection in not received in writing within one Business Day of appointment thereof by the Required DIP Lenders; provided further that during the existence of Default or Event of Default, no such notice or consent shall be necessary whatsoever.
(b)    If no such successor shall have been so appointed by the Required DIP Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Agent, then the Agent may (but shall not be obligated to), on behalf of the DIP Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other DIP Loan Documents (except that in the case of any DIP Collateral held by the Agent for the benefit of the DIP Lenders under any of the DIP Loan Documents, the Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to, or through the Agent shall instead be made to each DIP Lender directly and by the Required DIP Lenders, until such time as the Required DIP Lenders appoint a successor Agent, as provided for above.
(c)    Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other DIP Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor, with the consent of the Required DIP Lenders. After the retiring Agent’s resignation hereunder and under the other DIP Loan Documents, the provisions of this Article 11 shall continue in effect for the benefit of such retiring Agent, its sub-agents (appointed pursuant to the terms hereof), and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent (other than with respect to actions determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent’s own gross negligence or willful misconduct, or that of any of its Agent-Related Persons).
(d)    The Required DIP Lenders may remove the Agent at any time, with notice to the Agent and the Borrower, which removal shall become effective (without the need for further notice to or the consent of the removed Agent or any DIP Loan Party or other Group Member) by its terms and, in all cases, no later than the acceptance by a successor Agent of its appointment by the Required DIP Lenders; provided that (i) such successor shall be reasonably acceptable to the Borrower, (ii) the Borrower shall not unreasonably withhold, delay, or condition its acceptance of the same, (iii) any such successor shall be deemed reasonably acceptable to the Borrower if a written objection in not received in writing within one Business Day of appointment thereof by the Required

DIP Lenders, and (iv) during the existence of Default or Event of Default, no such notice or consent of any party (other than the Required DIP Lenders) shall be necessary whatsoever.
In the event of a removal pursuant to Section 8.07(d), the provisions of Article 11 shall continue in effect for the benefit of such removed Agent, its sub-agents (appointed pursuant to the terms hereof), and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the removed Agent was acting as Agent (other than with respect to actions determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent’s own gross negligence or willful misconduct, or that of any of its Agent-Related Persons).
SECTION 8.08     Non-Reliance on Agents and Other DIP Lenders. Each DIP Lender expressly acknowledges that no Agent-Related Person has made any representation or warranty to it and that no act of any such Agent-Related Person hereafter taken, including any review of the affairs of a DIP Loan Party or any affiliate of a DIP Loan Party, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any DIP Lender. Each DIP Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other DIP Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each DIP Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other DIP Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other DIP Loan Document, or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents expressly required to be furnished hereunder or under any other DIP Loan Document, the Agent-Related Persons shall not have any duty or responsibility to provide any DIP Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects, or creditworthiness of any DIP Loan Party or any Affiliate of a DIP Loan Party that may come into the possession of any Agent-Related Person.
SECTION 8.09     Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Group Member (including, for the avoidance of doubt, the Chapter 11 Case), the Agent (irrespective of whether the principal of any DIP Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    To file and prove a claim for the whole amount of the principal, interest, and fees owing and unpaid in respect of the DIP Loans and all other DIP Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the DIP Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements, and advances of the DIP Lenders and the Agent and their respective counsel and other agents, and all other amounts due to the DIP Lenders and the Agent under Sections 2.13 and Section 11.03) allowed in such judicial proceeding; and
(b)    To collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with the terms hereof;
provided that any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is hereby authorized by each DIP Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the DIP Lenders to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements, and advances of the Agent and its counsel and other agents, and any other amount due to the Agent under Section 2.13 and Section 11.03.
SECTION 8.10     [Reserved.]
SECTION 8.11     Concerning the DIP Collateral and the Security Documents.
(a)    Each DIP Lender agrees that any action taken by the Agent or the Required DIP Lenders (or, where required by the express terms of this Agreement, a greater proportion of the DIP Lenders) in accordance with the provisions of this Agreement or of the other DIP Loan Documents, and the exercise by the Agent or the Required DIP Lenders (or, where so expressly required, such greater proportion of the DIP Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the DIP Lenders. Without limiting the generality of the foregoing, but subject to the terms and conditions herein, the Agent shall have the sole and exclusive right and authority to:
(i)    Act as the disbursing and collecting agent for the DIP Lenders with respect to all payments and collections arising in connection herewith and with the Security Documents;
(ii)    Execute and deliver each Security Document and accept delivery of each such agreement delivered by any DIP Loan Party;
(iii)    Act as collateral agent for the DIP Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided that the Agent hereby appoints, authorizes, and directs each DIP Lender to act as collateral sub-agent for the Agent and the DIP Lenders for purposes of the perfection of all security interests and Liens (including, without limitation, the DIP Liens) with respect to the DIP Collateral, including any deposit accounts maintained by a DIP Loan Party with, and cash and cash equivalents held by, such DIP Lender (including, without limitation, the DIP Loan Proceeds Deposit Account);
(i)    Release any DIP Loan Party as described in Section 8.11(e) and any DIP Collateral as described in Section 8.11(b);
(ii)    Manage, supervise, and otherwise deal with the DIP Collateral;
(iii)    Take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens (including all DIP Liens) created or purported to be created by the Security Documents; and
(iv)    Except as may be otherwise specifically restricted by the terms hereof or of any other DIP Loan Document, exercise all remedies given to the Agent or any DIP Lender (or the Required DIP Lenders, with the direction or consent thereof) with respect to the DIP Collateral under the DIP Loan Documents relating thereto, applicable Law or otherwise.
(b)    Each of the DIP Lenders hereby consents to the release and hereby directs, in accordance with the terms hereof, the Agent to release any DIP Lien held by the Agent for the benefit of the DIP Lenders against (i) any of the DIP Collateral and all DIP Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all DIP Loans and other DIP Obligations that the Agent has been notified in writing are then due and payable and (ii) any part of the DIP Collateral sold or disposed of by a DIP Loan Party, if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement) and the DIP Liens shall have attached to the proceeds thereof.
(c)    The DIP Loan Parties and the Required DIP Lenders hereby irrevocably authorize the Agent, with the consent or direction of the Required DIP Lenders, to
(i)    Consent to, credit bid, or purchase (either directly or through one or more acquisition vehicles) all or any portion of the DIP Collateral at any sale thereof (including any Permitted Going-Concern Sale) conducted under the provisions of the Bankruptcy Code, including under section 363 thereof;
(ii)    Credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the DIP Collateral at any Sale thereof conducted under the provisions of the UCC, including pursuant to UCC Section 9-610 or Section 9-620; or

(iii)    Credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the DIP Collateral at any other sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with applicable law.
In connection with any such credit bid or purchase, the DIP Obligations owed to the DIP Lenders shall be entitled to be, and shall be, credit bid in their entirety at the direction of the Required DIP Lenders, subject to the obligation of the Borrower (upon demand by any DIP Lender) to repay the DIP Obligations in full in cash upon the consummation of any such Sale; provided that the amount of DIP Obligations to be credit bid in connection with such sale at the direction of the Required DIP Lenders shall be reduced dollar-for-dollar with respect to amount of the DIP Obligations so demanded to be repaid in cash by any individual DIP Lender.
The Agent, based upon the instruction of the Required DIP Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith the Agent may reduce the DIP Obligations owed to the DIP Lenders (ratably based upon the proportion of their DIP Obligations credit bid in relation to the aggregate amount of DIP Obligations so credit bid) based upon the value of such non-cash consideration, subject in all cases the obligation of the Borrower (upon demand by any DIP Lender) to repay the DIP Obligations in full in cash upon the consummation of any such Sale.
(d)    Each of the DIP Lenders hereby directs the Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 8.11 promptly upon the effectiveness of any such release.
(e)    Each of the DIP Lenders hereby consents to the release of any Subsidiary Guarantor from its obligations hereunder and under the other DIP Loan Documents in the event that such Person ceases to be Subsidiary as a result of a Permitted Going-Concern Sale or transaction permitted under the DIP Loan Documents.
ARTICLE IX

SECURITY
SECTION 9.01     Security.
(a)    To induce the Agent and the DIP Lenders to enter into this Agreement and the other DIP Loan Documents and to secure the due and punctual payment of all DIP Obligations of the DIP Loan Parties, howsoever created, arising, or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due or otherwise arising, in accordance with the terms thereof and to secure the performance of all of the obligations of the DIP Loan Parties hereunder and under the other DIP Loan Documents in respect of the DIP Obligations and otherwise, each DIP Loan Party hereby grants, assigns, conveys, mortgages, pledges, hypothecates, collaterally assigns and transfers to the Agent, for itself and for the benefit of the DIP Lenders, a DIP Lien upon and a continuing priming first-priority security interest in accordance with Bankruptcy Code sections 364(c)(2), 364(c)(3), and 364(d)(1) (other than with respect to the SVB Cash Collateral Accounts and any other DIP Collateral subject to the Permitted Senior Liens, with respect to which the DIP Liens shall be governed by Bankruptcy Code sections 364(c)(2) and 364(c)(3)), in all of its right and title to and interest in all personal and real Property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such DIP Loan Party, whether owned or consigned by or to, or leased from or to, such DIP Loan Party, and regardless of where located, including all right and title to and interest in each of the following:
(i)    Accounts;
(ii)    Chattel Paper;
(iii)    Commercial Tort Claims (including Commercial Tort Claims described on Schedule 9.01(a)(iii));
(iv)    Deposit Accounts and Securities Accounts;
(v)    Documents;
(vi)    Equipment;
(vii)    Fixtures;
(viii)    General Intangibles (including Payment Intangibles) (including, for the avoidance of doubt, all of the DIP Loan Parties’ right and title to and interest in or in respect of the Joint Venture);
(ix)    Goods;
(x)    Instruments;
(xi)    Intellectual Property (including all registered-for or applied-for Intellectual Property described on Schedule 9.01(a)(xi));
(xii)    Inventory;
(xiii)    Investment Property;
(xiv)    Letter-of-Credit Rights;

(xv)    all real Property (including all Material Real Property);
(xvi)    Software;
(xvii)    Supporting Obligations;
(xviii)    Money, policies, and certificates of insurance, deposits, cash or other property;
(xix)    [Reserved];
(xx)    Upon entry of the Final Order, the proceeds of all avoidance actions under chapter 5 of the Bankruptcy Code or otherwise;
(xxi)    All litigation claims;
(xxii)    All books, records, and information relating to any of the foregoing or to the operation of any DIP Loan Party’s business, and all rights of access to such books, records, and information, and all property in which such books records and information are stored, recorded and maintained;
(xxiii)    Insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds and premium rebates arise out of any of the foregoing enumerated DIP Collateral or otherwise;
(xxiv)    Liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing enumerated DIP Collateral, including the right of stoppage in transit; and
(xxv)    Any of the foregoing whether now owned or now due, or in which any DIP Loan Party has an interest, or hereafter acquired, arising, or to become due, or in which any DIP Loan Party obtains an interest, and all products, Proceeds, substitutions, and Accessions of or to any of the foregoing;
provided that the foregoing shall not include Excluded Assets.
SECTION 9.02     Perfection of Security Interests.
(a)    Each DIP Loan Party hereby irrevocably authorizes the Agent and its Affiliates, counsel, and other representatives, at any time and from time to time, to file in the name of such DIP Loan Party or otherwise and without separate authorization or authentication of such DIP Loan Party appearing thereon, such UCC financing statements or continuation statements as the Required DIP Lenders may reasonably deem necessary or reasonably appropriate to further perfect or maintain the perfection of the DIP Liens, and such financing statements and amendments may describe the DIP Collateral covered thereby as “all of the debtor's personal property and assets” or words to similar effect, whether now owned or hereafter acquired, notwithstanding that such description may be broader in scope than the DIP Collateral described in this Agreement. Without limiting the generality of the foregoing, nothing herein shall require the Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any DIP Collateral in its possession and the accounting for moneys actually received by it hereunder or under the other DIP Loan Documents) and such responsibility shall be solely that of the DIP Loan Parties.
(b)    Each DIP Loan Party hereby also authorizes the Agent and its Affiliates, counsel, and other representatives, at any time and from time to time, to execute and file any and all agreements, instruments, documents and papers as the Agent may reasonably request to evidence the DIP Lien of the Agent in any Patent, Trademark or Copyright application, any resulting Patent, Trademark or Copyright and the goodwill or Accounts and General Intangibles of such DIP Loan Party relating thereto or represented thereby. Each DIP Loan Party agrees that, except to the extent that any filing office requires otherwise, any reproduction of this Agreement or of a financing statement is sufficient as a financing statement. The DIP Loan Parties shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other assignment documents concerning the DIP Collateral.
(c)    The DIP Liens are granted as security only and shall not subject the Agent or any DIP Lender to, or in any way alter or modify, any obligation or liability of any DIP Loan Party with respect to or arising out of the DIP Collateral.
(d)    Notwithstanding anything herein or in any other DIP Loan Document to the contrary, or any failure on the part of any DIP Loan Party or the Agent to take any of the actions set forth in such subsections, the DIP Liens and security interests granted herein shall be and are valid, enforceable, and perfected by entry of the Interim Order and the Final Order, as applicable. No financing statement, notice of lien, mortgage, deed of trust, or similar instrument of any kind whatsoever, in any jurisdiction or filing office or otherwise, need be filed or any other action taken in order to validate and perfect the DIP Liens and security interests granted by or pursuant to this Agreement and the Interim Order or the Final Order, as applicable.
SECTION 9.03     Pledged Collateral.
(a)    Delivery of Certificated Securities. Each DIP Loan Party will promptly deliver or cause to be delivered each Instrument and each Certificated Security (other than cash and cash equivalents held in a Controlled Deposit Account or a Controlled Securities Account) to the Agent, accompanied by duly executed stock powers or other instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent and all promissory notes shall be endorsed by the applicable DIP Loan Party or accompanied by a duly executed instrument of transfer or assignment in blank.
(b)    Rights of DIP Loan Parties with Respect to Pledged Collateral. As long as no Default or Event of Default shall have occurred and be continuing and until written notice shall be given by the Agent to the relevant DIP Loan Parties of its intent to exercise its corresponding rights in accordance with Section 7.03:
(i)    Each DIP Loan Party shall be entitled to vote, give consents, and have all other consensual rights with respect to any pledged Equity Interests, or any part thereof for all purposes not inconsistent with the provisions of this Agreement or any other DIP Loan Document, and the Agent shall execute and deliver (or cause to be executed and delivered) to the relevant DIP Loan Party all such reasonable proxies and other instruments as such DIP Loan Party may reasonably request for the purpose of enabling such DIP Loan Party to reasonably exercise the voting and other rights that it is entitled to exercise pursuant to this Agreement; and
(ii)    As long as no Default or Event of Default shall have occurred and be continuing each DIP Loan Party shall be entitled, from time to time, to collect, receive and retain for its own use, but subject in all cases to the DIP Liens, any and all cash dividends, distributions, principal and interest paid in respect of the pledged Equity Interests or notes to the extent permitted in this Agreement, other than any and all dividends, interest, principal or other distributions paid or payable other than in cash in respect of any DIP Collateral, and Instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any pledged Collateral whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any pledged Equity Interests or received in exchange for pledged Equity Interests or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise.
(iii)    Upon the occurrence and during the continuance of an Event of Default, all dividends and interest and all other distributions in respect of any of the Equity Interests or notes, whenever paid or made, shall be delivered to the Agent to hold as pledged DIP Collateral and shall, if received by any DIP Loan Party, be received in trust for the benefit of the Agent, and promptly (but not less than one Business Day after receipt thereof) deposited in the DIP Loan Proceeds Deposit Account.
SECTION 9.04     Agent’s and DIP Lenders’ Rights; Limitations on Agent’s and DIP Lenders’ Obligations.
(a)    Subject to each DIP Loan Party’s rights and duties under the Bankruptcy Code (including section 365 thereof), it is expressly agreed by each DIP Loan Party that, anything herein or in any other DIP Loan Document to the contrary notwithstanding, each DIP Loan Party shall remain liable under each of its respective Contractual Obligations incurred after the Petition Date or assumed with the consent of the Required DIP Lenders and Bankruptcy Court approval to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither the Agent nor any DIP Lender shall have any obligation or liability under any Contractual Obligation by reason of or arising out of this Agreement or any other DIP Loan Document or the granting herein of any DIP Lien thereon or the receipt by the Agent or any DIP Lender of any payment relating to any Contractual Obligation pursuant hereto. Neither the Agent nor any DIP Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any DIP Loan Party under or pursuant to any Contractual Obligation, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contractual Obligation, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
(b)    At any time after an Event of Default has occurred and is continuing, after giving notice to the relevant DIP Loan Party of its intent to do so, the Agent may (as the direction of the Required DIP Lenders) notify each of such DIP Loan Party’s Account Debtors and all other Persons obligated on any of the DIP Collateral that the Agent has a security interest therein, and that payments shall be made (i) directly to the Agent (by instructing that such payments be remitted by direct wire transfer to the Agent or to a post office box which shall be in the name and under the control of the Agent or (ii) to one or more other banks in the United States (by instructing that such payments be remitted by direct wire transfer to, or to a post office box which shall be in the name and under the control of, such bank) subject to a deposit account control agreement. Once any such notice has been given to any Account Debtor or other Person obligated on the DIP Collateral, none of the DIP Loan Parties shall give any contrary instructions to such Account Debtor or other Person without the Agent’s prior written consent.
(c)    At any time after a Default or Event of Default has occurred and is continuing, the Agent may in the Agent’s own name, in the name of a nominee of the Agent, or in the name of any DIP Loan Party (in each case, at the direction of the Required DIP Lenders) communicate with (and such DIP Loan Party hereby authorizes the Agent to so notify) each Account Debtor to verify with such Persons, to the Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper and Payment Intangibles, and that such DIP Collateral has been assigned to the Agent hereunder for the benefit of the DIP Lenders, and that any payments due or to become due in respect of such Collateral are to be made directly to the Agent or any other designee on its behalf.
SECTION 9.05     Covenants of the DIP Loan Parties with Respect to Collateral. Without limiting any DIP Loan Party’s covenants and agreements contained in this Agreement and the other DIP Loan Documents, each DIP Loan Party covenants and agrees with the Agent, for the benefit of the Agent and the DIP Lenders, that from and after the date of this Agreement and until the Termination Date:
(a)    Further Assurances; Pledge of Instruments; Chattel Paper.
(i)    At any time and from time to time, upon the reasonable written request of the Agent (at the direction of the Required DIP Lenders) and at the sole expense of such DIP Loan Party, such DIP Loan Party shall promptly and duly execute and deliver any and all such further instruments and documents and take such further actions (including the filing and recording of financing statements and other documents) as the Agent may reasonably require (at the direction of the Required DIP Lenders) to obtain the full benefits of this Agreement and of the rights and powers herein granted with respect to the DIP Collateral, including using its commercially reasonable efforts to enforce the security interests granted hereunder, and filing any financing or continuation statements under the UCC in effect in any jurisdiction with respect to the DIP Liens granted hereunder or under any other DIP Loan Document.
(ii)    (A) Without the prior written consent of the Agent, such DIP Loan Party will not (x) sell, assign, transfer, pledge the pledged DIP Collateral (except as permitted by this Agreement) or (y) otherwise encumber any of its rights in or to the pledged DIP Collateral (except for Permitted Liens), or any unpaid dividends, interest or other distributions or payments with respect to the pledged DIP Collateral or grant any Lien in any of the pledged DIP Collateral, unless otherwise expressly permitted by this Agreement; (B) upon the written request of the Agent, each DIP Loan Party will, at its expense, promptly execute and deliver all such further instruments and take all such further actions as the Agent from time to time may reasonably request in order to ensure to the Agent and DIP Lenders the security interests to and DIP Liens on the pledged DIP Collateral granted hereby are perfected; and (C) in the case of each DIP Loan Party that is an issuer of any pledged DIP Collateral, such DIP Loan Party agrees that after a Default or Event of Default it will comply with instructions of the Agent (acting at the direction of the Required DIP Lenders) with respect to the Equity Interests of such issuer without further consent by the applicable DIP Loan Party.
(iii)    Unless such DIP Collateral has been delivered to the Agent pursuant to Section 9.03(a), such DIP Loan Party will promptly deliver or cause to be delivered to the Agent all DIP Collateral consisting of negotiable Documents or Instruments (collectively having a value in excess of $100,000 or more), certificated Equity Interests, or Chattel Paper (collectively having a value in excess of $100,000 or more), in each case, accompanied by stock powers, allonges, and other instruments of transfer reasonably requested by the Agent executed in blank) promptly and in any event within ten Business Days) after such DIP Loan Party receives the same.

(iv)    Each DIP Loan Party shall, upon obtaining ownership of any additional negotiable Document or Instrument, Equity Interest, or Chattel Paper required to be pledged to the Agent pursuant to clause (iii) above, which is not listed on Schedule 9.05 on the date hereof, promptly deliver such Equity Interest, notes and Instruments to the Agent; provided that any and all such additional negotiable Documents and Instruments, Equity Interests, and Chattel Paper shall constitute DIP Collateral, subject in all respects to the DIP Liens securing the DIP Obligations, regardless of whether they are actually delivered to the Agent.
(v)    [Reserved.]
(vi)    [Reserved.]
(vii)    If such DIP Loan Party is or becomes the beneficiary of a letter of credit, such DIP Loan Party shall promptly (and in any event within five Business Days after becoming a beneficiary) notify the Agent thereof and, unless otherwise consented by the Agent (at the direction of the Required DIP Lenders), cause the issuer or confirmation bank, as applicable, to consent to the assignment of any Letter-of-Credit Rights to the Agent and agree to direct all payments thereunder to the DIP Loan Proceeds Deposit Account, all in form and substance reasonably satisfactory to the Agent; provided that any and all such letters of credit and related Letter-of-Credit Rights shall constitute DIP Collateral, subject in all respects to the DIP Liens securing the DIP Obligations, regardless of whether the foregoing actions are actually taken by such DIP Loan Party.
(viii)    At any time (A) upon the Agent’s reasonable written request or (B) if an Event of Default has occurred and is continuing, unless the Agent has otherwise consented in writing (which consent may be revoked), such DIP Loan Party shall take all steps necessary to grant the Agent control of all Electronic Chattel Paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act; provided that any and all such Electronic Chattel Paper shall constitute DIP Collateral, subject in all respects to the DIP Liens securing the DIP Obligations, regardless of whether the foregoing actions are actually taken by such DIP Loan Party.
(ix)    Such DIP Loan Party shall promptly, and in any event within ten Business Days after the same is acquired by it, notify the Agent of Commercial Tort Claims in excess of $100,000, individually or in the aggregate, acquired by it and unless otherwise consented by the Agent (at the direction of the Required DIP Lenders), such DIP Loan Party shall enter into a supplement to this Agreement, granting to the Agent a DIP Lien in and on such Commercial Tort Claim and adding such Commercial Tort Claim to Schedule 9.01(a)(iii) containing a specific description of such Commercial Tort Claim, in each case, in form and substance reasonably satisfactory to the Agent, and take any other actions reasonably requested by the Agent; provided that any and all such Commercial Tort Claims shall constitute DIP Collateral, subject in all respects to the DIP Liens securing the DIP Obligations, regardless of whether the foregoing actions are actually taken by such DIP Loan Party.
(b)    Covenants Regarding Patent, Trademark and Copyright Collateral.
(i)    Such DIP Loan Party shall (and shall cause all its licensees to) (A) (1) use commercially reasonable efforts to maintain Trademarks in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use except for any abandonments that are in the ordinary course of business, consistent with past practice and conduct, (2) use commercially reasonable efforts to maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Law, (4) not file for registration any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless the Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement and (B) not do any act or omit to do any act whereby (1) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (2) any Patent may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (3) any portion of the Copyrights may become invalidated, otherwise impaired or fall into the public domain or (4) any Trade Secret may become publicly available or otherwise unprotectable, except in the ordinary course of business, consistent with past practice.
(ii)    Such DIP Loan Party shall notify the Agent immediately if it knows, or has reason to know, that any application or registration relating to any Borrower Intellectual Property may become forfeited, misused, unenforceable, abandoned, or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or such DIP Loan Party’s ownership of, interest in, right to use, register, own or maintain any Borrower Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any applicable filing office). Such DIP Loan Party shall take all actions that are necessary or reasonably requested by the Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each Patent registration and recordation.
(iii)    Such DIP Loan Party shall not knowingly do any act or omit to do any act to infringe, misappropriate, dilute, violate, or otherwise impair in any material respect the Intellectual Property of any other Person. In the event that any Intellectual Property of such DIP Loan Party is or has been infringed, misappropriated, violated, diluted, or otherwise impaired by a third party, such DIP Loan Party shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including promptly bringing suit and recovering all damages therefor, together with any other and further action reasonably requested by the Agent (at the direction of the Required DIP Lenders).
(c)    Notices. Such DIP Loan Party will advise the Agent and the DIP Lenders promptly, in reasonable detail, of any Lien on or claim made or asserted against any DIP Collateral of which it has knowledge, which could (individually or in the aggregate) reasonably be expected to have or result in a Material Adverse Effect on the DIP Collateral or the ability of the Agent to exercise any of its remedies hereunder.
(d)    Organizational and Collateral Location Changes; No Reincorporation. Such DIP Loan Party will give the Agent at least ten (10) calendar days prior written notice of any change to the information set forth on Schedule 3.03 to the extent needed to make Schedule 3.03 up to date and accurate. Such DIP Loan Party shall not effect any such change unless it has taken all steps necessary or reasonably required by the Agent (at the direction of the Required DIP Lenders) to maintain continued perfection of the Agent’s security interest in the DIP Collateral (including all DIP Liens, for its benefit and for the benefit of the DIP Lender) with the same priority as prior to such change. Without limiting the prohibitions on mergers involving any DIP Loan Party as contained in this Agreement, none of the DIP Loan Parties shall reincorporate or reorganize itself under the Laws of any jurisdiction, other than the jurisdiction in which it is incorporated or organized as of the date hereof, without the prior written consent of the Agent (at the direction of the Required DIP Lenders).
(e)    Maintenance of Security Interest. Such DIP Loan Party shall promptly notify the Agent in writing of its acquisition of any interest hereafter in property that is of a type where a security interest or lien must be registered, recorded, or filed under, or notice thereof given under, any federal statute or regulation. Such DIP Loan Party shall maintain the security interest created by this Agreement as a perfected security interest having the priority of the DIP Liens described in this Agreement and shall defend such security interest and such priority against the claims and demands of any and all Persons.
(f)    Use of Collateral. Such DIP Loan Party will do nothing to impair the rights of the Agent or the DIP Lenders in any of the DIP Collateral, it being understood and agreed that permitted uses hereunder shall not impair the rights of the Agent or DIP Lenders in the DIP Collateral so permitted to be used. Such DIP Loan Party will not use or permit any DIP Collateral to be used unlawfully or in violation of any provision of applicable law, or any insurance policy covering any of the DIP Collateral.
SECTION 9.06     [Reserved.]
SECTION 9.07     Agent’s Appointment as Attorney-in-Fact.

(a)    Until the discharge of all of the DIP Obligations, each DIP Loan Party hereby irrevocably appoints the Agent and any officer or sub-agent thereof as its true and lawful attorney-in-fact, with full power of substitution, in the name of such DIP Loan Party, the Agent, the DIP Lenders, or otherwise, for the sole use and benefit of the Agent and the DIP Lenders, but at such DIP Loan Party’s expense, to the extent permitted by law, to exercise at any time and from time to time while an Event of Default has occurred and is continuing all or any of the following powers with respect to all or any of the DIP Collateral (such power, being coupled with an interest, is irrevocable until the discharge of all of the DIP Obligations):
(i)    To take any and all appropriate action and to execute any and all documents and instruments which may be necessary or reasonably desirable to carry out the terms of this Agreement or any other DIP Loan Document (including the Interim Order and Final Order);
(ii)    To receive, take, endorse, assign, and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable Instruments taken or received by such DIP Loan Party as, or in connection with, the DIP Collateral;
(iii)    To accelerate any Account which may be accelerated in accordance with its terms, and to otherwise demand, sue for, collect, receive and, give acquittance for any and all monies due or to become due on or by virtue of any DIP Collateral;
(iv)    To commence, settle, compromise, compound, prosecute, defend, or adjust any Commercial Tort Claim, suit, action, investigation, or other proceeding with respect to, or in any way in connection with, any of the DIP Collateral;
(v)    To sell, transfer, assign, liquidate, or otherwise monetize or deal in or with the any of DIP Collateral or the Proceeds, products, or avails thereof, including, without limitation, for the implementation of any assignment, lease, license, sublicense, grant of option, sale, transfer, or other disposition of any Patent, Trademark, Copyright or Software or any action related thereto, as fully and effectually as if the Agent were the absolute owner thereof;
(vi)    Pay or discharge taxes and Liens levied or placed on or threatened against the DIP Collateral;
(vii)    Sign and endorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtor, assignment, verification, notice, and other document with respect to, or in any way in connection with, any of the DIP Collateral;
(viii)    Obtain and adjust insurance maintained by such DIP Loan Party or paid to the Agent;

(ix)    Commence and prosecute any suits, actions, or other proceedings at law or in equity in any court of competent jurisdiction to collect the DIP Collateral or any portion thereof and to enforce any other right or remedy in respect of any DIP Collateral;
(x)    Defend, at the expense of such DIP Loan Party, any suit, action, investigation, or other proceeding brought against such DIP Loan Party with respect to any of the DIP Collateral;;
(xi)    To extend the time of payment of any or all of the DIP Collateral and to make any allowance and other adjustments with respect thereto;
(xii)    Settle, compromise, or adjust any such suit, action, investigation, or other proceeding and, in connection therewith, give such discharges or releases as the Agent may (at the direction of the Required DIP Lenders) deem appropriate (with such DIP Loan Party’s consent (not to be unreasonably withheld or delayed) to the extent such action or its resolution could materially affect such DIP Loan Party or any of its affiliates in any manner other than with respect to its continuing rights in such DIP Collateral;
(xiii)    Credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the DIP Collateral in accordance with Section 8.11(c); and
(xiv)    To do, at its option (at the direction of the Required DIP Lenders), but at the expense of such DIP Loan Party, at any time or from time to time, all other acts and things which the Agent reasonably deems necessary to protect or preserve the DIP Collateral and to realize upon the DIP Collateral.
Except to the extent otherwise expressly permitted herein, the Agent shall not exercise any rights under the power of attorney provided for in this Section 9.07(a) unless an Event of Default shall have occurred and be continuing.
(b)    If any DIP Loan Party fails to perform or comply with any of its agreements contained herein, the Agent, at its option (at the direction of the Required DIP Lenders), but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement. Performance of such DIP Loan Party’s obligations as permitted under this Section 9.07 shall in no way constitute a violation of the automatic stay provided by Bankruptcy Code section 362 and each DIP Loan Party hereby waives applicability thereof. Moreover, the Agent shall in no way be responsible for the payment of any costs incurred in connection with preserving or disposing of any DIP Collateral pursuant to Bankruptcy Code section 506(c) and the DIP Collateral may not be charged for the incurrence of any such cost or otherwise surcharged.

(c)    The expenses of the Agent incurred in connection with actions undertaken as provided in this Section 9.07, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due DIP Loans under this Agreement, from the date of payment by the Agent to the date reimbursed by the relevant DIP Loan Party, shall be payable by such DIP Loan Party to the Agent on demand and shall constitute DIP Obligations hereunder for all purposes.
(d)    Each DIP Loan Party hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.
SECTION 9.08     [Reserved.]
SECTION 9.09     Grant of License to Use Property; Intellectual Property.
(a)    For the purpose of enabling the Agent to exercise rights and remedies under Section 9.03 hereof (including, without limitation, in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, lease, license, assign, give an option or option to purchase, or otherwise dispose of any DIP Collateral) at such time as the Agent shall be lawfully entitled to exercise such rights and remedies and upon the occurrence and during the continuance of an Event of Default, each DIP Loan Party hereby grants the Agent, for the benefit of the Agent and the DIP Lenders, subject to the provisions of any applicable IP License, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such DIP Loan Party) to use, license, or sublicense any Intellectual Property now owned or hereafter acquired by such DIP Loan Party, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof and an irrevocable license (exercisable without payment of rent or other compensation to such DIP Loan Party) to use and occupy all real estate owned or leased by such DIP Loan Party.
(b)    For the purpose of enabling the Agent to exercise rights and remedies under Section 9.03 hereof (including, without limitation, in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, lease, license, assign, give an option or option to purchase, or otherwise dispose of any DIP Collateral) at such time as the Agent shall be lawfully entitled to exercise such rights and remedies and upon the occurrence and during the continuance of an Event of Default, the Agent may:
(i)    Subject to the express terms of any valid and enforceable restriction in favor of a Person who is not a DIP Loan Party that prohibits, or requires any consent or establishes any other conditions for, an assignment thereof, license, or sublicense, whether general, special, or otherwise, and whether on an exclusive or non-exclusive basis, any Patent, Trademark, or Copyright included in the DIP Collateral throughout the world for such term or terms, on such conditions, and in such manner as the Agent shall in its sole discretion (at the direction of the Required DIP Lenders) determine;
(ii)    Without assuming any obligations or liability thereunder, at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of any DIP Loan Party in, to, and under any License and take or refrain from taking any action under any provision thereof;
(iii)    Request that each DIP Loan Party use its best efforts to obtain all requisite consents or approvals by the licensor or sublicensor of each License to effect the assignment of all of such DIP Loan Party’s right and title to and interest in the same to the Agent or its designee (for the benefit of the DIP Lenders) and will execute and deliver to the Agent a power of attorney, in form and substance reasonably satisfactory to the Agent, for the implementation of any lease, assignment, License, sublicense, grant of option, sale, or other disposition of any Patent, Trademark, or Copyright; and
(iv)    Direct any DIP Loan Party to refrain, in which event each such DIP Loan Party shall refrain, from using or practicing any Trademark, Patent, or Copyright in any manner whatsoever, directly or indirectly, and shall, if requested by the Agent, change such DIP Loan Party’s name to eliminate therefrom any use of any Trademark and will execute such other and further documents as the Agent may request to further confirm this change and transfer ownership of the Trademarks, Patents, Copyrights, and registrations and any pending applications therefor to the Agent.
(c)    In the event of any disposition following the occurrence and during the continuance of any Event of Default, each DIP Loan Party shall supply its know-how and expertise relating to the manufacture and sale of the products or services bearing Trademarks or the products, services, or works made or rendered in connection with or under Patents, Trademarks, or Copyrights, and its customer lists and other records relating to such Patents, Trademarks or Copyrights and to the distribution of said products, services, or works, to the Agent.
SECTION 9.10     Limitation on Agent’s and DIP Lenders’ Duties in Respect of Collateral.
(a)    The Agent’s sole duty with respect to the custody, safekeeping, and physical preservation of the DIP Collateral in its possession, under UCC Section 9-207 or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account.
(b)    The Agent and each DIP Lender shall use reasonable care with respect to the DIP Collateral in its possession or under its control. Neither the Agent nor any DIP Lender shall have any other duty as to any DIP Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent or such DIP Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.
(c)    The Agent shall be deemed to have exercised reasonable care in the custody and preservation the DIP Collateral in its possession if the DIP Collateral is accorded treatment substantially equal to that which it accords its own property. The Agent shall not be liable or responsible for any loss or damage to any of the DIP Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee, or other agent or bailee reasonably selected by the Agent.
(d)    The powers conferred on the Agent and the DIP Lenders hereunder are solely to protect the Agent’s and DIP Lenders’ interests in the DIP Collateral and shall not impose any duty upon the Agent or any DIP Lender to exercise any such powers. The Agent and the DIP Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees, or agents shall be responsible to any DIP Loan Party for any act or failure to act hereunder, except for their own gross negligence or willful misconduct, as adjudged by a court of competent jurisdiction in a file and non-appealable order.
SECTION 9.11     Authorized Terminations.
(a)    Upon any sale or other transfer by any DIP Loan Party (other than any sale or transfer to another DIP Loan Party) of any DIP Collateral that is permitted under this Agreement or upon the effectiveness of any written consent to the release of the security interest granted hereby in any DIP Collateral pursuant to Section 11.02, the security interest in such Collateral shall be automatically released and such DIP Collateral sold free and clear of the DIP Lien and security interests created hereby, which DIP Liens and other security interests shall, for the avoidance of doubt, automatically attach to the proceeds of such sale or other transfer.
(b)    Following the Termination Date or the release pursuant to clause (a) above, the Agent shall promptly, at the expense of the relevant DIP Loan Party, execute and deliver to such DIP Loan Party all documents that such DIP Loan Party shall reasonably request and prepare to evidence such termination or release, including mortgage releases and authorization to file termination statements and releases in accordance with UCC Section 9-513(c). Any execution and delivery of documents pursuant to this Section 9.11(b) shall be without recourse to or warranty by the Agent or DIP Lenders.
SECTION 9.12     Modifications.
(a)    The Liens (including all DIP Liens), lien priority, administrative priorities (including the super-priority of all claims with respect to the DIP Obligations), and other rights and remedies granted to the Agent for the benefit of the DIP Lenders pursuant to this Agreement and the other DIP Loan Documents (including the Interim Order or the Final Order, as applicable) shall not be modified, altered, or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by any of the DIP Loan Parties (pursuant to Bankruptcy Code section 364 or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such financing, extension, incurrence, dismissal, conversion, act or omission:
(i)    No cost or expense of administration that has been or may be incurred in any of the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claim is or will be prior to or on a parity with the super-priority administrative claims (other than the Carve-Out and Permitted Senior Liens) in respect of any DIP Obligation;
(ii)    The liens and security interests granted herein and in the other DIP Loan Documents (including all DIP Liens) shall constitute valid and perfected first-priority Liens and security interests (subject only to the Permitted Liens), and shall be prior to all other liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever (subject only to the Permitted Senior Liens); and
(iii)    The Liens and security interests granted hereunder and under any other DIP Loan Document (including all DIP Liens) shall continue valid and perfected without the necessity that financing statements be filed or that any other action be taken under applicable non-bankruptcy law.
(b)    Notwithstanding any failure on the part of any DIP Loan Party, the Agent, or any DIP Lender to perfect, maintain, protect, or enforce the Liens and security interests (including any DIP Lien) in the DIP Collateral granted hereunder, the Interim Order or the Final Order (as applicable) shall automatically and, without further action by any Person, perfect such Liens and security interests against the DIP Collateral.
ARTICLE X

GUARANTY
SECTION 10.01     Guaranty. To induce the DIP Lenders to make the DIP Loans, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, on the Maturity Date or any earlier Termination Date, by reason of acceleration or otherwise in accordance with any DIP Loan Document, of all the DIP Obligations of the Borrower, whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection.

SECTION 10.02     Limitation of Guaranty. Any term or provision of this Guaranty or any other DIP Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other DIP Loan Document, as it relates to such Guarantor, subject to avoidance under applicable Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, and Bankruptcy Code section 548 or any applicable provisions of comparable Requirements of Law) (collectively, the “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of the Fraudulent Transfer Laws shall take into account the right of contribution established in Section 10.03 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.
SECTION 10.03     Contribution. To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor from the DIP Loans and other DIP Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor and the DIP Loan Parties had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors and the DIP Loan Parties on such date, then such Guarantor and the DIP Loan Parties shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date; provided however that any such claim of one Guarantor against another Guarantor or any of the DIP Loan Parties shall be subject and subordinate to the prior, indefeasible payment of the DIP Obligations and, until the DIP Obligations have been so paid, no payment may be made on any such any such claim and no such may be brought by any of the DIP Loan Parties against another.
SECTION 10.04     Authorization; Other Agreements. The DIP Lenders are hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:
(a)    Modify, amend, supplement or otherwise change, accelerate or otherwise change the time of payment, or waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any DIP Loan Document;
(b)    Apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the DIP Loan Documents;

(c)    Refund at any time any payment received by any DIP Lender in respect of any Guaranteed Obligation;
(d)    Sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any DIP Collateral for any Guaranteed Obligation or any other guaranty therefor in any manner; receive, take, and hold additional DIP Collateral to secure any Guaranteed Obligation; add, release, or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof; and otherwise deal in any manner with the Borrower and any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and
(e)    Settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.
SECTION 10.05     Guaranty Absolute and Unconditional. Each Guarantor hereby waives and agrees not to assert any defense, whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute, and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by the Agent (at the direction of the Required DIP Lenders):
(a)    The invalidity or unenforceability of any obligation of the Borrower or any other Guarantor under any DIP Loan Document or any other agreement or instrument relating thereto (including any amendment, consent, or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;
(b)    The absence of any attempt to collect any Guaranteed Obligation or any part thereof from the Borrower or any other Guarantor or other action to enforce the same, or any action to enforce any DIP Loan Document or any DIP Lien thereunder;
(c)    The failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any DIP Collateral;
(d)    Any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation, or dissolution by or against the Borrower, any other Guarantor, or any of the Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action, or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e)    Any foreclosure, whether or not through judicial sale, and any other Sale of any DIP Collateral or any election following the occurrence of an Event of Default by the Agent or any DIP Lender to proceed separately against any DIP Collateral in accordance with the Agent’s or such DIP Lender’s rights under any applicable Law; or
(f)    Any other defense, setoff, counterclaim, or any other circumstance that may otherwise constitute a legal or equitable discharge of the Borrower, any other Guarantor, or any of the Borrower’s other Subsidiaries, in each case other than the payment in full of the Guaranteed Obligations.
SECTION 10.06     Waivers. Each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff, or counterclaim based on diligence, promptness, presentment, requirements for any demand, or notice hereunder, including (without limitation) any of the following: (a) any demand for payment or performance and protest and notice of protest, (b) any notice of acceptance, (c) any presentment, demand, protest, or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable, and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor. Each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against the Borrower or any other Guarantor by reason of any DIP Loan Document or any payment made thereunder until the DIP Obligations have been satisfied in full in cash or (y) assert any claim, defense, setoff, or counterclaim it may have against any other DIP Loan Party or setoff any of its obligations to such other DIP Loan Party against obligations of such DIP Loan Party to such Guarantor. No obligation of any Guarantor hereunder shall be discharged other than by complete performance.
SECTION 10.07     Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, each other Guarantor, and any other guarantor and maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that no DIP Lender shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any DIP Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such DIP Lender shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such DIP Lender, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosure of such information or any other information to any Guarantor.

ARTICLE XI

MISCELLANEOUS
SECTION 11.01     Notices.
(a)    Notices Generally. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to the applicable party hereto as provided in Schedule 11.01. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in Section 11.01(b) below shall be effective as provided therein.
(b)    Electronic Communications. Notices and other communications to the DIP Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided, that the foregoing shall not apply to notices to any DIP Lender pursuant to Article II if such DIP Lender has notified the Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II hereof by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement); and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (i) above, of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice, e-mail, or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address. Each of the Borrower and the Agent may change its address, telephone number, or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each DIP Lender may change its address, telephone number, or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each DIP Lender agrees to notify the Agent from time to time to ensure that the Agent has on record an effective address, contact name, telephone number, and electronic mail address to which notices and other communications may be sent and accurate wire transfer instructions for such DIP Lender.
(d)    [Reserved.]
(e)    [Reserved.]
(f)    Reliance by Agent and DIP Lenders. The Agent and the DIP Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, each DIP Lender, and the Related Parties of each of them for all losses, costs, expenses, and liabilities resulting from the reliance of such Person on each notice purportedly given by or on behalf of the Borrower; provided that such indemnity shall not, as to the Agent, such DIP Lender, or such Related Party, be available to the extent that such losses, costs, expenses, and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent, such DIP Lender, or such Related Party, as applicable.
SECTION 11.02     Waivers; Amendments.
(a)    No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Agent or any DIP Lender in exercising any right, remedy, power, or privilege hereunder or under any other DIP Loan Document shall operate as a waiver thereof, and no single or partial exercise of any such right, remedy, power, or privilege, or any abandonment or discontinuance of steps to enforce such a right, remedy, power, or privilege, shall preclude any other or further exercise thereof or the exercise of any other right remedy, power, or privilege. The rights, remedies, powers, and privileges of the Agent and the DIP Lenders hereunder and under the DIP Loan Documents are cumulative and are not exclusive of other rights, remedies, powers, or privileges that any such Person does or would otherwise have.
Notwithstanding anything to the contrary contained herein or in any other DIP Loan Document, the authority to enforce rights and remedies hereunder and under the other DIP Loan Documents against the DIP Loan Parties shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.01 for the benefit of all the DIP Lenders; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent and any sub-agent thereof) hereunder and under the other DIP Loan Documents, (ii) any DIP Lender from exercising setoff rights in accordance with

Section 11.08 (subject to the terms of Sections 2.16 and 7.08), or (iii) any DIP Lender from filing proofs of claim or appearing and submitting motions, objections, or other filings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law (including in the Chapter 11 Cases); provided, further, that if at any time there is no Person acting as Agent hereunder and under the other DIP Loan Documents at any time, then (x) the Required DIP Lenders shall have the rights otherwise provided to the Agent pursuant to Section 7.02 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Sections 2.16 and 7.08, any DIP Lender may, with the consent of the Required DIP Lenders, enforce all rights or remedies available to it and as authorized by the Required DIP Lenders.
(b)    Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other DIP Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Required DIP Lenders, and acknowledged by the Agent, or by the Borrower and the Agent with the consent of the Required DIP Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(i)    Extend or increase any DIP Commitment of any DIP Lender without the written consent of such DIP Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any DIP Commitment of any DIP Lender);
(ii)    Reduce the principal of, or rate of interest specified herein on, any DIP Loan or any fees or other amounts payable hereunder or under any other DIP Loan Document, without the written consent of each DIP Lender directly and adversely affected thereby; provided, that only the consent of the Required DIP Lenders shall be necessary to amend Section 2.12(b) or to waive the obligation of the Borrower to pay interest at the rate set forth in Section 2.12(b);
(iii)    Postpone the Maturity Date (or amend the definition thereof) or any date scheduled for any payment of principal of, or interest on, any DIP Loan or any fees or other amounts payable hereunder or under any other DIP Loan Document, or reduce the amount of, waive, or excuse any such payment, without the written consent of each DIP Lender directly and adversely affected thereby;
(iv)    Change Section 2.15(b) or Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each DIP Lender directly and adversely affected thereby;
(v)    Change any provision of this Section or the percentage in the definition of “Required DIP Lenders” or any other provision hereof specifying the number or percentage of DIP

Lenders required to amend, waive, or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each DIP Lender directly and adversely affected thereby;
(vi)    Release all or substantially all of the DIP Collateral or the Borrower or all or substantially all of the Subsidiary Guarantors from their Guarantee of the DIP Obligations of the Borrower, in each case, without the written consent of each DIP Lender, other than a release of DIP Collateral in connection with a “credit bid” otherwise permitted hereunder;
(vii)    Subordinate any of the DIP Obligations or the DIP Liens or other Liens or security interests securing the obligations to any other Indebtedness, obligations, or liabilities or any liens or any security interest securing such other Indebtedness, obligations or liabilities, respectively, without the written consent of each DIP Lender;
(viii)    Amend Section 7.08 without the written consent of each DIP Lender; or
(ix)    Amend the definition of “Milestones” (including, for the avoidance of doubt, the entirety of Section 7.01(o), but subject in all cases to the right of the Required DIP Lenders to waive or extend any Milestone, as set forth therein), “Permitted Going-Concern Sale,” or “Eligible Assignee”;
provided further that no such amendment, waiver or consent shall amend, modify, or otherwise affect the rights or duties hereunder or under any other DIP Loan Document of the Agent, unless in writing executed by the Agent, in each case in addition to the Borrower and the DIP Lenders required above.
Notwithstanding anything herein to the contrary, no Defaulting DIP Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all DIP Lenders or each affected DIP Lender may be effected with the consent of the applicable DIP Lenders other than such Defaulting DIP Lenders, except that the Commitment of any Defaulting DIP Lender may not be increased or extended, or the maturity of any of its DIP Loan may not be extended, the rate of interest on any of its DIP Loans may not be reduced, and the principal amount of any of its DIP Loans may not be forgiven, in each case without the consent of such Defaulting DIP Lender).
In addition, notwithstanding anything herein to the contrary, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a purely technical nature, in each case, in any provision of the DIP Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any DIP Loan Document if the same is not objected to in writing by the Required DIP Lenders to the Agent within ten Business Days following receipt of notice thereof.
SECTION 11.03     Expenses; Indemnity.
(a)    Costs and Expenses. Subject to Section 7.08, the Borrower shall pay or reimburse all reasonable and documented out-of-pocket costs and expenses incurred by each Agent or DIP Lenders, including the reasonable and documented fees, charges, and disbursements of counsel (including one firm of local counsel in each applicable jurisdiction), for the Agent and DIP Lenders (including all Agent Expenses and DIP Lender Professional Fees (whether pursuant to Section 4.01(c), Section 4.02(m), Section 6.16(f), or otherwise), incurred in connection with, arising under, or other related to any DIP Loan Document (including this Agreement), the DIP Loans, the DIP Obligations, the DIP Liens, including (without limitation but for the avoidance of doubt) (i) the preparation, negotiation, execution, delivery, or administration of this Agreement or any other DIP Loan Document, any other document prepared in connection herewith or therewith, or any amendment, modification, or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby, or any of them, shall be consummated), or in connection with any resignation or removal of the Agent, the appointment of any successor Agent, and all matters related thereto or (ii) the enforcement or protection of any and all rights and remedies (whether under this Agreement or any other DIP Loan Document) of the Agent or DIP Lenders, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including in connection with any workout, restructuring or negotiations in respect of the DIP Loans or the DIP Loan Documents, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel). The Borrower acknowledges that the initial DIP Lenders are also holders of a substantial portion of the Borrower’s Prepetition convertible senior subordinated notes and are members of the Ad Hoc Consortium of Holders of TerraVia Holdings, Inc. Convertible Senior Subordinated Notes (the “Consortium”). For the avoidance of doubt, the Borrower’s obligation to pay the reasonable and documented fees, charges, and disbursements of Brown Rudnick, Ashby & Geddes, and GLC hereunder shall include, but not be limited to, the reasonable and documented pre- and postpetition fees, charges, and disbursements of such firms in connection with their representation of the Consortium.
(b)    Indemnification by DIP Loan Parties. The DIP Loan Parties, jointly and severally, shall indemnify each Agent (and any sub-agent thereof), each DIP Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), reasonable and documented disbursements and out-of-pocket fees and expenses (including the fees, charges, and disbursements of one firm of counsel and one firm of local counsel in each applicable jurisdiction for the Agent and one firm of counsel and one firm of local counsel in each applicable jurisdiction for the other Indemnitees (and, in the case of an actual or perceived conflict of interest with respect to such joint representation, as determined in the sole discretion of such affected Person, one additional firm of counsel for each affected Person) of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with or by reason of (i) any actual or prospective claim, litigation, investigation, or proceeding in any way relating to, arising out of, in connection with, or by reason of any of the following, whether based on contract, tort, or any other theory of liability (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, or proceeding) (x) the execution, delivery, enforcement, performance, or administration of any DIP Loan Document or any other document delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (y) any DIP Commitment, any Credit Extension, or the use or proposed use thereof or of the proceeds thereof; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries arising from such ownership or operation, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries (collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation, or proceeding is brought by the Borrower, its equity holders, its Affiliates, its creditors or any other Person. This Section 11.03(b) shall not apply with respect to Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims or costs arising from any non-Tax claims, demands, actions, judgments, or suits.
(c)    Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, no DIP Loan Party or Indemnitee shall assert, and each DIP Loan Party and Indemnitee hereby waives, any claim against any Indemnitee or DIP Loan Party, respectively, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any DIP Loan Document or any other document contemplated thereby, the transactions contemplated thereby, any DIP Commitment or any Credit Extension, the use thereof or of the proceeds thereof or such Indemnitee’s or DIP Loan Party’s respective activities in connection therewith (whether before or after the Closing Date). Notwithstanding the foregoing, nothing in the preceding sentence shall limit the indemnification obligations of the Borrower under Section 11.03(b) with respect to special, indirect, consequential, or punitive damages arising in a third-party claim against an Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials in connection with the DIP Loan Documents or the transactions contemplated thereby, unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(d)    Payments. All amounts due under this Section shall be payable promptly after demand therefor by the relevant Person entitled thereto.
SECTION 11.04     Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no DIP Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each DIP Lender, and no DIP Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.04(b), (ii) by way of participation in accordance with the provisions of Section 11.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.04(e). Any other attempted or purported assignment or transfer by any party hereto shall be null and void ab initio. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.04(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy, or claim whatsoever under or by reason of this Agreement.
(b)    Assignments by DIP Lenders. Any DIP Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the DIP Loans); provided that at all times, the total number of DIP Lenders (and Participants) shall not exceed 99; provided, further that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning DIP Lender’s Commitments and the DIP Loans at the time owing to it or in the case of an assignment to a DIP Lender or an Affiliate of an DIP Lender or an Approved Fund with respect to a DIP Lender, no minimum amount need be assigned and (B) in all other instances, the amount of the Commitment (which for this purpose includes DIP Loans outstanding thereunder) of the assigning DIP Lender, or if the applicable Commitment is not then in effect, the principal outstanding balance of the DIP Loans of the assigning DIP Lender, subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $250,000 unless each of the Agent and, so long as no Event of

Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that contemporaneous assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining where such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning DIP Lender’s rights and obligations under this Agreement with respect to the DIP Loans or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment, except that:
(A)    No DIP Lender shall be permitted to assign all or any portion of such DIP Lender’s unfunded DIP Commitment (except for any assignment to an Affiliate of such DIP Lender or an Approved Fund of such DIP Lender) to any person other than Eligible Assignee prior to the entry of the Final Order, except with the prior written consent of holders of two-thirds of the DIP Loans then outstanding; provided that, in the event that a proposed assignee that otherwise satisfies the requirements hereof is not consented to by such holders of two-thirds of the DIP Loans, the DIP Lenders withholding such consent shall promptly offer (on a pro rata basis, together will all other DIP Lenders that so choose) to acquire the DIP Loans and unfunded DIP Commitment proposed to be assigned on the terms of such bona fide proposal (including as to price) and as otherwise provided herein;
(A)    [Reserved];
(B)    The consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment, unless such assignment is to a DIP Lender, an Affiliate of a DIP Lender, or an Approved Fund; provided, that the Agent shall acknowledge any such assignment; and
(C)    No DIP Lender shall be permitted to assign all or any portion of such DIP Lenders’ unfunded Commitment or DIP Loans to any Person that is not an Eligible Assignee without the prior written consent of each other DIP Lender;
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; provided that (x) the Agent may, in its sole discretion, elect to waive such fee in the case of any assignment and (y) in the case of contemporaneous assignments by any DIP Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments.

(v)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting DIP Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the Pro Rata DIP Share of DIP Loans previously requested but not funded by the Defaulting DIP Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting DIP Lender to the Agent and each other DIP Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable share of all DIP Loans in accordance with its Pro Rata DIP Share; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting DIP Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 11.04(b), then the assignee of such interest shall be deemed to be a Defaulting DIP Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to Section 11.04(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a DIP Lender under this Agreement, and the assigning DIP Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations (including Commitments) under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning DIP Lender’s rights and obligations under this Agreement, such DIP Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.18, Section 2.19, and Section 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting DIP Lender will constitute a waiver or release of any claim of any party hereunder arising from such DIP Lender having been a Defaulting DIP Lender. Any assignment or transfer by a DIP Lender of rights or obligations under this Agreement that does not comply with this Section 11.04(b) shall be treated for purposes of this Agreement as a sale by such DIP Lender of a participation in such rights and obligations in accordance with Section 11.04(d).
(c)    Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Agent’s office in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the DIP Lenders, and the Commitments of, and principal amounts and stated interest of the DIP Loans owing to each DIP Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent evidence of manifest error, and the Borrower, the

Agent, and the DIP Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a DIP Lender hereunder for all purposes under all of the DIP Loan Documents. The Register shall be available for inspection by the Borrower and any DIP Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any DIP Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of such DIP Lender’s rights, obligations, or both under this Agreement (including all or a portion of its Commitments, DIP Loans, or both); provided that:
(i)    Such DIP Lender’s obligations under this Agreement shall remain unchanged;
(ii)    Such DIP Lender shall remain solely responsible to the other parties hereto for the performance of all such obligations;
(iii)    The Borrower, the Agent, and the DIP Lenders shall continue to deal solely and directly with such DIP Lender in connection with such DIP Lender’s rights and obligations under this Agreement; and
(i)    At all time, the aggregate number of DIP Lenders and Participants shall not exceed 99.
For the avoidance of doubt, each DIP Lender shall be responsible for the indemnity under Section 8.06 with respect to any payments made by such DIP Lender to any of its Participants; provided that during the continuance of an Event of Default, DIP Lenders shall be permitted to sell participations in DIP Loans and unfunded Commitments. Any agreement or instrument pursuant to which a DIP Lender sells such a participation shall provide that such DIP Lender shall retain the sole right to enforce this Agreement and the other DIP Loan Documents and to approve any amendment, waiver or consent in respect of any provision thereof; provided that such agreement or instrument may provide that such DIP Lender will not, without the consent of the Participant, agree to any amendment, waiver, or consent described in the first proviso to Section 11.02(b) that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.18 and Section 2.19 (subject to the requirements and limitations thereof (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating DIP Lender)) to the same extent as if it were a DIP Lender and had acquired its interest by assignment pursuant to Section 11.04(b); provided that (x) such Participant agrees to be subject to the provisions of Section 2.22 as if it were an assignee under Section 11.04(b) and (y) a Participant shall not be entitled to receive any greater payments under Section 2.18 or Section 2.19 than the applicable DIP Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation. Each DIP Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a DIP Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a DIP Lender.
Each DIP Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the DIP Loans or other obligations under the DIP Loan Documents (the “Participant Register”); provided that no DIP Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any DIP Commitment, Credit Extension, or other obligations under any DIP Loan Document) except to the extent that such disclosure is necessary to establish that any such Commitment, Credit Extension, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent evidence of manifest error, and such DIP Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.
(e)    Certain Pledges. Any DIP Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such DIP Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such DIP Lender; provided that no such pledge or assignment shall release such DIP Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such DIP Lender as a party hereto.
SECTION 11.05     Survival. All covenants, agreements, representations, and warranties made by the Borrower herein and in any other DIP Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any DIP Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any DIP Loan or any other DIP Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments have not expired or been terminated. The provisions of Section 2.16, Section 2.18, Section 2.19, Article VIII, Section 11.03, and Section 11.15 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment in full of all of the DIP Obligations, the expiration or termination of the Commitments, or the termination of this Agreement or any provision hereof.
SECTION 11.06     Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement and the other DIP Loan Documents (including the Orders), and any separate letter agreements with respect to fees and expenses payable to the Agent and the DIP Lenders (or any of them), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
(b)    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
SECTION 11.07     Severability. If any provision of this Agreement or the other DIP Loan Documents is held to be illegal, invalid, or unenforceable:
(a)    The legality, validity and enforceability of the remaining provisions of this Agreement and the other DIP Loan Documents shall not be affected or impaired thereby; and
(b)    The parties shall endeavor in good-faith negotiations to replace any illegal, invalid, or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of such illegal, invalid, or unenforceable provision.
The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 11.08     Right of Setoff. If an Event of Default shall have occurred and be continuing, each DIP Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such DIP Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other DIP Loan Document

(including all DIP Obligations) to such DIP Lender or its Affiliates, irrespective of whether or not such DIP Lender or Affiliate shall have made any demand under this Agreement or any other DIP Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office, or Affiliate of such DIP Lender different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting DIP Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting DIP Lender from its other funds and deemed held in trust for the benefit of the Agent and the DIP Lenders and (y) such Defaulting DIP Lender shall provide promptly to the Agent a statement describing in reasonable detail the DIP Obligations owing to such Defaulting DIP Lender as to which it exercised such right of setoff. The rights of each DIP Lender and their respective Affiliates hereunder are in addition to other rights and remedies (including other rights of setoff) that such DIP Lender or its Affiliates may have. Each DIP Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 11.09     Governing Law; Jurisdiction.
(a)    Governing Law. This Agreement and the other DIP Loan Documents and any claims, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based on, arising out of, or otherwise relating to this Agreement or such other DIP Loan Document (except, as to any other DIP Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the State of New York. Notwithstanding any other provision of this Section 11.09(a), from and after the Petition Date, the Bankruptcy Court shall have exclusive jurisdiction over any action or dispute involving, relating to or arising out of this Agreement or the other DIP Loan Documents.
(b)    Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Agent, any DIP Lender, or any Related Party of any of the foregoing, in any way relating to this Agreement or any other DIP Loan Document or the transactions relating hereto or thereto, in a forum other than the Bankruptcy Court and the State and Federal courts sitting in New York County, New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in the Bankruptcy Court or such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by

Law. Nothing in this Agreement or in any other DIP Loan Document shall affect any right that the Agent or any DIP Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other DIP Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other DIP Loan Document in any court referred to Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
SECTION 11.10     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DIP LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DIP LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.11     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 11.12     Confidentiality. The Agent and each of the DIP Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed:
(a)    To the extent permitted by any confidentiality or non-disclosure arrangement or agreement existing between the Borrower or such DIP Lender;

(b)    To its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices);
(c)    To the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners);
(d)    To the extent required by applicable Laws or regulations or by any subpoena or similar legal process;
(e)    To any other party hereto;
(f)    In connection with the exercise of any remedies hereunder or under any other DIP Loan Document or any action or proceeding relating to this Agreement or any other DIP Loan Document or the enforcement of rights hereunder or thereunder;
(g)    Subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 11.12 (or as may otherwise be reasonably acceptable to the Borrower), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative, other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder;
(h)    On a confidential basis to (i) any rating agency in connection with rating the Borrower or any of its Subsidiaries or the credit facility established hereby or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility established hereby;
(i)    With the consent of the Borrower; or
(j)    To the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section 11.12, or (y) becomes available to the Agent, any DIP Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any DIP Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that in the case of information received from the Borrower or any of its Subsidiaries after the Closing Date, such information is (x) clearly identified at the time of delivery as confidential and (y) delivered in accordance with the terms of a confidentiality arrangement that is reasonably acceptable to the Borrower and the Agent (as applicable) and any receiving DIP Lender (including with respect to customary “blow-out” provisions relating to such Information; provided further that neither the Borrower nor any of the Subsidiaries shall deliver any such Information to any DIP Lender (or the Agent, as applicable) that has not entered into such mutually acceptable confidentiality arrangements. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 11.13     PATRIOT Act. Each DIP Lender that is subject to the PATRIOT Act and the Agent (for itself and not on behalf of any DIP Lender) hereby notifies each DIP Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such DIP Loan Party, which information includes the name and address of such DIP Loan Party and other information that will allow such DIP Lender or the Agent, as applicable, to identify such DIP Loan Party in accordance with the PATRIOT Act. Each DIP Loan Party shall, promptly following a request by the Agent or any DIP Lender, provide all documentation and other information that the Agent or such DIP Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.
SECTION 11.14     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any DIP Loan, together with all fees, charges and other amounts which are treated as interest on such DIP Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received, or reserved by the DIP Lender holding such DIP Loan in accordance with applicable Law, the rate of interest payable in respect of such DIP Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable in respect of such DIP Loan but were not payable as a result of the operation of this Section 11.14 shall be cumulated and the interest and charges payable to such DIP Lender in respect of other DIP Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such DIP Lender.
SECTION 11.15     Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent or any DIP Lender, or the Agent or any DIP Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such DIP Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law (including the Chapter 11 Cases) or otherwise, then:
(a)    To the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and
(b)    Each DIP Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
SECTION 11.16     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver, or other modification hereof or of any other DIP Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Group Members and any Agent or any DIP Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other DIP Loan Documents, irrespective of whether any Agent or any DIP Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the DIP Lenders are Arm’s-Length Transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the DIP Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory, and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated hereby and by the other DIP Loan Documents; and (b) (i) the Agent and the DIP Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for the Borrower or any of its Affiliates, or any other Person, (ii) none of the Agent or the DIP Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other DIP Loan Documents, and (iii) the Agent and the DIP Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent or the DIP Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any and all claims that it may have against the Agent and the DIP Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories, as of the first date written above.
TERRAVIA HOLDINGS, INC.,
a Debtor and Debtor-in-Possession
under Chapter 11 of the Bankruptcy Code, as Borrower
By:    /s/ Paul Quinlan
Name:    Paul Quinlan
Title:    General Counsel

SOLAZYME MANUFACTURING 1, LLC,
a Debtor and Debtor-in-Possession
under Chapter 11 of the Bankruptcy Code, as a Guarantor
By:    /s/ Paul Quinlan
Name:    Paul Quinlan
Title:    General Counsel

SOLAZYME BRAZIL LLC,
a Debtor and Debtor-in-Possession
under Chapter 11 of the Bankruptcy Code, as a Guarantor
By:    /s/ Paul Quinlan
Name:    Paul Quinlan
Title:    Manager

[Signature Page to Senior Secured Super-Priority Debtor In Possession Credit and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories, as of the first date written above.
WILMINGTON SAVINGS FUND SOCIETY, FSB, in its capacity as administrative agent and collateral agent
By:    /s/ Geoffrey J. Lewis
Name:    Geoffrey J. Lewis
Title:    Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories, as of the first date written above.
WFF Cayman II Ltd.
By:    /s/ Kenneth L. Nadel
Name:    Kenneth L. Nadel
Title:    Authorized Signatory

Please indicate your agreement with the foregoing, as the Borrower and on behalf of all Guarantors, by signing below.
Very truly yours,
Zazove Associates, LLC, on behalf of certain funds and managed accounts
By:     /s/ Steven M. Kleiman__________
Name:     Steven M. Kleiman____________
Title:     General Counsel, Executive Partner

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories, as of the first date written above.

GOTHIC CORPORATION    GOTHIC HSP CORPORATION
/s/ Eric M. Koehrsen______     /s/ Eric M. Koehrsen _________
Name:    Name:
Eric M. Koehrsen
Investment Manager
DUMAC, Inc.
Authorized Agent
Eric M. Koehrsen
Investment Manager
DUMAC, Inc.
Authorized Agent

/s/ Gregory A. Hudgins ____    /s/ Gregory A. Hudgins _______
Name:    Name:
Gregory A. Hudgins Head of Operations
DUMAC, Inc.
Authorized Agent
Gregory A. Hudgins Head of Operations
DUMAC, Inc.
Authorized Agent

GOTHIC JBD LLC    GOTHIC ERP LLC
By: DUMAC, Inc., as Authorized Agent of the Trustee
of the Employee’s Retirement Plan of Duke University

/s/ Eric M. Koehrsen ______    /s/ Eric M. Koehrsen ________

Name:    Name:
Eric M. Koehrsen
Investment Manager
DUMAC, Inc.
Authorized Agent
Eric M. Koehrsen
Investment Manager
DUMAC, Inc.
Authorized Agent

/s/ Gregory A. Hudgins ____    /s/ Gregory A. Hudgins_ _____
Name:    Name:
Gregory A. Hudgins Head of Operations
DUMAC, Inc.
Authorized Agent
Gregory A. Hudgins Head of Operations
DUMAC, Inc.
Authorized Agent

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories, as of the first date written above.
PASSPORT GLOBAL MASTER FUND SPC
LTD. for and on behalf of Portfolio A –
Global Strategy

By:    /s/ Joanne Poile
Name:    Joanne Poile
Title:    Chief Operating Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories, as of the first date written above.
Higher Ground SICAV plc
By:    /s/ Richard Wood
Name:    Richard Wood
Title:    Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories, as of the first date written above.
Lazard Asset Management LLC, in its capacity as investment adviser to certain funds and separately managed accounts
By:    /s/ Gerald B. Mazzari
Name:    Gerald B. Mazzari
Title:    Chief Operating Officer